Exhibit 10.2

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS SHALL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (together with the exhibits and attachments hereto, including the Restructuring Term Sheet (as defined below), as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of November 2, 2026 (the “Execution Date”), is entered into by and among:

(a) Mercer International Inc. (“Mercer”) and certain of its subsidiaries listed on the signature pages hereto (together with Mercer, each a “Company Party” and, collectively, the “Company”); and

(b) the undersigned holders, or investment advisors, sub-advisors, or managers for the accounts of beneficial holders or beneficial holders, which such accounts or beneficial holders such investment advisors, sub-advisors, or managers have authority to bind or direct, of Existing Equity Interests (as defined below) (such undersigned holders of Existing Equity Interests, and investment advisors, sub-advisors, or managers for the accounts of beneficial holders or beneficial holders of Existing Equity Interests, the “Initial Consenting Equityholders”, and together with any such holders of Existing Equity Interests, and investment advisors, sub-advisors, or managers for the accounts of beneficial holders or beneficial holders of Existing Equity Interests, that subsequently become party to this Agreement, solely in their capacity as holders of Existing Equity Interests, or investment advisors, sub-advisors, or managers for the accounts of beneficial holders or beneficial holders of Existing Equity Interests, the “Consenting Equityholders”); provided, that the terms “Initial Consenting Equityholders” and “Consenting Equityholders” (i) with respect to any sub-advised entity, shall not include any portion of such sub-advised entity that is not managed by the investment advisor, sub-advisor, or manager that is executing this Agreement, and (ii) without limiting clause (i) hereof, with respect to an investment manager or investment advisor executing this Agreement, shall only include the funds or accounts over which such investment manager or investment advisor has investment authority, voting discretion, or control for the beneficial holders of Existing Equity Interests as further identified on its signature page to this Agreement or any joinder thereto.

This Agreement collectively refers to the Company Parties and the Consenting Equityholders as the “Parties”, and each of the foregoing individually as a “Party”.

RECITALS

WHEREAS, the Parties have, in good faith and at arm’s length, negotiated or been apprised of the terms of the transactions contemplated in the term sheet attached as Exhibit A hereto (together with the exhibits and attachments thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”) and have agreed to support and pursue the Transactions (as defined below) in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, as of the date hereof, the Initial Consenting Equityholders, in the aggregate, hold, own, or control approximately 50.0% of the aggregate outstanding Existing Equity Interests; and

WHEREAS, this Agreement sets forth the agreement among the Parties concerning their respective commitments, subject to the terms and conditions of this Agreement, to support and implement the Transactions.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS AND INTERPRETIVE MATTERS

Section 1.01 Definitions; Construction.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Restructuring Term Sheet or as otherwise expressly set forth herein. The following terms used in this Agreement are defined as:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, including any other investment fund or pooled investment vehicle now or hereafter existing that shares the same management company with such Person. For the avoidance of doubt, Parties with investments managed by separate Persons shall be deemed to be Affiliates of one another if the Persons who manage their investments are themselves under common control.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 2.01.

“Agreement Effective Period” means, with respect to a Party, the period from (a) the later of (i) the Agreement Effective Date and (ii) the date such Party becomes a Party to this Agreement, as applicable, to (b) the Termination Date.

“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, exchange, extension, sale of all or any material portion of assets, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture, or similar transaction involving all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole), in each case that is a bona fide alternative to the Transactions; provided, that any Transaction that is implemented pursuant to a valid amendment of this Agreement shall not be an Alternative Transaction.

“Applicable Existing Security” has the meaning set forth in Section 5.01(a).

“Automatic Termination Event” has the meaning set forth in Section 4.01(e).

“Backstop Commitment Letter” has the meaning set forth in the Restructuring Term Sheet.

“Backstop Order” means the order entered by the Bankruptcy Court approving and authorizing the Debtors’ entry into the Backstop Commitment Letter and other related documents and procedures.

“Backstop Parties” has the meaning set forth in the Restructuring Term Sheet.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq.

“Bankruptcy Court” has the meaning set forth in the Restructuring Term Sheet.

“Breaching Consenting Equityholder” means a Consenting Equityholder that is in breach in any material respect of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are authorized or required by law to close.

“Canadian ABL Facility” has the meaning set forth in the Restructuring Term Sheet.

“Canadian Standby L/C Facility” has the meaning set forth in the Restructuring Term Sheet.

“Certificate of Designation” means any certificate of designation for the New Convertible Preferred Stock and any other forms of preferred equity on terms consistent with the Convertible Preferred Stock Term Sheet.

“Chapter 11 Cases” has the meaning set forth in the Restructuring Term Sheet.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble hereof.

“Company Parties” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning given to such term in 0.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Equityholders” has the meaning set forth in the preamble hereof.

“Consenting Equityholder Termination Event” has the meaning given to such term in Section 4.01(b).

“Consenting Senior Noteholders” has the meaning set forth in the Consenting Senior Noteholders RSA.

“Consenting Senior Noteholders RSA” means that certain Restructuring Support Agreement (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), dated as of November 2, 2026, by and among the Company Parties and the Consenting Senior Noteholders.

“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Preferred Stock Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Corporate Governance Documents” means, with respect to any Person other than a natural person, the organizational and corporate governance documents for each such Person including limited liability company agreements, operating agreements, certificates of incorporation, certificates of formation, certificates of limited partnership, articles of organization (or equivalent organizational documents), warrant agreements, certificates of designation for preferred stock or other forms of preferred equity, by-laws, partnership agreements, shareholders’ agreements, members’ agreement, or equivalent governing documents.

“Debtor” means any Company Party that commences a Chapter 11 Case.

“Definitive Documents” means, collectively, all documents and agreements governing the Transactions and shall include all documents necessary or reasonably desirable to implement the Transactions, including, but not limited to: (a) the Plan and any and all supplements thereto, including, without limitation, any schedules of assumed or rejected contracts; (b) the disclosure statement (the “Disclosure Statement”) and the solicitation materials and exhibits related thereto (collectively with the Disclosure Statement, the “Solicitation Materials”); (c) the order of the Bankruptcy Court approving such Disclosure Statement and Solicitation Materials and solicitation procedures in connection therewith (the “Disclosure Statement Approval Order”), which may be the Confirmation Order; (d) the Confirmation Order; (e) the Rights Offering Documents, including the Backstop Order; (f) the New ABL Documents; (g) all documents required or advisable under the Canadian ABL Facility and the German RCF, including the Amended Canadian ABL Credit Agreement and related documents, if any; (h) the New Senior Secured Notes Indenture and related documents; (i) the New Corporate Governance Documents; (j) the Registration Rights Agreement; (k) the First Day Orders and Second Day Orders; (l) the Restructuring Transactions Exhibit, if any; (m) any New Intercreditor Agreements; (n) the MIP; and (o) all other material pleadings and other material documents or agreements filed with the Bankruptcy Court in each case, including any amendments, modifications, and supplements thereto; provided, for the avoidance of doubt, that any purely procedural notices or similar filings and related documents are not Definitive Documents.

“Demand Loan Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exchange Act” means the Securities Exchange Act of 1934.

“Execution Date” has the meaning set forth in the preamble hereof.

“Existing Debt” means, collectively, the Senior Notes and the Other Existing Debt.

“Existing Equity Interests” has the meaning set forth in the Restructuring Term Sheet.

“Existing Senior Notes Debt” means the indebtedness and obligations of Mercer and any of its Affiliates under the Senior Notes.

“Existing Senior Notes Documents” means, collectively, the Senior Notes Indentures and all documents and agreements related thereto.

“Fiduciary Out Determination” means a determination by the board of directors, board of managers, or other similar governing body (including any special committee) of any Company Party, each acting reasonably, in good faith after consultation with outside counsel, that proceeding with any of the Transactions, or any of the Company Parties’ obligations hereunder or in connection with any of the Transactions, would be inconsistent with the exercise of its fiduciary duties under applicable law.

“First Day Orders” means any interim or final orders of the Bankruptcy Court granting the relief requested in the first-day pleadings that the Debtors determine are necessary or desirable to file in the Chapter 11 Cases.

“German RCF” has the meaning set forth in the Restructuring Term Sheet.

“Global Termination Event” means any of a Company Termination Event, a Mutual Termination Event, or an Automatic Termination Event.

“Governance Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Governmental Authority” means any supranational, national, state, municipal, local, or foreign government, any court, tribunal, arbitrator or arbitral body (public or private), administrative agency, commission or other governmental official, authority, or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch, or department).

“Initial Consenting Equityholders” has the meaning set forth in the preamble hereof.

“Interest” has the meaning set forth in the Restructuring Term Sheet.

“Latham” means Latham & Watkins LLP.

“Majority Ad Hoc Group” means that certain ad hoc group of holders of Senior Notes Claims, represented by the Majority Ad Hoc Group Advisors.

“Majority Ad Hoc Group Advisors” means (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Majority Ad Hoc Group, (b) Ducera Partners LLC, as financial advisor and investment banker to the Majority Ad Hoc Group, (c) SSI (U.S.) d/b/a Spencer Stuart, as executive search and leadership consulting firm to the Majority Ad Hoc Group, (d) Jon F Weber & Co., LLC, as restructuring advisor to the Majority Ad Hoc Group, (e) any local counsel retained by the Majority Ad Hoc Group, and (f) such other professional advisors as are retained by the Majority Ad Hoc Group with the prior written consent of Mercer, whose consent shall not be unreasonably withheld, conditioned, or delayed.

“Mercer” has the meaning set forth in the preamble hereof.

“Milestones” means the milestones set forth on Exhibit B.

“MIP” has the meaning set forth in the Restructuring Term Sheet.

“Mutual Termination Event” has the meaning set forth in Section 4.01(d).

“New ABL Credit Agreement” has the meaning set forth in the Restructuring Term Sheet.

“New ABL Documents” means, collectively, the New ABL Credit Agreement and the other documents governing the New ABL Facility (including, if applicable, each New Regional ABL Facility and any intercreditor, cross-guarantee, or allocation arrangements among the New Regional ABL Facilities).

“New ABL Facility” has the meaning set forth in the Restructuring Term Sheet.

“New Corporate Governance Documents” means the new Corporate Governance Documents of the Reorganized Debtors, including, but not limited to, any Certificate of Designation after giving effect to the Transactions, as applicable, on terms consistent with this Agreement, the Convertible Preferred Stock Term Sheet, and the Governance Term Sheet.

“New Global ABL Facility” has the meaning set forth in the Restructuring Term Sheet.

“New Intercreditor Agreements” means any customary intercreditor agreement or agreements to be entered into on the Plan Effective Date in respect of the New ABL Facility and the New Senior Secured Notes, if necessary.

“New Regional ABL Facility” has the meaning set forth in the Restructuring Term Sheet.

“New Senior Secured Notes” has the meaning set forth in the Restructuring Term Sheet.

“New Senior Secured Notes Indenture” has the meaning set forth in the Restructuring Term Sheet.

“Open Trade” means a written transaction, agreement, or other arrangement under which a Party to this Agreement is entitled or obligated to Transfer or receive a Transfer of any Existing Equity Interests or Existing Senior Notes Debt, with a trade date on or before the applicable date of determination.

“Other Existing Debt” means, collectively, (a) the Canadian ABL Facility, (b) the German RCF, (c) the Demand Loan Facility, and (d) the Canadian Standby L/C Facility.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permitted Transferee” has the meaning set forth in Section 5.01.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.

“Petition Date” means the date on which the Chapter 11 Cases are commenced.

“Plan” means the joint plan of reorganization to be filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Transactions, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time in accordance with the terms of this Agreement.

“Plan Effective Date” means the date on which all Plan Effective Date Conditions Precedent have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective, unless otherwise specified herein.

“Plan Effective Date Conditions Precedent” means the conditions described in the “Conditions Precedent to the Plan Effective Date” section of the Restructuring Term Sheet and any further conditions agreed to by the Required Consenting Senior Noteholders and reasonably agreed to by the Company Parties.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that shall be filed by the Debtors with the Bankruptcy Court, as the same may be amended, supplemented, or modified from time to time, which will include, without limitation, the following documents: (a) the New Senior Secured Notes Indenture and related documents; (b) the New Corporate Governance Documents; (c) the New Global ABL Facility documents, as applicable; (d) the key terms of any New ABL Facility, including the principal amount of such New ABL Facility; (e) any New Intercreditor Agreements; (f) the Registration Rights Agreement; (g) the identity of the Reorganized Board and any officers of Reorganized Mercer; (h) the Schedule of Rejected Executory Contracts and Unexpired Leases; (i) the Schedule of Retained Causes of Action; (j) the key terms of the MIP, and (k) the Restructuring Transactions Exhibit, if any.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against or interests in the Company Parties (including Existing Equity Interests or Existing Senior Notes Debt), or enter with customers into long and short positions in claims against the Company Parties, in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against or interests in issuers or borrowers (including term loans, or debt or equity securities).

“Registration Rights Agreement” means the registration rights agreement or other similar agreement with respect to Reorganized Mercer, which shall be on terms consistent with this Agreement and the Governance Term Sheet.

“Reorganized Board” has the meaning set forth in the Restructuring Term Sheet.

“Reorganized Mercer” has the meaning set forth in the Restructuring Term Sheet.

“Required Consenting Equityholders” means the Consenting Equityholders who hold more than 50.0% of the aggregate Existing Equity Interests held by all Consenting Equityholders at the relevant time.

“Required Consenting Senior Noteholders” means the Consenting Senior Noteholders who hold at least 50.1% of the aggregate principal amount of all outstanding Senior Notes that are held by Consenting Senior Noteholders at the relevant time.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Restructuring Transactions Exhibit” means, if necessary, the exhibit containing a summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement and shall provide for a structure that is tax-efficient for each of the Company Parties and the Consenting Senior Noteholders.

“Rules” means Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) of the Securities Act.

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, if any, as the same may be amended, modified, or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Day Orders” means any interim or final orders of the Bankruptcy Court granting the relief requested in the second-day pleadings that the Debtors determine are necessary or desirable to file in the Chapter 11 Cases, excluding any orders in respect of the retention of the Debtors’ professionals.

“Securities Act” means the Securities Act of 1933.

“Senior Notes” has the meaning set forth in the Restructuring Term Sheet.

“Senior Notes Indentures” means, collectively, the 2028 Senior Notes Indenture and the 2029 Senior Notes Indenture.

“Senior Notes Claims” means any Claim on account of the Senior Notes.

“Termination Date” has the meaning set forth in Section 4.01(g).

“Termination Event” means any Global Termination Event or any Consenting Equityholder Termination Event.

“Transactions” means those transactions described in the Restructuring Term Sheet and all other transactions contemplated by or consented to pursuant to and in accordance with the terms of this Agreement, the Restructuring Term Sheet, and the Definitive Documents.

“Transfer” or “Transferred” has the meaning set forth in Section 5.01.

“Transferor” has the meaning set forth in Section 5.01.

(b) In this Agreement, unless the context otherwise requires:

(i) references to Articles, Sections, Exhibits, and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(ii) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, that nothing contained in this Section shall or shall be construed to modify the consent rights set forth herein;

(iii) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(iv) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail, in portable document format (.pdf), facsimile transmission or comparable means of communication;

(v) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(vi) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(vii) the words “hereof,” “herein,” “hereto,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits and schedules attached to this Agreement, and not to any specific provision of this Agreement;

(viii) the term “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated, or supplemented;

(ix) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(x) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(xi) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(xii) references to “day” or “days” are to calendar days;

(xiii) the word “or” shall not be exclusive;

(xiv) unless otherwise specified, references to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time;

(xv) references to “dollars” or “$” refer to the currency of the United States of America, unless otherwise expressly provided; and

(xvi) references to requirements of “consent” or “written consent” in this Agreement or the Restructuring Term Sheet may be satisfied via email from counsel to the applicable Party.

Section 1.02 Definitive Documents; Incorporation by Reference.

(a) Each of the Definitive Documents shall (i) contain terms and conditions consistent in all material respects with this Agreement, including the Restructuring Term Sheet and all exhibits thereto, as this Agreement may be modified, amended, or supplemented in accordance with Section 7.04, and (ii) otherwise be in form and substance reasonably acceptable to the Required Consenting Senior Noteholders and the Company Parties (other than (A) the New Senior Secured Notes Indenture and related documents, (B) the New Corporate Governance Documents, (C) any New Intercreditor Agreements, (D) the Registration Rights Agreement, and (E) the Restructuring Transactions Exhibit, each of which must be in form and substance acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Company Parties). The Company Parties shall consult in good faith with the Majority Ad Hoc Group Advisors regarding each Definitive Document and shall not execute, file, or seek approval of any Definitive Document unless the Required Consenting Senior Noteholders have provided the applicable consent required under this Agreement.

(b) The exhibits hereto, including the Restructuring Term Sheet, are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all exhibits hereto; provided, that (i) to the extent that there is a conflict between this Agreement (excluding the Restructuring Term Sheet), on the one hand, and the Restructuring Term Sheet, on the other hand, the terms and provisions of the Restructuring Term Sheet shall govern, (ii) to the extent there is a conflict between the Restructuring Term Sheet, on the one hand, and any of the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern, and (iii) to the extent there is a conflict between the Governance Term Sheet, on the one hand, and any term of this Agreement and the Restructuring Term Sheet (excluding the Governance Term Sheet), on the other hand, the Governance Term Sheet shall govern. Neither this Agreement nor any provision hereof may be modified, waived, amended, or supplemented, except in accordance with Section 7.04 hereof.

ARTICLE 2

AGREEMENT EFFECTIVE DATE

Section 2.01 Agreement Effective Date. This Agreement shall become effective upon the occurrence of the following events (the date on which such events occur, the “Agreement Effective Date”):

(a) the execution and delivery of this Agreement by each of the Company Parties;

(b) the execution and delivery of this Agreement by holders of at least 50.0% of the outstanding number of all Existing Equity Interests as of such date; and

(c) the Consenting Senior Noteholders RSA shall have become effective in accordance with its terms.

ARTICLE 3

COVENANTS

Section 3.01 Commitments of the Company Parties. Subject to the terms and conditions of this Agreement, each Company Party agrees that it shall (and shall cause each of its direct and indirect subsidiaries to), so long as the Termination Date has not occurred:

(a) support and take all commercially reasonable actions reasonably necessary to facilitate the implementation and consummation of the Transactions, including (i) taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith in this Agreement and under the Definitive Documents, (ii) taking all commercially reasonable actions to obtain any and all required governmental, regulatory, and third-party approvals or consents for the implementation and consummation of the Transactions, including payment of all of the Company’s filing fees associated with securing all required regulatory approvals, (iii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents, (iv) using commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and (v) taking such action (including executing and delivering any other agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court to carry out the purpose and intent of this Agreement;

(b) on a timely basis, negotiate in good faith the Definitive Documents with the respective parties thereto, execute and deliver each Definitive Document to which it is to be a party, effectuate the Definitive Documents (as applicable) as contemplated herein and subject to the terms and conditions of this Agreement, and consummate the Transactions, in each case as promptly as reasonably practicable; provided, that, notwithstanding anything to the contrary herein, the Company Parties shall not be required to enter into Definitive Documents on any terms less favorable to any Company Party than those terms contemplated by this Agreement (including the Restructuring Term Sheet and the exhibits and annexes thereto);

(c) to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan or Transactions, negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any such impediment;

(d) propose, support, and not object to approval of and entry of orders regarding the Definitive Documents and confirmation and consummation of the Plan and the Transactions, in each case consistent with the terms and conditions, and within the timeframes contemplated by, this Agreement (including the Restructuring Term Sheet);

(e) to the extent applicable, object to any motion filed with the Bankruptcy Court by any Person (i) seeking the entry of an order terminating the Company Parties’ exclusive right to file or solicit acceptances of a chapter 11 plan or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay the consummation of the Transactions;

(f) to the extent applicable, object to, and not file, any pleading before the Bankruptcy Court seeking entry of an order (i) directing the appointment of an examiner or trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (x) would prevent or materially delay the consummation of the Transactions or (y) is otherwise inconsistent with this Agreement in any material respect;

(g) timely file all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC under the Exchange Act, including all annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which filings shall comply in all material respects with applicable SEC rules, and not take any action to terminate or suspend its reporting obligations under the Exchange Act or to delist its securities from any national securities exchange;

(h) take all commercially reasonable actions to cause the New Common Stock (as defined in the Restructuring Term Sheet) to be listed for trading on The New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or such other national securities exchange as is selected by the Required Consenting Senior Noteholders and reasonably acceptable to the Company Parties, effective on, or as soon as reasonably practicable after, the Plan Effective Date, unless, before the Plan Effective Date, the Required Consenting Senior Noteholders determine, with the reasonable consent of the Company Parties, that the New Common Stock shall not be listed for public trading, and take all commercially reasonable actions to maintain the Company’s status as a public reporting company under the Exchange Act unless the Required Consenting Senior Noteholders determine otherwise with the reasonable consent of the Company Parties; and

(i) without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, between the Agreement Effective Date and the Plan Effective Date, not:

(i) file or execute, as applicable, any motion, pleading, or Definitive Document that, in whole or in part, is not consistent with this Agreement (including the consent rights set forth herein);

(ii) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the capital stock of the Company or another Company Party, or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of the Company’s or a Company Party’s capital stock (other than any tax distributions permitted pursuant to the terms of the Existing Debt);

(iii) make any material loans, advances, or capital contributions to, or investments in, any other entity that is not a Company Party or a direct or indirect subsidiary of Mercer, other than (x) in the ordinary course of business, including intercompany funding consistent with past practice, or (y) pursuant to any applicable cash management order entered by the Bankruptcy Court in the Chapter 11 Cases;

(iv) make any payment in satisfaction of any Existing Debt, other than (A) pursuant to the Transactions; (B) to the extent consistent with this Agreement; or (C) in the ordinary course of business, including regular scheduled principal and interest payments under any Other Existing Debt;

(v) (A) commence any proceeding or other action that challenges (1) the amount, validity, allowance, character, enforceability, or priority of any Existing Equity Interests, or (2) the validity or enforceability of any Claims or Interests of any holder of Existing Equity Interests or (B) support any Person in connection with any of the acts described in the foregoing clauses;

(vi) subject solely to the terms set forth in Section 3.03, solicit, consummate, or enter into a binding agreement to consummate an Alternative Transaction prior to the consummation of the Transactions;

(vii) create, incur, assume or otherwise be liable with respect to any third-party indebtedness for borrowed money or guarantees thereof, other than (A) with respect to the Existing Senior Notes Debt; (B) in the ordinary course of business, including in connection with intercompany transactions or funding arrangements consistent with past practice or pursuant to any applicable cash management order entered by the Bankruptcy Court in the Chapter 11 Cases; or (C) as otherwise required under any of the Definitive Documents; or

(viii) enter into, adopt, amend, modify, renew, extend, or terminate (other than for cause) any employment, consulting, compensation, bonus, incentive, retention, severance, change-in-control, or similar plan, program, or agreement with any officer, director, or member of senior management of any Company Party, or increase or accelerate the compensation or benefits payable to any such Person, in each case other than with the prior written consent of the Required Consenting Senior Noteholders.

Section 3.02 Commitments of the Consenting Equityholders. Subject to the terms and conditions of this Agreement, each Consenting Equityholder (severally and not jointly) agrees that it shall, so long as the Termination Date has not occurred:

(a) support and not object to approval of and entry of orders regarding the Definitive Documents and confirmation and consummation of the Plan and the Transactions, in each case consistent with the terms and conditions, and within the timeframes contemplated by, this Agreement (including the Restructuring Term Sheet);

(b) with respect to any Transactions in which it is a participant, support and take all commercially reasonable actions reasonably necessary or reasonably requested by the Company Parties to facilitate the implementation and consummation of the Transactions, including:

(i) taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith and in this Agreement and under the Definitive Documents, including using commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement and taking such action (including executing and delivering any other agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court to carry out the purpose and intent of this Agreement;

(ii) if applicable, taking all commercially reasonable actions to obtain or assist the Company Parties in obtaining any and all required regulatory approvals and third-party approvals for the Transactions;

(iii) refraining from taking any actions inconsistent with or in contravention of, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(iv) timely vote, cause to be voted, or direct to be voted all of its Interests and Claims (or Interests and Claims under its control or direction) to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided, that each Consenting Equityholder, as applicable, shall use commercially reasonable efforts to vote, cause to be voted, or direct to be voted within three (3) Business Days following receipt of the Solicitation Materials all of its Interests (or Interests under its control or direction) to accept the Plan; provided, further, that, subject to Section 4.01(g), each Consenting Equityholder that is not a Breaching Consenting Equityholder may change or withdraw its vote following termination of this Agreement as to such Consenting Equityholder; and

(v) consent to, not “opt out” of, or in the alternative, to the extent required by the applicable ballot or Plan, “opt in” to the releases, exculpations, and indemnification protections described in the Plan and Confirmation Order, in each case only to the extent such releases apply to the Consenting Equityholders and their respective Affiliates, advisors, agents, representatives, and other indemnitees, and are consistent with this Agreement;

(c) to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan or Transactions, negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any such impediment;

(d) on a timely basis, effectuate the Definitive Documents (as applicable) as contemplated herein and consummate the Transactions, in each case as promptly as reasonably practicable and subject to the terms and conditions of this Agreement;

(e) provide all applicable consents reasonably required for the consummation of the Transactions;

(f) not (x) object to, delay or impede the Transactions or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Transactions, the Definitive Documents, or any related transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (y) vote for, consent to, support or participate in the formulation of any other restructuring, exchange or settlement of any Existing Equity Interests or other transaction that is inconsistent with this Agreement or the Transactions; or (z) solicit, encourage, or direct any Person to undertake any action set forth in clauses (x) and (y) above;

(g) not incur or suffer to exist any lien, charge, encumbrance, participation, security interest, adverse claim, or any other restriction that would prevent such Consenting Equityholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(h) not direct any agent or other representative to take any action inconsistent with such Consenting Equityholder’s obligations under this Agreement, and if any such agent or other representative takes any action inconsistent with such Consenting Equityholder’s obligations under this Agreement, such Consenting Equityholder, following written notification from the Company Parties to such Consenting Equityholder, shall use commercially reasonable efforts to direct such agent or other representative to cease, desist, and refrain from taking any such action, and to take such action as may be commercially reasonable to effect the Transactions; and

(i) not take, and cause its Affiliates not to take, any action that would reasonably be expected to impair, limit, or reduce the value or availability of the net operating losses, tax credits, tax basis, or other tax attributes of any Company Party, and comply with any order of the Bankruptcy Court establishing notification procedures and restrictions with respect to transfers of, or worthless stock deductions with respect to, Existing Equity Interests.

Section 3.03 Additional Provisions Regarding Company Parties.

(a) Nothing in this Agreement shall require a Company Party or the board of directors, board of managers, board of trustees, or similar governing body (including any special committee) of any Company Party to take or refrain from taking any action with respect to the Transactions to the extent such Company Party or governing body determines in good faith, after consultation with outside counsel, that taking or failing to take such action would be inconsistent with applicable law or the exercise of its fiduciary duties under applicable law. Any such determination shall be limited to the specific action or inaction required to comply with applicable law, shall not waive or limit any right of any Consenting Equityholder to terminate this Agreement or exercise any other right or remedy, and the applicable Company Party shall notify all Parties in writing of any such determination within twenty-four (24) hours after such determination.

(b) Notwithstanding anything to the contrary in this Agreement (but subject to Section 3.03(a) hereof), if any Company Party receives an unsolicited written or oral proposal or expression of interest regarding any Alternative Transaction that its board of directors, board of managers, board of trustees, or such similar governing body (including any special committee) determines in good faith, after consulting with outside counsel, that failure to take action would be inconsistent with the fiduciary duties of the members of such board or governing body under applicable law, each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, facilitate, discuss, and negotiate such

Alternative Transaction proposal; (ii) provide access to non-public information concerning the Company Parties to any entity making such Alternative Transaction proposal and enter into any confidentiality agreement with such entity in connection therewith; (iii) otherwise cooperate with, assist, or participate in any inquiries, proposals, discussions, or negotiations of such Alternative Transaction proposal; and (iv) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding such Alternative Transaction proposal.

(c) Nothing in this Agreement shall (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Transactions or (ii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

(d) Nothing in this Agreement shall require any Company Party to incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, other than (i) as expressly set forth, required, or agreed to in this Agreement or any other Definitive Document (as applicable), or (ii) that arise in connection with a breach of this Agreement by such Company Party.

Section 3.04 Additional Provisions For All Parties. Notwithstanding the Parties’ respective commitments to support the Transactions as set forth herein, this Agreement shall not:

(a) subject to applicable confidentiality agreements, affect the ability of any Party to consult with any other Party, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) or their respective advisors, counsel or other representatives, so long as such consultation does not violate such Party’s respective obligations set forth herein;

(b) prevent any Party from: (i) enforcing this Agreement or any Definitive Document; (ii) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document, including by filing an objection or initiating a contested matter or other proceeding with the Bankruptcy Court; or (iii) exercising its rights or remedies expressly reserved herein or in the Definitive Documents;

(c) impair or waive the rights of any Party to assert or raise any objection permitted under this Agreement or limit the rights of a Party in the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, so long as the exercise of any such right is consistent with such Party’s respective obligations under this Agreement and the Definitive Documents;

(d) constitute a waiver or amendment of any agreements or documents governing the Existing Equity Interests, in each case, unless otherwise set forth in this Agreement or the Definitive Documents;

(e) prevent a Party from taking any action that is (i) required to comply with applicable law upon the advice of counsel or (ii) otherwise consistent with this Agreement or the Restructuring Term Sheet;

(f) obligate a Party to deliver a vote to support a Plan (or any other Transactions) from and after the Termination Date;

(g) be construed to prevent any Party from exercising any consent rights or their rights or remedies specifically reserved herein or in the Definitive Documents; or

(h) require any Party to take any action which is prohibited by applicable law upon the advice of counsel or to waive or forego the benefit of any applicable legal professional privilege.

Section 3.05 Covenant Regarding Additional Documents. Each Party covenants and agrees that the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion pursuant to Section 1.02 hereof. Each Party hereby covenants and agrees to cooperate with each other Party in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the negotiation, drafting, and execution and delivery of the Definitive Documents. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 7.04.

ARTICLE 4

TERMINATION

Section 4.01 Termination.

(a) Termination by the Company. This Agreement may be terminated by the Company, in its sole and absolute discretion, as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties in accordance with Section 7.09, upon the occurrence of any of the following events (each, a “Company Termination Event”):

(i) the Consenting Senior Noteholders RSA is terminated in accordance with its terms as to all parties thereto;

(ii) a breach in any material respect by any Consenting Equityholder of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that, if susceptible to cure, remains uncured for a period of five (5) Business Days after the receipt by the Consenting Equityholders of written notice of such breach; provided, that the Company shall not have the right to terminate this Agreement if the non-breaching Consenting Equityholders still hold at least 50.0% of the outstanding number of all Existing Equity Interests as of such date;

(iii) the issuance by any Governmental Authority of, or the initiation of any legal action by any Governmental Authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, including enjoining, preventing, or prohibiting a material portion of the Transactions or a Company Party or any Affiliate of a Company Party from making any transfer or distribution required or as contemplated by the Transactions and the Definitive Documents which prevents consummation of the Plan, and such legal action, initiation of a legal action, ruling, or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof;

(iv) termination of the Backstop Commitment Letter other than upon consummation of the transactions thereunder in connection with the Plan Effective Date or, even in the absence of any such termination, if the Backstop Parties default in any material respect with respect to their obligations thereunder to fully fund commitments under the Backstop Commitment Letter when required on the Plan Effective Date, and such default is not cured within five (5) Business Days;

(v) upon written notice to the other Parties hereto that any Company Party has made a Fiduciary Out Determination to terminate this Agreement; or

(vi) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

(b) Termination by Consenting Equityholders. This Agreement may be terminated by a Consenting Equityholder in its sole and absolute discretion, solely as to such Consenting Equityholder (and no other Parties), upon three (3) days’ prior written notice thereof to the Company Parties in accordance with Section 7.09, upon the occurrence of any of the following events (each, a “Consenting Equityholder Termination Event”):

(i) a breach in any material respect by any Company Party of any of its respective representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that materially and adversely affects such Consenting Equityholder and if susceptible to cure, remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of written notice of such breach;

(ii) the issuance by any Governmental Authority of, or the initiation of any legal action by any Governmental Authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, and such legal action, initiation of legal action, ruling, or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof;

(iii) any Company Party (A) states in writing or publicly announces its intention to pursue, consummates, or enters into a binding agreement to consummate, in each case, an Alternative Transaction, (B) states in writing or publicly announces its intention to not pursue the Transactions, or (C) informs the Parties in writing of a Fiduciary Out Determination;

(iv) any Company Party (A) seeks or obtains an order of the Bankruptcy Court authorizing the rejection of this Agreement; (B) gives written notice of termination of this Agreement in accordance with its terms; or (C) withdraws the Plan or its support therefor;

(v) (A) any order approving the solicitation procedures, the Plan, or the Disclosure Statement is reversed, dismissed, vacated, modified, or amended in a manner that is inconsistent in any material respect with this Agreement, or (B) a motion for reconsideration, re-argument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(vi) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(vii) the Bankruptcy Court or a court of competent jurisdiction enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) dismissing the Chapter 11 Cases, or (C) appointing a trustee or examiner for the Chapter 11 Cases (other than a fee examiner and only to the extent such trustee or examiner is granted powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), which order in each case has not been reversed, stayed, or vacated within ten (10) Business Days after entry thereof;

(viii) upon the commencement of an involuntary insolvency proceeding against any of the Company Parties or the involuntary filing for other similar relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership, or similar law now or hereafter in effect and such involuntary proceeding is not dismissed within thirty (30) days after the filing thereof;

(ix) any Company Party files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement, and such motion has not been withdrawn or amended on or before the date which is the earlier of (A) three (3) Business Days of receipt by the Company Party of written notice from such Consenting Equityholder that such motion or pleading is inconsistent with this Agreement and (B) the date on which such motion or pleading is scheduled to be heard by the Bankruptcy Court; or

(x) the Consenting Senior Noteholders RSA is terminated in accordance with its terms as to all parties thereto.

(c) Mutual Termination. This Agreement may be terminated as to all Parties at any time by mutual written consent of the Company Parties and the Required Consenting Equityholders (such consent, a “Mutual Termination Event”). The Company Parties shall deliver written notice of any such termination to all Parties in accordance with Section 7.09 hereof.

(d) Automatic Termination. This Agreement shall automatically terminate as to all Parties upon the Plan Effective Date (an “Automatic Termination Event”).

(e) Restriction on Termination. No Party may terminate this Agreement based on a Company Termination Event or a Consenting Equityholder Termination Event, as applicable, if such termination event is caused by such Party’s failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s prior failure to perform or comply in all material respects with the terms and conditions of this Agreement).

(f) Termination Date and Survival. The date on which this Agreement is terminated in accordance with this Article 4 with respect to a Party shall be referred to as the “Termination Date” with respect to such Party, and the provisions of this Agreement shall terminate on the Termination Date; provided, that Sections 1.01, 1.02, 4.01(f), 4.01(g), 4.01(h), 7.01, 7.02, 7.05, 7.06, 7.07, 7.08, 7.09, 7.10, 7.11, 7.13, 7.14, and 7.15 shall survive the Termination Date.

(g) Effect of Termination. Upon the occurrence of:

(i) a Global Termination Event, on the applicable Termination Date, this Agreement shall forthwith become null and void and have no further force or effect as to all Parties, each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation hereunder on the part of any Party hereto; provided, that in no event shall any such termination relieve any Party hereto from (a) liability for its breach or non-performance of its obligations hereunder before such Termination Date, notwithstanding any termination of this Agreement by any other Party, or (b) obligations under this Agreement that expressly survive any such termination pursuant to Section 4.01(f); provided, further, that, unless the Plan Effective Date has occurred, any and all consents, tenders, waivers, forbearances, and votes delivered by any Consenting Equityholder in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio; and

(ii) a Consenting Equityholder Termination Event, on the applicable Termination Date, this Agreement shall forthwith become null and void and have no further force or effect solely with respect to the terminating Consenting Equityholder, such Consenting Equityholder shall be released from its commitments, undertakings, and agreements under or related to this Agreement to each other Party, and each other Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement to such Consenting Equityholder, there shall be no liability or obligation hereunder between such Consenting Equityholder and any other Party, this

Agreement shall continue in full force and effect with respect to all other Parties, and, unless the Plan Effective Date has occurred, any and all consents, tenders, waivers, forbearances, and votes delivered by such Consenting Equityholder in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio; provided, that in the event that such Consenting Equityholder is a Breaching Consenting Equityholder, such Breaching Consenting Equityholder’s vote to accept the Plan shall remain in full force and effect and may not be changed or withdrawn notwithstanding such termination; provided, further, that in no event shall any such termination relieve such Consenting Equityholder or any other Party from (a) liability for its breach or non-performance of its obligations to such Consenting Equityholder or by such Consenting Equityholder, as applicable, hereunder before such Termination Date or (b) obligations under this Agreement that expressly survive any such termination pursuant to Section 4.01(f).

(h) No Waiver. If the Transactions are not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and each Party expressly reserves any and all of its respective rights as if the Parties had not entered into this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the Agreement’s terms.

ARTICLE 5

TRANSFERS

Section 5.01 Transfer of Claims or Interests.

(a) Subject to the terms and conditions of this Agreement and during the Agreement Effective Period, each Consenting Equityholder agrees, solely with respect to itself, as expressly identified and limited on its signature page, and not in any other manner with respect to any Affiliates, not to, directly or indirectly, (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest with respect to any of such Consenting Equityholder’s Existing Equity Interests or Existing Senior Notes Debt, as applicable, that are subject to this Agreement (the “Applicable Existing Security”), in whole or in part, or (ii) deposit any of such Consenting Equityholder’s Applicable Existing Security into a voting trust, or grant any proxies, or enter into a voting agreement or otherwise assign, pledge or transfer any of its rights to vote with respect to any such Applicable Existing Security (any of the actions described in clauses (i) and (ii) of this Section 5.01(a) is referred to herein as a “Transfer”; “Transferred” shall have a meaning correlative thereto; and the Consenting Equityholder making such Transfer is referred to herein as the “Transferor”), unless (x) the transferee is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in the Rules), or (C) not a “U.S. person” (as defined in Rule 902 of Regulation S under the Securities Act), and in each case executes and delivers to each of Latham and the Majority Ad Hoc Group Advisors in accordance with Section 5.01(c) a joinder, substantially in the form attached hereto as Exhibit C (each, a “Permitted Transferee Joinder”), and provides notice of such Transfer in accordance with Section 7.09 hereof; or (y) the transferee is a Consenting Equityholder, and the transferee provides notice of such Transfer (including the amount and type of Claim or Interest Transferred) to each of Latham and the Majority Ad Hoc Group Advisors in accordance with Section 5.01(c) (any such transferee as described in (x) or (y), a “Permitted Transferee”). Any Transfer in violation of this Article 5 shall be void ab initio. Notwithstanding anything to the contrary in this Section 5.01(a), the restrictions on Transfers set forth in this Section 5.01(a) shall not apply to (i) Transfers made pursuant to Section 5.01(g) and (ii) the grant of any liens or encumbrances on Applicable Existing Security in favor of a bank or broker-dealer holding custody of such Applicable Existing Security in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Applicable Existing Security.

(b) Upon the consummation of a Transfer in accordance herewith, such Permitted Transferee shall be deemed to make all of the representations, warranties, and covenants of a Consenting Equityholder, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Equityholder for all purposes under this Agreement, and this Agreement shall become effective and binding as to such Permitted Transferee.

(c) A Consenting Equityholder that Transfers Applicable Existing Security to a Permitted Transferee in accordance with the terms of this Article 5 shall (i) be deemed to relinquish its rights and be released from its obligations under this Agreement to the extent of the rights and obligations in respect of such Transferred Applicable Existing Security, (ii) not be liable to any Party to this Agreement for the failure of the Permitted Transferee to comply with the terms and conditions of this Agreement; provided, that in no event shall any such Transfer relieve (x) a Consenting Equityholder hereto from liability for its breach or non-performance of its obligations hereunder before the date of such Transfer or (y) a Backstop Party from its obligations pursuant to the Backstop Commitment Letter and (iii) within five (5) Business Days of such Transfer, deliver written notice of the Transfer to the Company Parties, Latham, and the Majority Ad Hoc Group Advisors, which notice may be provided through counsel and shall include the amount and type of Applicable Existing Security that was Transferred.

(d) This Agreement shall not limit, restrict, or otherwise affect in any way, any right, authority, or power of any Consenting Equityholder to acquire additional Existing Equity Interests or Existing Senior Notes Debt after the Execution Date. Any such acquired Existing Equity Interests or Existing Senior Notes Debt (including pursuant to an Open Trade) shall automatically and immediately upon acquisition by the Consenting Equityholder be deemed to be Applicable Existing Security and to be subject to the terms of this Agreement. Within five (5) Business Days of any acquisition (calculated based on the settled trade debt or amount, as applicable) of Existing Equity Interests or Existing Senior Notes Debt by a Consenting Equityholder from a Person that, to the acquiring party’s actual knowledge, is not a Consenting Equityholder (including any Qualified Marketmaker that is not a Consenting Equityholder), such Consenting Equityholder shall deliver written notice of the acquisition to the Company, Latham, and the Majority Ad Hoc Group Advisors, which notice may be provided through counsel and shall include the amount and type of Existing Equity Interests or Existing Senior Notes Debt that were acquired.

(e) Notwithstanding anything to the contrary herein, Applicable Existing Security that is Transferred to or by a Consenting Equityholder pursuant to an Open Trade specified on the applicable Consenting Equityholder’s signature page, or as part of a short transaction, entered into by such Consenting Equityholder before, and pending as of the date of, such Consenting Equityholder’s entry into this Agreement shall be subject to the terms of this Agreement, as provided in Section 5.01(d), and shall be permitted to participate in the Transactions on the terms for Consenting Equityholders, so long as such trade closes or Applicable Existing Security is transferred before the consummation of the Transactions.

(f) Notwithstanding anything to the contrary in this Agreement, the Parties understand that the Consenting Equityholders may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, the terms and obligations set forth in this Agreement shall apply only to the specific signatory, portfolio management team, trading desk(s), or business group(s) on behalf of which the Consenting Equityholder has executed this Agreement, and shall not apply to any other portfolio management team, trading desk, business group, subsidiary, or Affiliate of the Consenting Equityholder unless they separately become a party hereto.

(g) Notwithstanding anything to the contrary herein, (i) a Qualified Marketmaker that acquires any Existing Equity Interests or Existing Senior Notes Debt held by a Consenting Equityholder and subject to this Agreement, with the purpose and intent of acting as a Qualified Marketmaker in respect of such Existing Equity Interests or Existing Senior Notes Debt, shall not be required to execute and deliver a joinder in respect of such Existing Equity Interests or Existing Senior Notes Debt if such Qualified Marketmaker transfers such Existing Equity Interests or Existing Senior Notes Debt (by purchase, sale, assignment, or other similar means) to a Permitted Transferee within five (5) Business Days after the Qualified Marketmaker acquires such Existing Equity Interests or Existing Senior Notes Debt; provided, that a Qualified Marketmaker’s failure to comply with this Section 5.01(g) shall result in the Transfer of such Existing Equity Interests or Existing Senior Notes Debt to such Qualified Marketmaker being deemed void ab initio, and (ii) to the extent any Consenting Equityholder is acting in its capacity as a Qualified Marketmaker, it may transfer any ownership interests in Existing Equity Interests or Existing Senior Notes Debt that it acquires from a holder thereof that is not a Consenting Equityholder to a transferee that is not a Consenting Equityholder at the time of such Transfer without the requirement that such transferee be a Permitted Transferee, so long as the Qualified Marketmaker communicates the material details of any such trade to the Majority Ad Hoc Group Advisors on a confidential basis.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties.

(a) Each Party (severally and not jointly) represents and warrants to each other Party that:

(i) such Party is duly organized or incorporated, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization or incorporation, and has all requisite corporate, partnership, limited liability company, or other organizational power and authority to enter into this Agreement and to carry out the Transactions contemplated herein, and to perform its respective obligations under this Agreement and the Definitive Documents;

(ii) the execution, delivery, and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party;

(iii) the execution, delivery and performance by such Party of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except such filings that may be necessary in connection with the Chapter 11 Cases, to the extent applicable, and such filings as may be necessary or required for disclosure to any applicable Governmental Authority whose approval or consent is determined by the Company Parties to be necessary to consummate the Transactions;

(iv) as of the Execution Date (or such later date that it delivers its signature page hereto to the other Parties), such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement; and

(v) this Agreement is a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) Each Consenting Equityholder (severally and not jointly) represents and warrants to each Company Party that, as of the Execution Date (or the date of its joinder agreement delivered to the other Parties or their counsel, as applicable):

(i) it (x) either (A) is the beneficial or record owner of the principal amount or number (or, with respect to Consenting Equityholders that have the same investment manager or advisor, a portion of the aggregate number or principal amount) of the Existing Equity Interests or Existing Senior Notes Debt, as applicable, indicated on its respective signature page hereto (or thereto) (in each case other than with respect to Existing Equity Interests or Existing Senior Notes Debt noted on its signature page that are subject to an Open Trade) or (B) has sole investment or voting discretion with respect to the principal amount or number of the Existing Equity Interests or Existing Senior Notes Debt indicated on its respective signature page hereto (or thereto) and has the power and authority to bind the beneficial owner of such Existing Equity Interests or Existing Senior Notes Debt to the terms of this Agreement (other than with respect to Existing Equity Interests or Existing Senior Notes Debt noted on its signature page that are subject to an Open Trade), and (y) has full power and authority to act on behalf of, vote, and consent to matters concerning such Existing Equity Interests or Existing Senior Notes Debt and to dispose of, exchange, assign, and transfer such Existing Equity Interests or Existing Senior Notes Debt;

(ii) other than pursuant to this Agreement, the Existing Equity Interests or Existing Senior Notes Debt with respect to which it is the beneficial or record owner or has sole investment or voting discretion set forth on its respective signature page are free and clear of any lien, charge, encumbrance, participation, security interest, adverse claim, or any other similar restriction, or any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that could reasonably be expected to adversely affect in any way such Consenting Equityholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(iii) other than the Existing Equity Interests or Existing Senior Notes Debt indicated on its respective signature page hereto, such Consenting Equityholder does not own any other Existing Equity Interests or Existing Senior Notes Debt as of the Execution Date (other than with respect to Existing Equity Interests or Existing Senior Notes Debt that are subject to an Open Trade); and

(iv) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for such Consenting Equityholder to evaluate the financial and other risks inherent in the Transactions and has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and the Transactions and of making an informed investment decision in connection therewith, and its decision to execute this Agreement and participate in any of the Transactions contemplated hereby has been based upon such of its own independent review and analysis of the business and affairs of the Company Parties (and their respective subsidiaries) and the Transactions that it considers sufficient and reasonable for purposes of entering into this Agreement and the Transactions, and such decision is not in reliance upon any representations or warranties of any other Party (or any such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Parties contained herein.

(c) Each Consenting Equityholder further represents to each other Party that (i) it is (A) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, (B) an institutional “accredited investor” (as defined in the Rules), or (C) not a “U.S. person” as defined in Rule 902 under the Securities Act; (ii) it understands that the securities contemplated by this Agreement and the Transactions have not been, and are not contemplated to be, registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; (iii) it is acquiring any securities of the Company Parties in connection with the Transactions for investment and not with a view to distribution or resale in violation of the Securities Act; and (iv) it is not acquiring the securities contemplated by this Agreement and the Transactions as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d) Each Party that is a managed account (or portion thereof) (severally and not jointly) represents and warrants that the manager or investment advisor or sub-advisor executing this Agreement on behalf of such Party has the authority to execute, on behalf of such Party, this Agreement and any transactions that this Agreement requires such Party to execute.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Entire Agreement; Prior Negotiations. This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided, that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

Section 7.02 Reservation of Rights. If the Transactions contemplated herein are not consummated, or if this Agreement is terminated in accordance with its terms (except as a result of the occurrence of the Plan Effective Date), nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies or defenses, and the Parties expressly reserve any and all of their respective rights, remedies or defenses.

Section 7.03 Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute one and the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf) or by DocuSign. This Agreement may be executed on behalf of one or more Consenting Equityholders by such Consenting Equityholder’s investment manager, advisor, or sub-advisor, which is a signatory hereto solely in its capacity as the investment manager, advisor, or sub-advisor of such Consenting Equityholder.

Section 7.04 Amendments and Waivers.

(a) Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of the Company Parties and the Required Consenting Equityholders, and any modification, amendment, supplement, or waiver effected in accordance with this Section 7.04 shall be binding upon all Parties; provided, that this Section 7.04 and Section 7.06 may not be modified, amended, or supplemented without the consent of the Company Parties and each Consenting Equityholder; provided, further, that notwithstanding anything to the contrary herein, the Restructuring Term Sheet may be modified, amended, supplemented, or waived in accordance with the terms of the Consenting Senior Noteholders RSA, and any such modification, amendment, supplement, or waiver shall automatically be deemed to modify, amend, supplement, or waive the Restructuring Term Sheet attached hereto and shall be binding upon all Parties; provided, further, that if any modification, amendment, supplement, or waiver of the Restructuring Term Sheet would have a material, disproportionate, and adverse effect on any Consenting Equityholder that does not consent thereto, such Consenting Equityholder shall have the right to terminate this Agreement solely as to itself.

(b) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

Section 7.05 Headings. The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.

Section 7.06 Acknowledgments; Obligations Several. Notwithstanding that this Agreement is being executed by multiple Consenting Equityholders, the obligations of the Consenting Equityholders under this Agreement are several and neither joint nor joint and several. No Consenting Equityholder shall be responsible in any way for the performance of the obligations or any breach of any other Consenting Equityholder under this Agreement, and nothing contained herein and no action taken by any Consenting Equityholder pursuant hereto shall be deemed to constitute the Consenting Equityholders as a partnership, an association, or a joint venture of any kind, or to create a presumption that (a) the Consenting Equityholders are in any way acting other than in their individual capacities or (b) any Consenting Equityholder is in any way acting in concert or as a member of a “group” with any other Consenting Equityholder within the meaning of Rule 13d-5 under the Exchange Act. None of the Consenting Equityholders shall have any fiduciary duty or other duties or responsibilities of any kind or form to each other, the Company Parties or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Consenting Equityholder acknowledges that no other Consenting Equityholder will be acting as agent of such Consenting Equityholder in connection with monitoring such Consenting Equityholder’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Consenting Equityholder acknowledges to each other Consenting Equityholder, that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company Parties and the Company Parties’ Affiliates and each Consenting Equityholder; (b) it has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate; (c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby; (d) the Consenting Equityholders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other Consenting Equityholders, the Company Parties, and the Company Parties’ Affiliates or the Affiliates of other Consenting Equityholders, and the Consenting Equityholders have no obligation to disclose any of such interests to any other Consenting Equityholder or the Affiliates of other Consenting Equityholders; and (e) except as disclosed in writing to the Company Parties and the Majority Ad Hoc Group Advisors, it is not an insider of the Company. Each Consenting Equityholder acknowledges that it has, independently and without reliance upon any other Consenting Equityholder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Consenting Equityholder. Except for the agreements, covenants, and obligations expressly set forth in this Agreement, no Consenting Equityholder has any agreement, arrangement, or understanding with any other Consenting Equityholder with respect to acquiring, holding, voting, or disposing of any shares of common stock or other capital stock of the Company. Nothing contained in this Agreement is intended to cause any Consenting Equityholder to constitute, or be deemed to constitute, a “group” with any other Consenting

Equityholder for purposes of Section 13(d) of the Exchange Act, except to the extent required by applicable law. All rights and obligations under this Agreement are separately granted to and undertaken by each Consenting Equityholder, and the decision of each Consenting Equityholder to enter into the transactions contemplated by this Agreement has been made independently.

Section 7.07 Specific Performance; Damages. All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party (and for the avoidance of doubt, it is agreed by the other Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach); provided, that in connection with any remedy for specific performance, injunctive or other equitable relief asserted in connection with this Agreement, each Party agrees to waive the requirement for the securing or posting of a bond in connection with any remedy and to waive the necessity of proving the inadequacy of money damages. All rights, powers, and remedies provided under this Agreement or otherwise available at law or in equity will be cumulative and not alternative, and the exercise of any right, power, or remedy by any Party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Person. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or their representatives be liable to any other Party hereunder for any punitive, incidental, consequential, special, or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.

Section 7.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE. Each Party (a) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.08. Each Party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such Person shall be effective service of process against such Person for any suit, action or proceeding arising out of or relating to this Agreement brought in any such court. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 7.08 shall be brought in the Bankruptcy Court.

Section 7.09 Notices. All notices (including any notice of termination as provided for herein) and other communications from any Party or the Majority Ad Hoc Group, as applicable, given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party or the Majority Ad Hoc Group, as applicable, to be notified; (b) when sent by confirmed electronic mail if sent during the normal business hours of the recipient, and if not so confirmed, on the next Business Day; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery (with an email upon sending to the Party or the Majority Ad Hoc Group, as applicable, to be notified), with written verification of receipt. All communications shall be sent:

(a) If to the Company or the Company Parties:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia V6C 1G8

Attn: Richard Short

Email: richard.short@mercerint.com

With copies to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn:	Ray C. Schrock

   Keith Simon

   Joe Zujkowski

Email:	ray.schrock@lw.com

   keith.simon@lw.com

   joe.zujkowski@lw.com

and

Latham & Watkins LLP

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067

Attn: Nicholas J. Messana

Email: nicholas.messana@lw.com

(b) If to a Consenting Equityholder, to the addresses or electronic mail addresses set forth on such Consenting Equityholder’s signature page to this Agreement or any applicable joinder hereto.

(c) If to the Majority Ad Hoc Group or the Majority Ad Hoc Group Advisors:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Avenue

New York, NY 10019

Attn:	Jacob Adlerstein

  Sung Pak

  Joseph M. Graham

Email:	jadlerstein@paulweiss.com

  spak@paulweiss.com

  jgraham@paulweiss.com

Section 7.10 Passage of Time. With respect to any Milestone or other reference of time herein, if the last day of such period falls on a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure, such Milestone or other reference of time shall be extended to the next day that is not a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure.

Section 7.11 No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall have any rights or remedies under or by reason of this Agreement.

Section 7.12 Publicity; Non-Disclosure. Other than as may be required by applicable law and regulation or by any Governmental Authority (including any routine or periodic examination or similar process by any Governmental Authority not specifically directed at the Company or the Transactions) as determined by a Party based on reasonable advice of counsel: (a) no Party shall issue any press release or make any other public announcement with respect to this Agreement or the Transactions without the consent of the Company Parties and the Required Consenting Senior Noteholders, which consent shall not be unreasonably delayed, conditioned, or withheld; and (b) no Party shall disclose to any Person (including for the avoidance of doubt, any other Consenting Equityholder), other than legal, accounting, financial, and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the principal amount, number, or percentage of the Existing Equity Interests or Senior Notes held by any Consenting Equityholder or any of its respective subsidiaries or the signature page of such Consenting Equityholder; provided, that the Company Parties shall be permitted to disclose at any time the aggregate amount and percentage of Existing Equity Interests (and, if applicable, the aggregate principal amount and percentage of Senior Notes) held by the Consenting Equityholders; provided, further, that notwithstanding the foregoing, no Party shall make any public announcement whatsoever disclosing the identity of any Consenting Equityholder without such Consenting Equityholder’s prior written consent or an order of the Bankruptcy Court or another court of competent jurisdiction. Notwithstanding the foregoing, the Consenting Equityholders hereby consent to the disclosure of the execution, terms, and contents of this Agreement by the Company Parties in the Definitive Documents to the extent required by applicable law or regulation; provided, that (a) if any of the Company Parties determines that it is required to attach a copy of this Agreement, the Backstop Commitment Letter, or any Joinder to any Definitive Documents or any other filing or similar document relating to the Transactions, to the extent permissible under applicable law, it will redact any reference to or concerning a specific Consenting Equityholder’s identity, holdings of Existing Equity Interests or Senior Notes, or signature page (which shall not be publicly disclosed or filed), and (b) if disclosure of additional information of any Consenting Equityholder is required by applicable law, advance notice of the intent to disclose, if permitted by applicable law, shall be given by the disclosing Party to each such Consenting Equityholder (who shall have the right to seek a protective order prior to disclosure), and such disclosing Party shall take reasonable measures to limit such disclosure. The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement or Joinder. Subject in all respects to the foregoing restrictions regarding the identity, holdings, signature pages, and other confidential information of any Consenting Equityholder, the Company Parties shall be permitted to make any filing or publish, issue, or file any public announcement or communication upon the failure of the Required Consenting Senior Noteholders (including by or through the Majority Ad Hoc Group Advisors), with such consent request being sent to the Majority Ad Hoc Group Advisors, to respond within two (2) Business Days of receipt of such consent request. For the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement.

Section 7.13 Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives, provided, that this Section 7.13 shall not be deemed to permit Transfers other than in accordance with the express terms of this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction; provided, that, after excluding the provision that is declared to be invalid or unenforceable, the remaining terms provide for the consummation of the Transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date hereof and the date this Agreement was last amended.

Section 7.14 Error; Ambiguity. Notwithstanding anything to the contrary herein, to the extent counsel to the Company Parties or the Majority Ad Hoc Group Advisors identify, within five (5) Business Days following the Execution Date, any clear errors, material ambiguities, or internally inconsistent provisions within or among this Agreement, each Party hereto covenants and agrees that it will endeavor in good faith to enter into reasonable and mutually satisfactory modifications to this Agreement to remedy such errors, ambiguities, or inconsistent provisions.

Section 7.15 Joinder. Additional holders of Existing Equity Interests and, if applicable, Existing Senior Notes Debt, or their investment advisors, sub-advisors, or managers of funds, clients, and discretionary accounts (together with their respective successors and permitted assigns) that hold Existing Equity Interests and, if applicable, Existing Senior Notes Debt and that have authority to bind the beneficial owners of such applicable Existing Equity Interests or Existing Senior Notes Debt to the terms of this Agreement, as applicable, may become party to this Agreement from time to time in accordance with Article 5 (solely with the consent of the Company), in each case, by agreeing in writing to be bound by the terms of this Agreement (any such Person, an “Additional Consenting Equityholder”) by executing and delivering to the Company and Latham a joinder agreement in the form attached hereto as Exhibit D (each, an “Additional Consenting Equityholder Joinder”). Upon the execution and delivery of an Additional Consenting Equityholder Joinder, such Additional Consenting Equityholder shall be deemed to make all of the representations, warranties, and covenants of a Consenting Equityholder, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Equityholder for all purposes under this Agreement as if it were originally party hereto, and this Agreement shall become effective and binding as to such Additional Consenting Equityholder. Any Additional Consenting Equityholder Joinder entered into by any such Person that does not comply with the terms and procedures set forth herein, including this Section 7.15, shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Joinder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, all as of the day and year first written above.

[COMPANY PARTIES]

By:	/s/ Richard Short
Name:	Richard Short
Title:	Chief Financial Officer

[Company Parties Signature Page to Restructuring Support Agreement]

[CONSENTING EQUITYHOLDERS’ SIGNATURE PAGES ON FILE WITH THE COMPANY]

[Consenting Equityholder Signature Page to Restructuring Support Agreement]

Exhibit A

Restructuring Term Sheet

Execution Version

MERCER INTERNATIONAL INC., et al.

RESTRUCTURING TERM SHEET

This restructuring term sheet (including all exhibits, annexes, appendices, and schedules hereto, this “Term Sheet”) sets forth the principal terms of proposed restructuring transactions (the “Transactions”) of the outstanding indebtedness and equity interests of Mercer International Inc., a Washington corporation (“Mercer”) and certain of its subsidiaries (together with Mercer, each a “Company Party” and, collectively, the “Company”) agreed to by the Company Parties and the Consenting Senior Noteholders. The Transactions will be implemented in accordance with this Term Sheet and the Restructuring Support Agreement to which it is annexed.1

THIS TERM SHEET IS NOT AN OFFER OF OR A SOLICITATION OF OFFERS TO PURCHASE ANY SECURITIES OF THE COMPANY WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE, AS AMENDED (THE “BANKRUPTCY CODE”), OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING THE SECURITIES ACT AND PROVISIONS OF THE BANKRUPTCY CODE, AS APPLICABLE.

THIS TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ACCORDINGLY PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TERM SHEET DOES NOT PURPORT TO CONTAIN ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND THE RESTRUCTURING SUPPORT AGREEMENT (INCLUDING THE CONSENT RIGHTS PROVIDED THEREIN), AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

[1]	Capitalized terms used, but not otherwise defined in this Term Sheet, shall have the meanings ascribed to such terms in the Restructuring Support Agreement.

Transaction Term Sheet

Overview

Implementation

The Company Parties executed the Restructuring Support Agreement with the Consenting Senior Noteholders pursuant to which such parties agreed to support the Transactions. After the Agreement Effective Date, the Debtors shall commence “prepackaged” Chapter 11 Cases in the Bankruptcy Court on or before November 9, 2026, and the Transactions shall be effectuated and implemented pursuant to the Definitive Documents.

The Debtors will, before the commencement of the Chapter 11 Cases, launch a voting solicitation of the Plan of Eligible Holders of Senior Notes Claims and, upon approval by the Bankruptcy Court, solicit Holders of Existing Equity Interests.

Debtors	The Debtors will commence Chapter 11 Cases in the Bankruptcy Court on the Petition Date.

Existing Debt Structure

2029 Senior Notes – The 5.125% Senior Notes due February 1, 2029 (the“2029 Senior Notes” and holders of 2029 Senior Notes, the “2029 Senior Noteholders”) issued pursuant to that certain Indenture, dated as of January 26, 2021 (as amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “2029 Senior Notes Indenture”), by and between Mercer and Computershare Trust Company, N.A., as trustee (in such capacity, the “2029 Senior Notes Trustee”), which 2029 Senior Notes have $875.0 million in principal outstanding as of the Agreement Effective Date.

2028 Senior Notes – The 12.875% Senior Notes due October 1, 2028 (the“2028 Senior Notes” and holders of 2028 Senior Notes, the “2028 Senior Noteholders”; the 2028 Senior Notes and the 2029 Senior Notes, collectively, the “Senior Notes” and the 2028 Senior Noteholders and the 2029 Senior Noteholders, collectively, the “Senior Noteholders”) issued pursuant to that certain Indenture, dated as of September 21, 2023 (as amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “2028 Senior Notes Indenture” and, together with the 2029 Senior Notes Indenture, the “Senior Notes Indentures”), by and between Mercer and Computershare Trust Company, N.A., as trustee (in such capacity, the “2028 Senior Notes Trustee” and, together with the 2029 Senior Notes Trustee, the “Senior Notes Trustees”), which 2028 Senior Notes have $400.0 million in principal outstanding as of the Agreement Effective Date.

Canadian ABL Facility – The revolving credit facility (the“Canadian ABL Facility”) pursuant to that certain Credit Agreement, dated as of January 21, 2022 (as amended by that certain First Amendment to Credit Agreement, dated as of June 10, 2024, and as further amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “Canadian ABL Credit Agreement”), by and between Mercer Peace River Pulp Ltd., Mercer Celgar Limited Partnership,

2

and Mercer Forestry Services, Ltd., as borrowers, Mercer Celgar Pulp Ltd. and Mercer Celgar Holdings LLC, as guarantors, the lenders from time to time party thereto, and Royal Bank of Canada, as administrative agent and collateral agent, which Canadian ABL Facility has C$98.0 million[2] or $69.7 million[3] in principal outstanding as of the Agreement Effective Date.

German RCF – The revolving credit facility (the“German RCF”) pursuant to that certain Revolving Facility Agreement, dated as of September 15, 2022 (as amended by that certain Amendment and Restatement Agreement, dated as of March 22, 2023, and as further amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “German Revolving Facility Agreement”), by and between Mercer Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Europe GmbH, Mercer Stendal Logistik GmbH, Mercer Timber Products Stendal GmbH, and Mercer Torgau GmbH & Co. KG, as borrowers, Mercer Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Europe GmbH, Mercer Stendal Logistik GmbH, Mercer Pulp Sales GmbH, Mercer Timber Products Stendal GmbH, Mercer Torgau GmbH & Co. KG, Mercer Torgau Holding GmbH, and Mercer Torgau Beteiligungs AG, as guarantors, the lenders from time to time party thereto, and UniCredit Bank AG, as agent, which German RCF has €257.2 million[4] or $294.5 million[5] in principal outstanding as of the Agreement Effective Date.

Demand Loan Facility – The demand loan facility (the“Demand Loan Facility”) pursuant to that certain Universalvertrag für Geschäftskredite (Universal Agreement for Business Credits), dated as of November 29, 2018 (effective as of December 1, 2018, which replaced the prior agreement dated November 25, 2015, and as further amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “Demand Loan Agreement”), by and between Zellstoff-und Papierfabrik Rosenthal GmbH, as borrower, and Kreissparkasse Saale-Orla, which Demand Loan Facility has €2.6 million or $2.9 million[6] in principal outstanding as of the Agreement Effective Date.

Canadian Standby L/C Facility – The standby letter of credit facility (the“Canadian Standby L/C Facility”) pursuant to that certain Letter Re: C$20,000,000 EDC Guaranteed Standby Letters of Credit Facility (as amended, restated, amended and restated, modified, refinanced, or supplemented from time to time, the “Canadian Standby L/C Agreement”), by and between Mercer Celgar Limited Partnership and Mercer Peace River Pulp Ltd., as borrowers, and Canadian Imperial Bank of Commerce, which Canadian Standby L/C Facility has C$4.1 million or $2.9 million[7] in letters of credit outstanding as of the Agreement Effective Date.

[2]	Drawn amount on the Canadian ABL Facility excludes C$0.6 million of undrawn letters of credit, which utilize availability but are not included in funded debt totals.
[3]	CAD amounts converted to USD using an exchange rate of 1 CAD = 0.711 USD
[4]	Drawn amount on the German RCF excludes €21.5 million of undrawn letters of credit, which utilize availability but are not included in funded debt totals.
[5]	EUR amounts converted to USD using an exchange rate of 1 EUR = 1.145 USD
[6]	EUR amounts converted to USD using an exchange rate of 1 EUR = 1.145 USD
[7]	CAD amounts converted to USD using an exchange rate of 1 CAD = 0.711 USD

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Treatment of Non-Debtor Indebtedness

Canadian ABL Facility – After the Agreement Effective Date, the Company Parties shall use best efforts to negotiate an amendment to the Canadian ABL Credit Agreement extending the existing maturity date under the Canadian ABL Facility by five years and otherwise on terms reasonably acceptable to the Required Consenting Senior Noteholders and the Company (the“Canadian ABL Amendment”); provided that neither the execution nor the consummation of the Canadian ABL Amendment shall be a condition to consummation of the Transactions. In the event of a Canadian ABL Amendment, borrowing availability under any such amended Canadian ABL Facility shall result in a commensurate reduction in the amount of the New ABL Facility.

Subject to any Canadian ABL Amendment, on the Plan Effective Date, the Company Parties shall use proceeds of the Transactions or cash from the Company’s balance sheet to reduce the outstanding indebtedness under the Canadian ABL Facility by at least $41.0 million and any outstanding letters of credit shall be transferred to the applicable New ABL Facility.

German RCF – On the Plan Effective Date, the Company Parties shall use proceeds of the Transactions to fully repay all outstanding indebtedness under the German RCF and any outstanding letters of credit shall be either transferred to the New ABL Facility or cash collateralized. The German RCF shall be terminated after such repayment in full.

Demand Loan Facility – To remain unchanged and outstanding or such other treatment reasonably agreed to by the Company Parties, the Required Consenting Senior Noteholders, and the holder of such Demand Loan Facility.

Canadian Standby L/C Facility – To remain unchanged and outstanding or such other treatment reasonably agreed to by the Company Parties, the Required Consenting Senior Noteholders, and the holder of such Canadian Standby L/C Facility.

New Debt Facilities & Securities

New ABL Facility	On the Plan Effective Date, the Reorganized Company shall enter into a new asset-based revolving credit facility (the “New ABL Facility”), which may be implemented at the election of the Company with the consent of the Required Consenting Senior Noteholders via (a) a new global revolving credit facility, or such other loan facility reasonably acceptable to the Required Consenting Senior Noteholders and the Debtors (the “New Global ABL Facility”), (b) one or more jurisdiction or region-based revolving credit facilities, including, without limitation, North America and Europe, or other such loan facility reasonably acceptable to the Required Consenting Senior Noteholders and the Debtors (each, a “New Regional ABL

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Facility”), or (c) such other loan facility or facilities reasonably acceptable to the Required Consenting Senior Noteholders and the Debtors, in each case in an aggregate principal amount (taken together across all such facilities) up to $300.0 million and on terms consistent with the Restructuring Support Agreement, pursuant to the credit agreement or credit agreements governing the New ABL Facility (collectively, the “New ABL Credit Agreement”); provided that the aggregate commitment amount under the New ABL Facility shall be reduced commensurately by the principal amount the lenders under the Canadian ABL Facility agree to reinstate, extend the maturity of, or provide under a new or amended facility.

The New ABL Facility shall be raised by the Company in consultation with the Majority Ad Hoc Group.

New Senior Secured Notes	On the Plan Effective Date, Reorganized Mercer shall issue (i) for cash, new money senior secured notes (the “New Money Senior Secured Notes”) in a principal amount equivalent to (a) $400.0 million, subject to a dollar-for-dollar reduction for amounts drawn under the New ABL Facility (in the aggregate across all facilities comprising the New ABL Facility) at close; provided that such dollar-for-dollar reduction shall only be available if and to the extent liquidity at close is above $300.0 million and such dollar-for-dollar reduction shall not reduce liquidity at close to below $300.0 million (the “Net New Money Amount”), plus (b) a fee equivalent to five percent (5%) of the Net New Money Amount, plus (c) a Put Option Premium (as defined below) equivalent to fourteen percent (14%) of the Backstop Commitment (as defined in the Backstop Commitment Letter), which unless paid in cash, shall be in the form of New Senior Secured Notes in the amount of the Put Option Premium (the “Put Option Premium Notes”), and (ii) in exchange for a portion of the outstanding Senior Notes, takeback senior secured notes (the “Takeback Senior Secured Notes” and, collectively with the New Money Senior Secured Notes and the Put Option Premium Notes, the “New Senior Secured Notes”) in a principal amount of $150.0 million, in each case, pursuant to a new indenture (the “New Senior Secured Notes Indenture”) on the terms set forth in the term sheet attached hereto as Exhibit 1 (the “New Senior Secured Notes Term Sheet”) and otherwise acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Company; provided, that, with respect to clause (i), repayment of the Canadian ABL Facility in excess of $41.0 million shall not reduce the $400.0 million cash-funded amount of the New Money Senior Secured Notes.

New Convertible Preferred Stock	On the Plan Effective Date, Reorganized Mercer shall issue $325.0 million in a class of convertible preferred equity interests (the “New Convertible Preferred Stock”) on the terms set forth in the term sheet attached hereto as Exhibit 2 (the “Convertible Preferred Stock Term Sheet”) and otherwise acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Company.

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New Common Stock

On the Plan Effective Date, Reorganized Mercer shall issue a voting class of common equity interests (the “New Common Stock”) on the terms set forth in the term sheet attached hereto as Exhibit 3 (the “Governance Term Sheet”) and otherwise acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Company.

For the avoidance of doubt, if there is any conflict between this Term Sheet and the Governance Term Sheet, the Governance Term Sheet shall control.

New Intercreditor Agreement	On the Plan Effective Date, the Reorganized Company may enter into any customary intercreditor agreement in respect of the New ABL Facility and the New Senior Secured Notes (the “New Intercreditor Agreement”), which, if necessary, shall be acceptable to the Required Consenting Senior Noteholders and reasonably acceptable to the Company Parties.

Additional Transaction Terms

Rights Offering and Stapled Equity

The Debtors shall effectuate a rights offering during the Chapter 11 Cases and in conjunction with and pursuant to the Plan (the “Rights Offering”) to Eligible Holders of Allowed Senior Notes Claims (collectively, the “Rights Offering Participants”). Each Rights Offering Participant shall be offered the right (collectively, the “Rights”) to purchase for cash its Pro Rata Share of the New Money Senior Secured Notes in an aggregate principal amount of $420.0 million (inclusive of $20.0 million of original issue discount but exclusive of the Put Option Premium).

The Rights Offering shall be conducted by the Debtors and consummated in accordance with the terms and conditions set forth in the Rights Offering Procedures, the Backstop Commitment Letter, and the Plan, which terms and conditions will be in form and substance reasonably acceptable to the Required Consenting Senior Noteholders and the Company.

Each Rights Offering Participant that elects to exercise its Rights shall receive its Pro Rata Share of 40.0% of the New Common Stock and 40.0% of the New Convertible Preferred Stock (together, the “Stapled Equity”); provided that such New Common Stock shall dilute only the New Common Stock allocable to the holders of Allowed Senior Notes Claims as set forth below. The New Common Stock and New Convertible Preferred Stock issued as Stapled Equity shall be issued as separate securities and shall each be transferable separately from one another and from the New Money Senior Secured Notes, subject to applicable securities laws and customary transfer restrictions.

Backstop and Put Option Premium	Certain members of the Majority Ad Hoc Group (the “Backstop Parties”) will backstop 100.0% of the Rights Offering, on the terms set forth in the Backstop Commitment Letter attached hereto as Exhibit 4 (the “Backstop Commitment Letter”) and otherwise acceptable to the Backstop Parties and reasonably acceptable to the Company.

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In consideration for the Backstop Parties’ commitments under the Backstop Commitment Letter, the Backstop Parties shall receive a put option premium (the “Put Option Premium”) in the form of cash or Put Option Premium Notes equal to $56.0 million, as set forth in the Backstop Commitment Letter. Subject to the terms and conditions of the Backstop Commitment Letter, the Put Option Premium shall be fully earned, non-refundable, and non-avoidable upon entry of the Backstop Order, shall constitute an allowed Administrative Claim, and shall be paid without set-off or reduction of any kind.

Post Transaction Governance	The terms and conditions of the corporate governance documents of the Reorganized Company (including the bylaws, certificates of incorporation, stockholders agreements, registration rights agreements and other governance documents, as applicable) shall be consistent with the Governance Term Sheet in all material respects, as determined by the Required Consenting Senior Noteholders and reasonably determined by the Company.

Management Incentive Plan	The Reorganized Company shall adopt a management incentive plan (the “MIP”) reserving up to 8.5% of the New Common Stock on a fully diluted basis for directors, officers, and employees of the Reorganized Debtors, with structure, awards, and terms of the MIP to be determined by the Reorganized Board within ninety (90) days after the Plan Effective Date.

Tax Matters	The Transactions will cancel the Existing Equity Interests at Mercer, and Reorganized Mercer will issue the New Common Stock, New Convertible Preferred Stock, and New Senior Secured Notes contemplated by this Term Sheet. Any other steps to the Transactions shall be structured and implemented in a tax-efficient manner for each of the Company and the Consenting Senior Noteholders, and the tax structure shall be subject to the reasonable consent of the Company and the Required Consenting Senior Noteholders.

Treatment of Claims and Interests

Administrative Claims	On the Plan Effective Date, each Holder of an Allowed Administrative Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

Priority Tax Claims	On the Plan Effective Date, each Holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

Other Priority Claims	On the Plan Effective Date, each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code. Unimpaired; Presumed to Accept

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Secured Claims

In full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Secured Claim, on the Plan Effective Date, each Holder of an Allowed Secured Claim shall receive, at the Debtors’ option in consultation with the Required Consenting Senior Noteholders, either (i) payment in full in cash, (ii) delivery of the collateral securing its Allowed Secured Claim, (iii) Reinstatement of its Allowed Secured Claim, or (iv) such other treatment rendering its Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired; Presumed to Accept

Senior Notes Claims

The Senior Notes Claims shall be Allowed in an amount equal to the outstanding principal amount of the Senior Notes plus all accrued and unpaid interest, fees, and premiums as of the Petition Date.

Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Senior Notes Claim, on the Plan Effective Date, each Holder of an Allowed Senior Notes Claim shall receive its Pro Rata Share of:

(i) the Rights;

(ii)  91.5% of the New Common Stock, subject to dilution by the MIP, the New Common Stock issued as Stapled Equity, and the New Convertible Preferred Stock (if converted);

(iii)  56.5% of the New Convertible Preferred Stock; and

(iv) the Takeback Senior Secured Notes.

Impaired; Entitled to Vote

General Unsecured Claims

In full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive payment in full in cash on the Plan Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim (or such other treatment as determined by the Debtors in consultation with the Majority Ad Hoc Group, rendering its Allowed General Unsecured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code).

Unimpaired; Presumed to Accept.

Intercompany Claims

On the Plan Effective Date, Intercompany Claims shall be, at the option of the Debtors and with the reasonable consent of the Required Consenting Senior Noteholders, either: (i) Reinstated or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in accordance with the terms of the Restructuring Support Agreement.

Unimpaired; Presumed to Accept.

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Intercompany Interests

All Intercompany Interests shall remain effective and outstanding on the Plan Effective Date and shall be owned and held by the same applicable entity that held or owned such interests immediately before the Plan Effective Date, except as otherwise agreed by the Debtors and the Required Consenting Senior Noteholders.

Unimpaired; Presumed to Accept.

Existing Equity Interests

Each Holder of Existing Equity Interests shall receive on the Plan Effective Date its Pro Rata Share of:

(a)   8.5% of the New Common Stock, subject to dilution by the MIP and the New Convertible Preferred Stock (if converted); and

(b)   3.5% of the New Convertible Preferred Stock.

On the Plan Effective Date, all Existing Equity Interests shall be cancelled, released, extinguished, and of no further force and effect.

Impaired; Entitled to Vote.

Existing Unexercised Equity Interests	On the Plan Effective Date, the Existing Unexercised Equity Interests will be cancelled, and the Holders thereof shall not receive any distribution or retain any property on account of such Existing Unexercised Equity Interests.

510(b) Claims	510(b) Claims shall be Unimpaired and shall, subject to treatment expressly set forth in the Plan with respect to such claim, continue in the ordinary course. Unimpaired; Presumed to Accept.

Other Terms

No Substantive Consolidation	There shall be no substantive consolidation of the Debtors or the Estates.

510 Subordination	All subordination provided for in any prepetition agreements or pursuant to section 510 of the Bankruptcy Code shall be enforced and given its prepetition effect.

Public Listing	The New Common Stock shall be listed for trading on The New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or any other national securities exchange selected by the Required Consenting Senior Noteholders and reasonably acceptable to the Company Parties, with such listing, if any, to be effective on, or as soon as reasonably practicable after, the Plan Effective Date, unless, before the Plan Effective Date, the Required Consenting Senior Noteholders determine, with the reasonable consent of the Company Parties, that the New Common Stock shall not be listed for public trading. The New Senior Secured Notes and the New Convertible Preferred Stock shall be issued in DTC-eligible book-entry form to the extent possible, subject to customary securities laws requirements and transfer restrictions.

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SEC Reporting	The Required Consenting Senior Noteholders, with the reasonable consent of the Company, shall determine whether the Reorganized Company shall maintain its current status and continue as a public reporting company under applicable U.S. securities laws, and shall continue to file annual, quarterly, and current reports in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exemption from SEC Registration	All securities under the Plan shall be issued under section 1145 of the Bankruptcy Code (to the extent permitted pursuant to section 1145 of the Bankruptcy Code, and if not permitted, then under another applicable securities law exemption), except that the New Money Secured Notes issued to the Backstop Parties under the Backstop Commitment Letter (other than Put Option Premium Notes, at the election of the beneficial owner of Put Option Premium Notes) will be issued in a private placement under Section 4(a)(2) of the Securities Act, or another applicable securities law exemption. Notwithstanding the foregoing, if counsel for the Debtors and the Consenting Senior Noteholders mutually agree that all of the New Secured Notes can be issued in a private placement under Section 4(a)(2) of the Securities Act (or any applicable exemption other than Section 1145 of the Bankruptcy Code), then all New Secured Notes will be issued in a private placement under Section 4(a)(2) of the Securities Act (or such other applicable exemption).

Release / Exculpation	Subject to the Company’s ongoing investigation into whether the Estates hold any valuable and viable potential claims and causes of action against any of the Released Parties or Exculpated Parties, the Plan and Confirmation Order shall contain usual and customary releases and exculpation provisions, which shall include releases for the Released Parties and Exculpated Parties.

Treatment of Executory Contracts and Unexpired Leases	The Plan shall provide that any executory contracts and unexpired leases that are not rejected as of the Plan Effective Date, either pursuant to the Plan or a separate motion, shall be deemed assumed by the Company; provided, that the rejection of any executory contracts or unexpired leases shall be at the discretion of the Debtors with the consent of the Required Consenting Senior Noteholders.

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Employee Compensation and Benefit Programs

All Employee Plans that exist as of the Petition Date that remain in effect as of the Plan Effective Date shall be assumed (and assigned to the applicable Reorganized Debtors, if necessary) on the Plan Effective Date (after giving effect to the amendments contemplated below) as executory contracts pursuant to sections 365 and 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed.

For the avoidance of doubt, neither the assumption of any Employee Plans nor any transactions in connection with the Plan shall trigger any applicable change of control, immediate vesting, or similar provisions therein, including any right to increased severance pay in connection with a qualifying termination of employment following a change in control. Notwithstanding the foregoing, (i) Mercer’s Amended and Restated 2022 Stock Incentive Plan and any other Employee Plan providing for the grant of any equity-based award, program, or arrangement that is sponsored or maintained by any Debtor shall terminate effective as of the Plan Effective Date, and (ii) any outstanding equity-based awards that are subject to time-based vesting or performance-based vesting that have not fully vested as of immediately before the Plan Effective Date (after giving effect to the amendments contemplated below) shall be cancelled for no consideration, effective as of the Plan Effective Date. Before the Plan Effective Date, the Debtors shall take any actions reasonably necessary, in consultation with the Required Consenting Senior Noteholders and solely to the extent not self-effectuating pursuant to the Plan, (x) to effect the terminations and cancellations contemplated in the preceding sentence and (y) to amend or modify any Employee Plan under which the Transactions (either alone or in conjunction with any other event) shall not constitute a “change in control,” “change of control,” or similar event under any such Employee Plan or otherwise trigger any related payment, vesting, funding, or other benefit.

As of the Plan Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under all applicable workers’ compensation programs and in accordance with all applicable workers’ compensation laws in states in which the Reorganized Debtors operate. Any Claims arising under workers’ compensation programs shall be deemed withdrawn once satisfied without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable law, including non-bankruptcy law, with respect to any such workers’ compensation programs; provided further, that nothing in the Plan shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

Accrued and unpaid obligations under the Company’s short-term incentive plan shall be satisfied at emergence and shall be in an amount not to exceed $1.7 million. Fees and expenses of special committee members of the board of Mercer shall be satisfied at emergence and such fees shall be in an amount not to exceed $200,000.

Indemnification of Prepetition Directors, Officers, and Managers	All indemnification obligations in place as of the Plan Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company shall be assumed and remain in full force and effect after the Plan Effective Date, and shall survive unimpaired and unaffected, irrespective of when such obligation arose, as applicable. To the extent necessary, the governance documents adopted as of the Plan Effective Date shall include provisions to give effect to the foregoing.

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Director, Officer, Manager, and Employee Tail Coverage	On the Plan Effective Date, the Company shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy” on terms no less favorable than the Company’s existing director, officer, manager, and employee coverage), and the Company shall obtain any insurer consents required to assume such policies. For the avoidance of doubt, the Company shall purchase any related tail policies providing for such coverage for at least a six-year period after the Plan Effective Date.

Regulatory Approvals	The Company, the Debtors, and the Reorganized Debtors, as applicable, shall, subject to the Restructuring Support Agreement, (i) use best efforts to provide any necessary or desirable diligence, including all screening diligence questions, and file all Regulatory Approvals and (ii) take all commercially reasonable actions necessary to obtain all Regulatory Approvals, including taking all commercially reasonable actions in response to applicable regulatory authority requests of the Company in accordance with the Restructuring Support Agreement.

Conditions Precedent to the Plan Effective Date

It shall be a condition to the Plan Effective Date that the following conditions shall have been satisfied or waived (in accordance with customary waiver provisions to be contained in the Plan and reasonably acceptable to the Required Consenting Senior Noteholders and the Company):

1.  The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

2.  The Backstop Commitment Letter shall not have been terminated and shall be in full force and effect;

3.  No court of competent jurisdiction or Governmental Unit shall have enacted, issued, promulgated, enforced, or entered any law, rule, regulation, judgment, injunction, decree, or order (whether temporary, preliminary, or permanent) that is then in effect and that enjoins, prohibits, or makes illegal the consummation of the Transactions or any material portion thereof

4.  The Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with and subject to the consent rights set forth in the Restructuring Support Agreement and the Confirmation Order shall have become a Final Order;

5.  All Restructuring Expenses shall have been paid in full in cash;

6.  The Definitive Documents shall (a) be consistent with the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (b) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and (c) be adopted on terms consistent with the Restructuring Support Agreement and this Term Sheet;

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7.  The Company Parties shall have obtained all authorizations, consents, Regulatory Approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

8.  All conditions set forth in the Definitive Documents shall have been satisfied or waived in accordance with their terms;

9.  The New ABL Facility shall have been entered into and funded in accordance with the terms of the Restructuring Support Agreement and this Term Sheet;

10.  The New Senior Secured Notes shall have been funded in accordance with the Restructuring Support Agreement, this Term Sheet, and the Backstop Commitment Letter;

11.  The Put Option Premium shall have been paid in accordance with the Backstop Commitment Letter;

12.  All conditions denominated “Closing Conditions” or similarly denominated in the Plan shall have been satisfied, waived, or satisfied contemporaneously with the occurrence of the Plan Effective Date; and

13.  The Company Parties shall have otherwise substantially consummated the Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement and the Plan.

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Defined Terms

“2028 Senior Noteholders”	has the meaning ascribed to it in this Term Sheet.

“2028 Senior Notes”	has the meaning ascribed to it in this Term Sheet.

“2028 Senior Notes Indenture”	has the meaning ascribed to it in this Term Sheet.

“2028 Senior Notes Trustee”	has the meaning ascribed to it in this Term Sheet.

“2029 Senior Noteholders”	has the meaning ascribed to it in this Term Sheet.

“2029 Senior Notes”	has the meaning ascribed to it in this Term Sheet.

“2029 Senior Notes Indenture”	has the meaning ascribed to it in this Term Sheet.

“2029 Senior Notes Trustee”	has the meaning ascribed to it in this Term Sheet.

“510(b) Claims”	means any Claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising out of or related to any agreement for the purchase or sale of securities of the Debtors or any of its affiliates or any agreements related or ancillary to such agreement for the purchase or sale of securities of the Debtors or any of its affiliates.

“Administrative Claim”	means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Estates and operating the Debtors’ business, including the Restructuring Expenses and any fees and expenses Allowed by the Bankruptcy Court as compensation for services rendered or reimbursement of expenses incurred through and including the Plan Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; (ii) the Put Option Premium; and (iii) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.

“Agreement Effective Date”	has the meaning set forth in the Restructuring Support Agreement.

“Allowed”	means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (i) there is no requirement to file a proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (ii) the Debtors may affirmatively deem unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

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Defined Terms

“Backstop Commitment Letter”	has the meaning ascribed to it in this Term Sheet.

“Backstop Order”	means the order of the Bankruptcy Court approving and authorizing the Debtors’ entry into the Backstop Commitment Letter and other related documents and procedures.

“Backstop Parties”	has the meaning ascribed to it in this Term Sheet.

“Bankruptcy Code”	has the meaning ascribed to it in the preamble of this Term Sheet.

“Bankruptcy Court”	means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any such other court having jurisdiction over the Chapter 11 Cases.

“Canadian ABL Amendment”	has the meaning ascribed to it in this Term Sheet.

“Canadian ABL Credit Agreement”	has the meaning ascribed to it in this Term Sheet.

“Canadian ABL Facility”	has the meaning ascribed to it in this Term Sheet.

“Canadian Standby L/C Agreement”	has the meaning ascribed to it in this Term Sheet.

“Canadian Standby L/C Facility”	has the meaning ascribed to it in this Term Sheet.

“Chapter 11 Cases”	means voluntary cases of the Debtors under chapter 11 of the Bankruptcy Code.

“Claim”	has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Class”	means any group of Claims or Interests classified as set forth in the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, consistent with classification set forth in the “Treatment of Claims and Interests” section of this Term Sheet.

“Collateral”	means any property or interest in property of the Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Company”	has the meaning ascribed to it in the preamble of this Term Sheet.

“Company Party”	has the meaning ascribed to it in the preamble of this Term Sheet.

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Defined Terms

“Confirmation Order”	has the meaning set forth in the Restructuring Support Agreement.

“Consenting Senior Noteholders”	has the meaning set forth in the Restructuring Support Agreement.

“Convertible Preferred Stock Term Sheet”	has the meaning ascribed to it in this Term Sheet.

“Debtor”	has the meaning set forth in the Restructuring Support Agreement.

“Definitive Documents”	has the meaning set forth in the Restructuring Support Agreement.

“Demand Loan Agreement”	has the meaning ascribed to it in this Term Sheet.

“Demand Loan Facility”	has the meaning ascribed to it in this Term Sheet.

“Eligible Holder”	means each holder of a Claim that is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

“Employee Plans”	means the employment agreements, compensation and benefit plans, programs, policies, and agreements sponsored or maintained by, or to which any Debtor is a party, in each case, that are applicable to any of its current or former employees, directors, officers, or retirees (including, without limitation, any employment, retention, severance, change in control, incentive, or other compensation plans or agreements and any savings plans, deferred compensation plans, retirement plans, health and other welfare benefit plans, disability plans, life and accidental death and dismemberment insurance plans, workers’ compensation programs, and other programs of the Debtors applicable to any of its employees and retirees)

“Estates”	means the estates of the Debtors created under section 541 of the Bankruptcy Code.

“Exculpated Parties”	means each of the following in their capacity as such and, in each case, to the maximum extent permitted by law: the Debtors; the Estates; each independent director of the Debtors.

“Existing Equity Interests”	means any and all Interests in Mercer as of immediately before the Plan Effective Date. Notwithstanding the foregoing, Existing Equity Interests do not include Existing Unexercised Equity Interests.

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Defined Terms

“Existing Unexercised Equity Interests”	means all unexercised options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire any Interest in a Company Party.

“File” or “Filed” or “Filing”	means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order”	means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“General Unsecured Claim”	means any prepetition Claim against the Debtors that is not an Administrative Claim, Priority Tax Claim, Secured Claim, Other Priority Claim, Senior Notes Claim, Intercompany Claim, or 510(b) Claim.

“German RCF”	has the meaning ascribed to it in this Term Sheet.

“German Revolving Facility Agreement”	has the meaning ascribed to it in this Term Sheet.

“Governance Term Sheet”	has the meaning ascribed to it in this Term Sheet.

“Governmental Unit”	has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Holder”	means any entity that is the record or beneficial owner of any Claim or Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Interest.

“Impaired”	means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Intercompany Claims”	means any Claim against a Company Party held by another Company Party.

“Intercompany Interests”	means any Interest in a Company Party held by another Company Party.

“Interest”	means any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtors, all shares (or any class thereof), and any other common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options,

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Defined Terms

warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements, whether fully vested or vesting in the future, to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), excluding, for the avoidance of doubt, convertible debt securities.

“Lien”	has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Majority Ad Hoc Group”	has the meaning set forth in the Restructuring Support Agreement.

“Mercer”	has the meaning ascribed to it in the preamble of this Term Sheet.

“MIP”	has the meaning ascribed to it in this Term Sheet.

“New ABL Credit Agreement”	has the meaning ascribed to it in this Term Sheet.

“New ABL Facility”	has the meaning ascribed to it in this Term Sheet.

“New Common Stock”	has the meaning ascribed to it in this Term Sheet.

“New Convertible Preferred Stock”	has the meaning ascribed to it in this Term Sheet.

“New Global ABL Facility”	has the meaning ascribed to it in this Term Sheet.

“New Intercreditor Agreement”	has the meaning ascribed to it in this Term Sheet.

“New Money Senior Secured Notes”	has the meaning ascribed to it in this Term Sheet.

“New Regional ABL Facility”	has the meaning ascribed to it in this Term Sheet.

“New Senior Secured Notes”	has the meaning ascribed to it in this Term Sheet.

“New Senior Secured Notes Indenture”	has the meaning ascribed to it in this Term Sheet.

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Defined Terms

“New Senior Secured Notes Term Sheet”	has the meaning ascribed to it in this Term Sheet.

“Takeback Senior Secured Notes”	has the meaning ascribed to it in this Term Sheet.

“Non-Voting Class”	has the meaning set forth in the Plan.

“Other Priority Claim”	means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Person”	has the meaning set forth in the Restructuring Support Agreement.

“Petition Date”	means the date on which the Chapter 11 Cases are commenced.

“Plan”	means the joint plan of reorganization to be filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Transactions, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time in accordance with the terms of the Restructuring Support Agreement.

“Plan Effective Date”	means the date on which all Plan Effective Date Conditions Precedent have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Priority Tax Claim”	means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata Share”	means, with respect to any distribution on account of an Allowed Claim or Interest, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Interest, as applicable, bears to the aggregate amount of all Allowed Claims or Interests, as applicable, in all Classes participating in such distribution.

“Put Option Premium”	has the meaning ascribed to it in this Term Sheet.

“Put Option Premium Notes”	has the meaning ascribed to it in this Term Sheet.

“Regulatory Approvals”	means approval by the German Ministry for Economics and Energy (BMWE), approval by the Canadian Commissioner of Competition, and such other regulatory approvals as reasonably advisable.

“Reinstatement or Reinstated”	means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

19

Defined Terms

“Related Parties”	means with respect to a Person, such Person’s current and former affiliates, and such Person’s and its current and former affiliates’ current and former directors, managers, committee members, members of any governing body, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed or advised entities, accounts, or funds, current or former, and future associated entities, predecessors, participants, successors, and assigns (whether by operation of law or otherwise), subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, partners, employees, agents, fiduciaries, trustees, advisory board members, financial advisors or managers, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, investment managers, investment advisors, representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, each in their capacity as such.

“Release Opt-Out Form”	has the meaning set forth in the Plan.

“Released Parties”	means, collectively, solely in their capacity as such: (i) each Debtor; (ii) each Reorganized Debtor; (iii) each Consenting Senior Noteholder; (iv) each Senior Notes Trustee; (v) each Backstop Party; (vi) each member of the Majority Ad Hoc Group; and (vii) with respect to each of the foregoing persons in clauses (i) through (vi), all Related Parties; provided that, a Person shall not be a Released Party if such Person (1) elects to opt out of the Releases set forth in the Plan or (2) timely Files an objection to the Releases set forth in the Plan and such objection is not withdrawn or otherwise resolved before the Confirmation Order is entered.

“Releasing Parties”	means, collectively, and in each case solely in its capacity as such: (i) each Debtor; (ii) each Reorganized Debtor; (iii) each Consenting Senior Noteholder; (iv) each Senior Notes Trustee; (v) each Backstop Party; (vi) each Holder of a Claim or Interest in a Voting Class that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective ballot; (vii) each Holder of a Claim or Interest in a Non-Voting Class that is deemed to accept the Plan that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective Release Opt-Out Form; and (viii) each Related Party of each Entity in clauses (vi) through (vii), solely to the extent such Related Party (a) would be obligated to grant a release under principles of agency if it were so directed by the Entity in the foregoing clauses (i) through (vii) to whom they are related or (b) may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through an Entity in clause (i) through (vii); provided, that any holder of a Claim or Interest that timely objects to the Third-Party Release, either through (x) a formal objection Filed on the docket of the Chapter 11 Cases or (y) an informal objection provided to the Debtors by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Cases or via electronic mail, as applicable, or otherwise resolved before the Confirmation Order is entered, shall not be a “Releasing Party”.

20

Defined Terms

“Reorganized Board”	means the initial composition of the board of directors or managers of Reorganized Mercer.

“Reorganized Company”	means the Company, or any successor or assignee thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date.

“Reorganized Debtors”	means a Debtor, or any successor or assignee thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date.

“Reorganized Mercer”	means Mercer, as reorganized pursuant to the Plan.

“Required Consenting Senior Noteholders”	has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Expenses”	has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Support Agreement”	means that certain Restructuring Support Agreement to which this Term Sheet is annexed thereto.

“Rights”	has the meaning ascribed to it in this Term Sheet.

“Rights Offering”	has the meaning ascribed to it in this Term Sheet.

“Rights Offering Participants”	has the meaning ascribed to it in this Term Sheet.

“Rights Offering Procedures”	means the procedures for the implementation of the Rights Offering as approved by the Rights Offering Procedures Order.

“Rights Offering Procedures Order”	means the order of the Bankruptcy Court approving the Rights Offering Procedures.

“Secured Claim”	means any Claim secured by a Lien on Collateral to the extent of the value of such Collateral in accordance with section 506(a) of the Bankruptcy Code or secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code; provided, that, nothing in this definition shall alter the terms of any subordination pursuant to section 510 of the Bankruptcy Code.

“Securities Act”	has the meaning ascribed to it in the preamble of this Term Sheet.

21

Defined Terms

“Senior Notes”	has the meaning ascribed to it in this Term Sheet.

“Senior Notes Claims”	has the meaning set forth in the Restructuring Support Agreement.

“Senior Noteholders”	has the meaning ascribed to it in this Term Sheet.

“Senior Notes Indentures”	has the meaning ascribed to it in this Term Sheet.

“Senior Notes Trustees”	has the meaning ascribed to it in this Term Sheet.

“Stapled Equity”	has the meaning ascribed to it in this Term Sheet.

“Term Sheet”	has the meaning ascribed to it in the preamble.

“Third-Party Release”	has the meaning set forth in the Plan.

“Transactions”	has the meaning ascribed to it in the preamble of this Term Sheet.

“Unimpaired”	means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Voting Class”	has the meaning set forth in the Plan.

22

Exhibit 1

New Senior Secured Notes Term Sheet

Execution Version

THIS TERM SHEET IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

This summary of principal terms and conditions (this “Term Sheet”) sets forth the principal terms of the New Senior Secured Notes and the Senior Secured Notes Indenture to be entered into by the Issuer, the Guarantors party thereto, the Trustee and the Notes Collateral Agent. This Term Sheet does not attempt to describe all of the terms, conditions, and requirements that would pertain to the financing or issuance described herein, which shall be set forth in the Senior Secured Notes Indenture, but rather is intended to be a summary outline of the material terms of such financing or issuance. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement or the Restructuring Term Sheet (to which this Term Sheet is attached as Exhibit 1), as applicable, except as otherwise specifically contemplated.

MERCER INTERNATIONAL INC.

NEW SENIOR SECURED NOTES TERM SHEET

Issuer	Mercer International Inc., a Washington corporation, as reorganized pursuant to the Restructuring Steps Memorandum and the applicable New Corporate Governance Documents, or such other entity, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as contemplated by the Restructuring Steps Memorandum, as the case may be, that shall be the Debtors’ new corporate parent (the “Issuer”).

Type and Amount

New Senior Secured Notes in an aggregate principal amount to be equivalent to the sum of:

•

a certain aggregate principal amount[1] of new money senior secured notes (the “New Money Senior Secured Notes”); plus

•

$150.0 million aggregate principal amount of senior secured notes issued to holders of the Issuer’s pre-petition (i) 12.875% Senior Notes due 2028 and (ii) 5.125% Senior Notes due 2029 (together, the “Senior Notes” and, such takeback notes, the “Takeback Senior Secured Notes”, and together with the New Money Senior Secured Notes, the “New Senior Secured Notes”).

The New Money Senior Secured Notes and the Takeback Senior Secured Notes shall be issued under the Senior Secured Notes Indenture and shall be identical in all respects (other than the manner in which they are allocated), shall have the same terms and shall be treated as a single class of securities for all purposes under the Senior Secured Notes Indenture. The Issuer shall use commercially reasonable efforts to cause the New Senior Secured Notes to be fungible for U.S. federal income tax purposes and to bear the same CUSIP number(s).

[1]

An amount equivalent to (a) $400.0 million, subject to a dollar-for-dollar reduction for amounts drawn under the New ABL Facility (in the aggregate across all facilities comprising the New ABL Facility) at close; provided that such dollar-for-dollar reduction shall only be available if and to the extent liquidity at close is above $300.0 million and such dollar-for-dollar reduction shall not reduce liquidity at close to below $300.0 million (the “Net New Money Amount”), plus (b) a fee equivalent to five percent (5%) of the Net New Money Amount, plus (c) a put option premium equivalent to fourteen percent (14%) of the Backstop Commitment (as defined in the Backstop Commitment Letter).

Maturity	On the date that is four (4) years and three hundred and sixty four (364) days from the Plan Effective Date (the “Maturity Date”).

Cash Interest and PIK Interest

During the period from the Plan Effective Date through and including the date that is twenty-four (24) months after the Plan Effective Date (the “Initial Period”), the New Senior Secured Notes shall bear interest at either (1) a rate of 12.25% per annum, of which the entirety must be paid in cash (the “Cash Preference Rate”), or (2) a rate of 13.75% per annum, of which (a) 1.00% per annum is solely payable in cash (the “Mandatory Cash Interest Portion”) and (b) 12.75% per annum shall be payable, at the option of the Issuer (the “Elective Interest Portion”), (i) in cash (the “Elective Cash Interest”), (ii) in kind by increasing the outstanding principal amount of the New Senior Secured Notes (the “PIK Interest”), or (iii) a combination of Elective Cash Interest and PIK Interest.

During the Initial Period, solely to the extent the Issuer has not elected to pay the entirety of the applicable interest at the Cash Preference Rate, the Issuer may elect to pay any portion or all of the Elective Interest Portion as PIK Interest by delivering an executed written notice (a “PIK Interest Election”) to the Trustee (as defined below) at least ten (10) Business Days prior to any applicable Interest Payment Date, specifying the percentage of the Elective Interest Portion to be paid as PIK Interest on that date (the amounts resulting therefrom, the “PIK Principal Increase”). Absent a timely election, the entire interest payment for the applicable Interest Payment Date shall be payable pursuant to the construct set forth under clause (2), the entirety of which, other than the Mandatory Cash Interest Portion, shall be payable as PIK Interest. From and after the date of any PIK Principal Increase, the New Senior Secured Notes will accrue interest on such increased principal amount after giving effect to the corresponding amount underlying any such PIK Principal Increase.

During the period immediately following the Initial Period and through the Maturity Date, the New Senior Secured Notes shall bear interest at the step-down rate of 12.50% per annum, the entirety of which must be paid in cash (the “Step-Down Cash Payment Period”).

During each of the Initial Period and the Step-Down Cash Payment Period, interest shall be payable in arrears on each applicable Interest Payment Date (as defined below).

Interest Payment Dates	Interest on the New Senior Secured Notes shall accrue from the Plan Effective Date and be payable semi-annually in arrears, (each an “Interest Payment Date”), commencing in fiscal year 2027.

Guarantors

Except as otherwise agreed by the Issuer and the Required Consenting Senior Noteholders, the New Senior Secured Notes will be fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by the Issuer’s existing and future wholly-owned material domestic and foreign restricted subsidiaries, and any obligors under the Company’s Credit Facilities (such entities, the “Guarantors”, and each such guarantee, a “Guarantee”).

The term “Credit Facilities” shall mean, collectively, any senior credit facilities, including the German RCF, the Canadian ABL Facility and the New ABL Facility, in each case, as any such facility is in effect, as applicable, on or immediately following the Plan Effective Date.

Security

The Issuer and the Required Consenting Senior Noteholders shall use reasonable best efforts to enter into and effectuate a mutually agreeable security structure pursuant to which the New Senior Secured Notes and the related Guarantees will be secured on a first-lien basis on substantially all of the assets of Mercer Mass Timber Inc., as well as certain other assets to the extent agreed to among the Issuer, the Required Consenting Senior Noteholders and the required lenders under the Company’s Existing Credit Facilities, in each case, subject to certain excluded assets and permitted liens (the “Notes Priority Collateral”).

In addition, the New Senior Secured Notes and the related Guarantees will be secured on a second-lien basis on certain assets that currently secure, or will secure, the Existing Credit Facilities on a first-lien basis (the “Existing Credit Facilities Priority Collateral”) and the New ABL Facility on a first-lien basis (the “New ABL Priority Collateral”), respectively.

The Issuer and each Guarantor will enter into certain security agreements with the Notes Collateral Agent, for the benefit of the holders of the New Senior Secured Notes, pursuant to which the Issuer and the Guarantors will grant the liens described above to secure their respective obligations under the New Senior Secured Notes and the related Guarantees (collectively, the “Security Agreements”). Concurrently therewith, the Notes Collateral Agent, on behalf of the holders of the New Senior Secured Notes, will enter into one or more intercreditor agreements with the respective collateral agents or other secured creditor representatives under the Existing Credit Facilities and the New ABL Facility, as applicable, governing the relative designation of the collateral, lien priorities, enforcement rights and application of proceeds, with respect to each of the Notes Priority Collateral, the New ABL Priority Collateral and the Existing Credit Facilities Priority Collateral (collectively, the “Intercreditor Agreements”).

References to the Company’s “Existing Credit Facilities” shall mean the German RCF and the Canadian ABL Facility, each as defined in the Restructuring Term Sheet.

Optional Redemption

Except as provided below (under the headings “—Par Call Redemption”, “—Make-Whole Redemption”, “—Special Redemption” and “—Clean-up Call”), the New Senior Secured Notes shall not be redeemable at the Issuer’s option before the second anniversary of the Plan Effective Date (the “First Call Date”). On or after the First Call Date and before the Maturity Date, the Issuer may redeem the New Senior Secured Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 101.00% of the outstanding principal amount of the New Senior Secured Notes being redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date.

Par Call Redemption: Notwithstanding the foregoing, the Issuer may redeem the New Senior Secured Notes, in whole or in part, at any time on or after the date that is twelve (12) calendar months prior to the Maturity Date, at a redemption price equal to 100.00% of the principal amount of the New Senior Secured Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Make-Whole Redemption: Notwithstanding the foregoing, the Issuer may at any time before the First Call Date, redeem the New Senior Secured Notes, in whole or in part, at a redemption price equal to 100.00% of the principal amount thereof plus the Applicable Premium with respect to the New Senior Secured Notes, plus accrued and unpaid interest, if any, thereon to the redemption date. The term “Applicable Premium” as used herein shall mean, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of such New Senior Secured Notes on the First Call Date, plus (2) all required remaining scheduled interest payments due on the New Senior Secured Notes through the First Call Date (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date, and assuming that the rate of interest on the New Senior Secured Notes for the period from the redemption date through the First Call Date is at the Cash Preference Rate), computed using a discount rate equal to the Treasury Rate (as such term shall be defined in the Senior Secured Notes Indenture using customary conventions) as of such redemption date plus 50 basis points, over (B) the principal amount of the New Senior Secured Notes on such redemption date.

Special Redemption: Notwithstanding the foregoing, the Issuer may, at any time, including before the First Call Date, redeem the New Senior Secured Notes, in whole or in part, at a redemption price equal to 100.00% of their outstanding principal amount, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (and without any call premium, make-whole amount or other redemption premium), using cash proceeds from (i) asset sales or (ii) any financing, grant and/or incentive arrangement involving any Canadian, U.S., and/or German governmental authority, whether federal, provincial or municipal.[2]

Clean-up Call: Notwithstanding the foregoing, if at least 90.00% of the aggregate principal amount of the New Senior Secured Notes issued under the Senior Secured Notes Indenture has been repurchased pursuant to one or more tender offers for the New Senior Secured Notes and cancelled (the “Clean-up Threshold”), the Issuer may redeem all, but not less than all, of the remaining outstanding New Senior Secured Notes, at any time before the Maturity Date, including before the First Call Date, at a redemption price equal to the purchase price (expressed as a percentage of principal amount and excluding any amount attributable to accrued and unpaid interest) paid in the tender offer pursuant to which the Clean-up Threshold is first satisfied, together with accrued and unpaid interest to, but excluding, the redemption date. For the avoidance of doubt, no redemption or repurchase other than a repurchase pursuant to such a tender offer shall count toward the Clean-up Threshold. For purposes of the Clean-up Threshold, the aggregate principal amount issued shall include the New Senior Secured Notes originally issued and all principal added or issued in payment of PIK Interest, without duplication. The Clean-up Call shall not independently authorize any preceding redemption or repurchase that is otherwise prohibited by the terms of the New Senior Secured Notes or the Senior Secured Notes Indenture.

Amortization	None.

[2]

Notwithstanding the foregoing set forth under the heading “— Special Redemption”, any transaction contemplated under clauses (i) and (ii) thereunder relating to the use of cash proceeds to redeem New Senior Secured Notes, shall require the consent of the Required Consenting Senior Noteholders, and it being understood that such consent right, including its related terms and conditions, shall be established and memorialized in a side letter to be entered into between the Company and the Required Consenting Senior Noteholders at a date following the Execution Date, but in any event, prior to the Plan Effective Date.

Conditions Precedent	As provided in the Plan, including the occurrence of the Plan Effective Date.

Representations and Warranties	None.

Affirmative and Negative Covenants

To be based on the Senior Notes Indentures with certain modifications as necessary to reflect the provisions of this Term Sheet and the transactions contemplated under the Plan, as the case may be, subject in all respects to the Documentation Principles; provided, that the Senior Secured Notes Indenture shall include, among other things, specified basket capacity for secured project financings to be entered into by (i) Mercer Stendal GmbH, a subsidiary of the Issuer, in connection with the development of sustainable aviation fuel products, including related initiatives, byproducts, and additives, and (ii) Mercer Rosenthal GmbH, a subsidiary of the Issuer, in connection with the development of lignin products, as well as other biopolymer products, in an aggregate principal amount not to exceed $200.0 million at any time outstanding.

The term “Senior Notes Indentures” means, collectively (i) that certain indenture dated September 21, 2023 between the Issuer and Computershare Trust Company, N.A., as trustee, relating to the Issuer’s 12.875% Senior Notes due 2028 and (ii) that certain indenture dated January 26, 2021 between the Issuer and Computershare Trust Company, National Association, as trustee, relating to the Issuer’s 5.125% Senior Notes due 2029.

Reporting Covenant	Customary public company reporting covenant, with customary private company reporting requirements to apply automatically at any time the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Events of Default	Customary for financings of this type, including a cross-default and cross-acceleration provisions, triggered by the acceleration of indebtedness, in each case, with respect to each of the New ABL Facility and the Existing Credit Facilities, subject in all respects to the Documentation Principles.

Trustee and Notes Collateral Agent	Computershare Trust Company, N.A., as the trustee and the collateral agent under the Senior Secured Notes Indenture for the benefit of the holders of the New Senior Secured Notes (the “Trustee” and the “Notes Collateral Agent”, respectively).

Documentation Principles	The indenture governing the New Senior Secured Notes (the “Senior Secured Notes Indenture”) and the Security Agreements and any Intercreditor Agreements and any other documentation related thereto will contain the terms and conditions set forth in this Term Sheet, and in the case of the Senior Secured Notes Indenture, shall be subject to the terms of a covenant grid to be agreed and in form and substance reasonably satisfactory to the Required Consenting Senior Noteholders and the Company (the “Documentation Principles”).

Exhibit 2

Convertible Preferred Stock Term Sheet

Execution Version

MERCER INTERNATIONAL

CONVERTIBLE PREFERRED STOCK TERM SHEET

This convertible preferred stock term sheet (this “Convertible Preferred Stock Term Sheet”) sets forth the principal terms of the proposed issuance of Series A convertible preferred stock (the “Preferred Stock”) by Reorganized Mercer. The issuance of the Preferred Stock will be implemented in accordance with this Convertible Preferred Stock Term Sheet, the Restructuring Term Sheet (the “Restructuring Term Sheet”), to which it is an exhibit, and the Restructuring Support Agreement, to which the Restructuring Term Sheet is annexed.1

Convertible Preferred Stock Term Sheet

Preferred Stock	Reorganized Mercer will issue 325,000 shares of Preferred Stock with an initial liquidation preference of $1,000 per share.

Ranking	The Preferred Stock will rank senior to Reorganized Mercer’s New Common Stock and to each other class or series of Reorganized Mercer’s capital stock, whether now existing or hereafter authorized, with respect to dividends, redemption and rights upon the occurrence of a Liquidation Event.

Maturity	Perpetual, subject to conversion, redemption, and any Mandatory Conversion as described below.

Liquidation Preference

The Preferred Stock will have an initial aggregate liquidation preference of $325,000,000 (as increased from time to time by Accruing Dividends (as defined below) paid in kind as described below, (the “Initial Liquidation Preference”).

Upon the commencement of any liquidation, dissolution or winding up of the affairs of Reorganized Mercer or any significant or material subsidiary or any group of subsidiaries that, taken together, would constitute a significant or material subsidiary, or bankruptcy reorganization or any other similar event or proceeding, whether voluntary or involuntary, with respect to Reorganized Mercer (each, a “Liquidation Event”), the Preferred Stock shall be entitled to the greater of (i) the Initial Liquidation Preference, plus any Accruing Dividends (as defined below) that have been paid in kind, and any declared, accrued and unpaid dividends on each share of the Preferred Stock (the “Liquidation Preference”), and (ii) the amount that would have been payable in respect of such share of Preferred Stock had such share been converted into New Common Stock at the Conversion Price (determined by reference to the Liquidation Preference of such share, including all Accruing Dividends added thereto). The balance of any proceeds shall be distributed pro rata to holders of New Common Stock.

A sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Reorganized Mercer (a “Deemed Liquidation Event”) will trigger payment of the Liquidation Preference or the as-converted value described above.

[1]	Capitalized terms used, but not otherwise defined in this Term Sheet, shall have the meanings ascribed to such terms in the Restructuring Support Agreement.

Dividends

Dividends will accrue daily on the then-outstanding Liquidation Preference and will be payable quarterly in arrears, at Reorganized Mercer’s election, in cash or by an increase in the then-outstanding Liquidation Preference (“Accruing Dividends”), at the following annual rates:

(i) 8.00% per annum for the period from the initial issuance of the Preferred Stock (the “Closing Date”) until the third anniversary of the Closing Date;

(ii)  increasing by 2.00% per annum on the third anniversary of the Closing Date and on each anniversary of the Closing Date thereafter (i.e., to 10.00% from the third anniversary, 12.00% from and after the fourth anniversary and 14.00% from and after the fifth anniversary); and

(iii)  capped at a maximum rate of 14.00% per annum.

To the extent the Accruing Dividends are not paid in cash on the applicable dividend payment date, Accruing Dividends will be added to the then-existing Liquidation Preference such that the Liquidation Preference will increase by an amount equal to the Accruing Dividends on such dividend payment date.

Participation	In addition to the Accruing Dividends described above, the Preferred Stock will participate in any dividends or distributions paid on the New Common Stock on an as-converted basis. For the avoidance of doubt, any such dividend or distribution in which the Preferred Stock participates will not result in any anti-dilution adjustments to the Conversion Price.

Conversion

Optional Conversion.

Each holder of Preferred Stock will have the right, at any time and from time to time, to convert its shares of Preferred Stock into shares of New Common Stock at a conversion price (as adjusted as described below, the “Conversion Price”) equal to the quotient of (i) the equity value of Reorganized Mercer implied by a total enterprise value of $1,300,000,000, determined in a manner to be set forth in the Definitive Documents, divided by (ii) the number of fully diluted shares of New Common Stock outstanding as of the Closing Date. Upon such conversion, each share of Preferred Stock will convert into a number of shares of New Common Stock equal to the Liquidation Preference of such share (including all Accruing Dividends added thereto) divided by the Conversion Price.

Mandatory Conversion.

Provided that no Liquidation Event or Deemed Liquidation Event has occurred, on the sixth anniversary of the Closing Date, all outstanding shares of Preferred Stock will automatically convert into shares of New Common Stock at a conversion price equal to the greater of (x) the volume-weighted average price of the New Common Stock over the 90 trading days immediately preceding such anniversary and (y) a minimum share price mutually agreed on a future date by the Company and the Required Consenting Senior Noteholders, with each share converting into a number of shares of New Common Stock equal to the Liquidation Preference of such share (including all Accruing Dividends added thereto) divided by such conversion price.

Upon any conversion, Reorganized Mercer will deliver cash in lieu of issuing any fractional share of New Common Stock.

Call Rights / Call Protection

Prior to the second anniversary of the Closing Date, Reorganized Mercer may redeem all or any portion of the outstanding Preferred Stock, upon not less than 30 days’ prior written notice, at a redemption price equal to 100.00% of the Liquidation Preference.

On or after the second anniversary of the Closing Date, Reorganized Mercer may redeem all or any portion of the outstanding Preferred Stock, upon not less than 30 days’ prior written notice, at a redemption price equal to 101.00% of the Liquidation Preference, increasing by 1.00% of the Liquidation Preference per annum on each subsequent anniversary of the Closing Date (the redemption price applicable from time to time under this section, the “Redemption Price”).

Any shares of Preferred Stock called for redemption may be converted by the holder thereof in accordance with the conversion provisions above at any time prior to the close of business on the second (2nd) business day immediately before the applicable redemption date.

Change of Control / Fundamental Change

In connection with any Fundamental Change, any holder may (x) require Reorganized Mercer to repurchase all or any portion of its Preferred Stock in cash at a price per share equal to 100.00% of the Liquidation Preference, or (y) convert its Preferred Stock into shares of New Common Stock up until the Fundamental Change Repurchase Date. Notwithstanding the foregoing, there will be no repurchase right if the Fundamental Change causes the Preferred Stock to become convertible solely into cash in an amount that exceeds the maximum repurchase price described above.

“Fundamental Change” means (a) customary change-of-control and business combination events, with customary exceptions for (x) merger and related events where the pre-transaction beneficial owners of Reorganized Mercer control the successor or its parent; and (y) merger and related events where at least 90% of the consideration given for the New Common Stock consists of common stock listed on a Permitted Exchange (as further defined by the parties in the Definitive Documents), or (b) the New Common Stock ceasing to be listed on a Permitted Exchange.

“Fundamental Change Repurchase Date” means any business day of Reorganized Mercer’s choosing that is between ten (10) and twenty (20) business days, inclusive, after the effective date of the applicable Fundamental Change.

“Permitted Exchange” means the New York Stock Exchange, the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Protective Provisions

For so long as any shares of Preferred Stock remain outstanding, Reorganized Mercer will not, and will not permit its subsidiaries to, without the prior written consent of the holders of a majority of the then-outstanding Preferred Stock, either directly, indirectly or by amendment, merger, consolidation or otherwise:

(i) amend, alter, waive, repeal or otherwise modify any provision of Reorganized Mercer’s certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences, privileges or rights of the Preferred Stock or the holders thereof;

(ii)  amend, alter, waive, repeal or otherwise modify any of the powers, preferences, rights or privileges of the Preferred Stock or the holders thereof;

(iii)  alter or change the rights, preferences or privileges granted to or the restrictions imposed upon the holders of the Preferred Stock in such a way that adversely affects the holders of the Preferred Stock (subject to a series vote of each series of preferred stock which is adversely affected in a manner different than any other series);

(iv) authorize or issue (or reclassify any other class of capital stock into) any class or series of capital stock ranking senior to, or on parity with, the Preferred Stock with respect to dividends, redemption or liquidation, or any debt convertible into such a class or series, subject to the consent of the holders of 66-2/3% of the then-outstanding Preferred Stock;

(v)   consummate a Liquidation Event or Deemed Liquidation Event that would not permit the Preferred Stock to be converted or redeemed in full; or

(vi) increase the number of authorized shares of Preferred Stock;

provided, further, that no consent of the then-outstanding Preferred Stock will be required in respect of any consolidation, merger, share exchange or reclassification if the Preferred Stock either remains outstanding or is exchanged for preference securities of the successor entity or its parent, in each case with rights, preferences and voting powers that are no less favorable in any material respect to the holders.

The Definitive Documents will include customary sacred rights with respect to amendments to the terms of the New Convertible Preferred Stock.

Remedies

If any Trigger Event (as defined below) shall occur and be continuing, then the rate at which Accruing Dividends accrue shall be increased by 2.00% per annum (including during the first three years following the Closing Date), which increase shall be in addition to, and shall not be limited by, the 14.00% cap described above.

A “Trigger Event” means any (i) failure by Reorganized Mercer to pay any amount when due, including any redemption or repurchase price; or (ii) breach by Reorganized Mercer of any of the terms of the Preferred Stock, including the Protective Provisions, and breach remains uncured and continuing for 10 days (to the extent capable of cure).

The Definitive Documents governing the Preferred Stock will provide that holders will have all remedies available at law or in equity for a breach of the terms of the Preferred Stock, including the right to specific performance.

Anti-Dilution Provisions	The Preferred Stock will have customary anti-dilution provisions, including in connection with (a) a subdivision or combination of outstanding New Common Stock, reclassification, recapitalization, stock split, dividend or other distribution payable in any form and (b) any consideration in respect of a tender offer or exchange offer for the New Common Stock or securities junior to the Preferred Stock made by Reorganized Mercer or any of its subsidiaries; provided that no such adjustment shall be made in respect of any dividend, proceeds, distribution or other form of consideration to the extent received by the holder of Preferred Stock on a participating basis. For the avoidance of doubt, there shall be no adjustments to the Conversion Price solely with respect of the price at which New Common Stock or its equivalent is issued.

Governance	Except as set forth under “Protective Provisions” above or as otherwise required by law, the Preferred Stock will vote together with the New Common Stock as a single class on an as-converted basis, and not as a separate class, on all matters submitted to a vote of Reorganized Mercer’s stockholders.

Shareholder Approval	The issuance of the Preferred Stock and any New Common Stock issued upon conversion thereof will be deemed approved by the majority of the common equity holders of each of Reorganized Mercer and the predecessor entity to Reorganized Mercer pursuant to a court-approved reorganization under the federal bankruptcy laws.

Form of Securities	To the extent not issued under Section 1145 of the Bankruptcy Code, any Preferred Stock or New Common Stock issued upon conversion of any Preferred Stock that is held by an affiliate (as defined under Rule 144 under the Securities Act of 1933, as amended) of Reorganized Mercer will be held on the books of the applicable transfer agent, bear customary restrictive legends, and be subject to customary delegending requirements.

Exhibit 3

Governance Term Sheet

Execution Version

MERCER INTERNATIONAL INC., et al.

GOVERNANCE TERM SHEET

This governance term sheet (including all exhibits, annexes, appendices, and schedules hereto, this “Term Sheet”) sets forth the principal terms of the proposed governance of Reorganized Mercer that would be implemented in connection with the issuance of the New Common Stock and New Convertible Preferred Stock (the “Issuance”) in connection with restructuring transactions (the “Transactions”) of the outstanding indebtedness and equity interests of Mercer International Inc., a Washington corporation (“Mercer”) and certain of its subsidiaries (together with Mercer, each a “Company Party” and, collectively, the “Company”) agreed to by the Company Parties and the Consenting Senior Noteholders. The Issuance will be implemented in accordance with this Term Sheet and the Restructuring Term Sheet (to which this Term Sheet is annexed as Exhibit 3) and the Restructuring Support Agreement (to which the Restructuring Term Sheet is annexed as Exhibit A).1

THIS TERM SHEET IS NOT AN OFFER OF OR A SOLICITATION OF OFFERS TO PURCHASE ANY SECURITIES OF THE COMPANY WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE, AS AMENDED (THE “BANKRUPTCY CODE”), OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING THE SECURITIES ACT AND PROVISIONS OF THE BANKRUPTCY CODE, AS APPLICABLE.

THIS TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ACCORDINGLY PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TERM SHEET DOES NOT PURPORT TO CONTAIN ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND THE RESTRUCTURING SUPPORT AGREEMENT (INCLUDING THE CONSENT RIGHTS PROVIDED THEREIN), AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

THE REGULATORY, TAX, ACCOUNTING, AND OTHER LEGAL AND FINANCIAL MATTERS AND EFFECTS RELATED TO THE TRANSACTIONS OR ANY RELATED RESTRUCTURING OR SIMILAR TRANSACTION HAVE NOT BEEN FULLY EVALUATED AND ANY SUCH EVALUATION MAY AFFECT THE TERMS AND STRUCTURE OF ANY SUCH TRANSACTIONS OR RELATED TRANSACTIONS.

[1]

Capitalized terms used, but not otherwise defined in this Term Sheet, shall have the meanings ascribed to such terms in the Restructuring Support Agreement and the Restructuring Term Sheet annexed thereto, as applicable.

Topic	Proposed Terms

Reorganized Mercer

Reorganized Mercer shall be Mercer (which may be redomiciled in Delaware) and shall be the top parent entity of the reorganized Company.

This Term Sheet shall be implemented through the New Corporate Governance Documents, including a shareholders agreement among Reorganized Mercer and each of [HOLDER A] and [HOLDER B] (each, an “AHG Major Holder”), in each case effective as of the Plan Effective Date and surviving the termination of the Restructuring Support Agreement.

New Common Stock	On the Plan Effective Date, Reorganized Mercer shall issue a single class of voting New Common Stock, distributed as set forth in the Restructuring Term Sheet. Each share of New Common Stock shall be entitled to one vote (with no cumulative voting) and to share ratably in dividends when, as and if declared by the board of directors of Reorganized Mercer (“Reorganized Board”), in each case subject to the rights of the New Convertible Preferred Stock.

New Convertible Preferred Stock	On the Plan Effective Date, Reorganized Mercer shall issue $325 million of New Convertible Preferred Stock, distributed as set forth in the Restructuring Term Sheet, on the terms set forth in the Convertible Preferred Stock Term Sheet. Each share of New Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of New Common Stock, voting together with the New Common Stock as a single class, with a number of votes equal to the number of shares of New Common Stock into which such share of New Convertible Preferred Stock is then convertible (with no cumulative voting).

Initial Reorganized Board Size and Composition

As of the Plan Effective Date, the Reorganized Board shall be appointed. The Reorganized Board shall consist of 7 directors, and shall include (i) the chief executive officer of Reorganized Mercer (the “CEO”) and (ii) at least 3 independent directors. For so long as Reorganized Mercer’s equity securities are listed on a national securities exchange and Reorganized Mercer does not elect to be a “controlled company” (see “Controlled Company Election” below) and rely on the exemptions with respect to board composition, a majority of the Reorganized Board shall be independent directors under the applicable listing standards of such exchange.

The composition of the initial Reorganized Board shall be agreed collectively by [HOLDER A], [HOLDER B] and [HOLDER C] and shall include 1 AHG Major Holder Designee (as defined below) designated by each of the AHG Major Holders. Following the appointment of the initial Reorganized Board, the directors shall be designated in accordance with the “Director Designation Rights” row immediately below.

Director Designation Rights

Following the appointment of the initial Reorganized Board, and except as otherwise provided under “Board Expansion” below, each AHG Major Holder shall be entitled to designate up to 1 director (each, an “AHG Major Holder Designee”) for so long as its Individual Ownership Percentage (as defined below) is at least 9.9%.

AHG Major Holder Designees. An AHG Major Holder Designee may be removed only by the AHG Major Holder that designated such AHG Major Holder Designee, and any vacancy in a seat designated by an AHG Major Holder (whether resulting from removal, resignation, death, or other cause) shall be filled solely by the AHG Major Holder that designated such AHG Major Holder Designee, provided each such designee meets the applicable qualification standards under applicable rules, policies and regulations, including any applicable listing standards.

2

If an AHG Major Holder’s Individual Ownership Percentage falls below 9.9%, such AHG Major Holder shall at the direction of Reorganized Mercer promptly cause its AHG Major Holder Designee to resign (and if such designee does not, Reorganized Mercer and the AHG Major Holders shall take all actions necessary, including voting their shares, to effect such removal); the resulting vacancy shall be filled by the Reorganized Board in accordance with the New Corporate Governance Documents and shall not be filled by such AHG Major Holder.

Notwithstanding the above, each AHG Major Holder may elect, in its sole discretion, not to exercise its designation right in respect of any seat (including upon any vacancy in a seat it is entitled to fill). If a given AHG Major Holder declines to designate an AHG Major Holder Designee, then, by the Requisite AHG Major Holder Consent (as defined below), the AHG Major Holders shall be entitled to designate an AHG Group Designee (as defined below) in respect of such seat. Such declining AHG Major Holder may again elect to designate an AHG Major Holder Designee for such seat upon the next vacancy therein or at the next annual or special meeting (at which directors are being elected) of stockholders, for so long as it otherwise remains entitled to such right.

“Fully-Diluted New Common Stock” means Reorganized Mercer’s New Common Stock, determined on a fully diluted basis, giving effect to a hypothetical conversion of all outstanding New Convertible Preferred Stock into New Common Stock.

“Individual Ownership Percentage” means, at the relevant time, the Fully-Diluted New Common Stock held by an AHG Major Holder (together with its Affiliates, its managed funds and accounts and its permitted transferees), expressed as a percentage of the aggregate Fully-Diluted New Common Stock then outstanding.

“Aggregate Ownership Percentage” means, at the relevant time, the aggregate of the Individual Ownership Percentages of the AHG Major Holders.

“Requisite AHG Major Holder Consent” means the prior written consent of AHG Major Holders that (i) are then entitled to designate an AHG Major Holder Designee and (ii) collectively hold at least 50% of the Fully-Diluted New Common Stock then held by all AHG Major Holders entitled to designate an AHG Major Holder Designee.

AHG Group Designees. Following the appointment of the initial Reorganized Board, the AHG Major Holders shall be entitled to designate, by the Requisite AHG Major Holder Consent, up to such number of directors (each, an “AHG Group Designee”) as would cause the total number of AHG Major Holder Designees and AHG Group Designees then serving on the Reorganized Board to be equal to the greater of (i) 3 and (ii) such number of directors as is proportionate to the Aggregate Ownership Percentage of such AHG Major Holders.

Remaining Directors. Following the appointment of the initial Reorganized Board, the directors other than the AHG Major Holder Designees or the AHG Group Designees shall consist of (i) the CEO and (ii) such number of independent directors as is necessary to fill the remaining seats on the Reorganized Board, nominated by the nominating committee through a customary public-company nominating process, subject to the New Corporate Governance Documents and applicable law and regulations, including any applicable listing standards.

Board Expansion. Upon the election of all of the AHG Major Holders then entitled to designate an AHG Major Holder Designee, the size of the Reorganized Board shall increase by 2 directors to 9 directors (any such new director, an “Expansion Designee”). Following any such increase, such AHG Major Holders shall be entitled to designate, in the aggregate, up to 5 designees total (including AHG Major Holder Designees and AHG Group Designees then serving on the Reorganized Board). The appointment of the AHG Major Holder Designees, the AHG Group Designees and the Expansion Designees (in the aggregate) shall be allocated in proportion to such AHG Major Holders’ respective Individual Ownership Percentages relative to one another, subject in all cases to applicable rules and regulations of the SEC regarding proportionate board representation.

3

Director Indemnification and Insurance. Reorganized Mercer shall (a) enter into customary indemnification agreements with all directors (including all AHG Major Holder Designees and AHG Group Designees) and (b) maintain directors’ liability insurance, in each case, on terms reasonably acceptable to the AHG Major Holders and in any case no less favorable than those provided to the Company’s existing directors under the “Indemnification of Prepetition Directors, Officers, and Managers” and “Director, Officer, Manager, and Employee Tail Coverage” provisions of the Restructuring Term Sheet.

Reorganized Mercer Nomination/Support Obligation. Following the appointment of the initial Reorganized Board, Reorganized Mercer shall nominate each AHG Major Holder Designee and each AHG Group Designee for election at each annual or special meeting (at which directors are being elected) of stockholders (and recommend such designee for election and include such designee in Reorganized Mercer’s proxy statement), for so long as the applicable AHG Major Holder (or, as applicable, the AHG Major Holders with respect to the applicable number of AHG Group Designees) retains its designation right and such designee meets the applicable qualification standards under applicable rules, policies and regulations, including any applicable listing standards.

Committee Designation Rights. Reorganized Board committees shall be appointed by the Reorganized Board, provided that each AHG Major Holder shall be entitled to have its AHG Major Holder Designee serving on any Reorganized Board committee (other than the audit committee) for so long as its AHG Major Holder Designee is serving on the Reorganized Board, subject to applicable securities laws and national securities exchange listing standards (including independence requirements for the compensation and nominating committees). The audit committee must consist solely of independent directors in accordance with applicable securities laws and national securities exchange listing standards.

Chair	The initial chair of the Reorganized Board (the “Chair”) shall be [•]. Thereafter, the Chair shall be designated by mutual agreement of the AHG Major Holders then entitled to designate an AHG Major Holder Designee, acting in good faith; provided that, if such AHG Major Holders are unable to agree on a Chair, the Chair shall be designated by the Requisite AHG Major Holder Consent.

Controlled Company Election	To the extent Reorganized Mercer qualifies as a “controlled company” under the applicable national securities exchange regulations as of the Plan Effective Date, the Reorganized Board (or, if determined prior to the Plan Effective Date, the Required Consenting Senior Noteholders with the reasonable consent of the Company, consistent with the “Public Listing” provisions of the Restructuring Term Sheet) may determine that Reorganized Mercer shall rely on the exemptions available to a controlled company from certain governance requirements.

Reorganized Board Observer Rights

If an AHG Major Holder Designee of an AHG Major Holder nominated by the nominating committee of Reorganized Mercer pursuant to the “Reorganized Mercer Nomination/Support Obligation” provision above is not elected to the Reorganized Board, such AHG Major Holder may appoint a non-voting Reorganized Board observer (each, a “Reorganized Board Observer”), for so long as such AHG Major Holder’s Individual Ownership Percentage remains at least 9.9%. The Reorganized Board Observer right with respect to any such AHG Major Holder Designee shall terminate automatically upon such AHG Major Holder Designee (or another AHG Major Holder Designee) of the applicable AHG Major Holder being seated in the corresponding Reorganized Board seat.

Reorganized Board Observers may attend meetings in person or remotely and shall be provided timely access to board materials and information but shall have no vote and shall not be counted for purposes of establishing a quorum of the Reorganized Board; provided that the Reorganized Board may exclude any such observer from any portion of a meeting and may withhold any such materials if the Reorganized Board determines that such exclusion or withholding is necessary to preserve the attorney-client privilege between Reorganized Mercer and its counsel or to avoid a conflict of interest. Each observer shall agree in writing to be bound by standard confidentiality obligations.

4

Voting Support	Unless otherwise agreed by the AHG Major Holders, each AHG Major Holder shall vote all of its shares of New Common Stock (and, to the extent voting as a single class, any New Convertible Preferred Stock on an as-converted basis) in favor of each other AHG Major Holder’s AHG Major Holder Designees (and in favor of all AHG Group Designees) at every annual or special meeting of stockholders at which directors are to be elected (and shall execute any written consent in lieu of a meeting to the same effect), for so long as such designating AHG Major Holder retains its designation right.

AHG Major Holders’ Consent Rights (Veto)

The following actions require the prior written consent of each AHG Major Holder for so long as its Individual Ownership Percentage is at least 9.9%, as set forth below:

1.  Any merger, consolidation, sale of all or substantially all assets, or other change of control transaction;

2.  Any asset sale or series of asset sales in excess of $50 million in the aggregate;

3.  Except as otherwise expressly provided in this Term Sheet, any increase or decrease in the size of the Reorganized Board, or any change to the procedure for nominating or appointing directors;

4.  Any amendment to the charter, bylaws, certificate of designations or other organizational documents to the extent it is adverse to such AHG Major Holder or the AHG Major Holders as a group;

5.  Any voluntary delisting of Reorganized Mercer’s equity securities from a national securities exchange;

6.  Voluntary liquidation, dissolution or winding up, or any bankruptcy filing, assignment for the benefit of creditors or similar proceeding; or

7.  Any other action that materially and disproportionately adversely affects such AHG Major Holder relative to other holders of the same class, or modifies, reduces or eliminates any right specifically granted to such AHG Major Holder.

Corporate Opportunities	To the fullest extent permitted by applicable law Reorganized Mercer, on behalf of itself and its subsidiaries, shall renounce and waive any interest in business opportunities that are presented to the AHG Major Holders, their respective Affiliates and their respective portfolio companies (independent of Reorganized Mercer), but without limiting any designees fiduciary duties to Reorganized Mercer (including misuse of corporate information).

Beneficial Ownership Cap

Each AHG Major Holder may elect, by written notice to Reorganized Mercer prior to the Plan Effective Date, that it wishes to receive any New Common Stock at the Plan Effective Date in excess of 9.9% of Reorganized Mercer’s total outstanding shares in the form of pre-funded warrants subject to a 9.9% beneficial ownership cap. Such AHG Major Holder may terminate such limitation at any time.

After the Plan Effective Date, each AHG Major Holder may elect, by written notice to Reorganized Mercer, to enter into an irrevocable proxy with Reorganized Mercer such that Reorganized Mercer may vote any common stock beneficially owned by such holder exceeding 9.9%.

5

Registration Rights

Reorganized Mercer shall grant customary registration rights with respect to all shares of New Common Stock and New Convertible Preferred Stock held by [HOLDER A], [HOLDER B], [HOLDER C], [HOLDER D], [HOLDER E] and [HOLDER F] (including any shares underlying securities convertible into or exercisable for New Common Stock). Registration rights continue for so long as any of [HOLDER A], [HOLDER B] or [HOLDER C]continues to beneficially own New Common Stock or New Convertible Preferred Stock (unless such shares are tradeable without restriction under Rule 144).

Demand: [HOLDER A], [HOLDER B] and [HOLDER C] shall collectively be entitled to 4 demand registrations per year to require Reorganized Mercer to cooperate in an underwritten offering or shelf-takedown by participating shareholders.

Piggyback: Each of [HOLDER A], [HOLDER B] and [HOLDER C] shall be entitled to customary piggyback rights to join underwritten offerings undertaken by Reorganized Mercer, any of [HOLDER A], [HOLDER B] or [HOLDER C], or other investors.

Resale Shelf: Reorganized Mercer shall be required to use best efforts to file a resale registration statement on Form S-1 or Form S-3, to the extent Reorganized Mercer is eligible, at the Plan Effective Date or as soon as practicable thereafter, but in no event later than 14 calendar days after the Plan Effective Date. Reorganized Mercer shall be required to keep the shelf current for all material information necessary for an investor to use the shelf to effect trades in Reorganized Mercer’s New Common Stock or New Convertible Preferred Stock.

All expenses, other than underwriting discounts, shall be paid by Reorganized Mercer.

Information Rights

For so long as an AHG Major Holder’s Individual Ownership Percentage is at least 5%, to the extent Reorganized Mercer is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Reorganized Mercer shall, upon such AHG Major Holder’s prior written request, deliver to such AHG Major Holder:

1.  Audited consolidated financial statements of Reorganized Mercer after the end of each fiscal year and within the SEC filing deadlines that would apply to Reorganized Mercer if subject to the reporting requirements of the Exchange Act;

2.  Unaudited consolidated financial statements for each of the first three fiscal quarters within the SEC filing deadlines that would apply to Reorganized Mercer if subject to the reporting requirements of the Exchange Act; and

3.  Any annual operating budget approved by the Reorganized Board, within 30 days after the start of each fiscal year.

Special Meeting Rights	Each AHG Major Holder whose Individual Ownership Percentage is at least 15%, or the AHG Major Holders collectively if the Aggregate Ownership Percentage is at least 15%, may call a special meeting of stockholders, subject to Reorganized Mercer’s New Corporate Governance Documents and applicable law.

No Preemptive Rights, Tag, Drag or ROFO	No preemptive rights, tag-along rights, drag-along rights or rights of first offer.

6

Dispute Resolution	The laws of the state of Reorganized Mercer shall govern, without regard to principles of conflicts of laws, and the state and federal courts located in such state shall be the exclusive forum for any claim arising out of or relating to the governance or organizational documents of Reorganized Mercer. This provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

7

Exhibit 4

Backstop Commitment Letter

November 2, 2026

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia V6C 1G8

Attn: Richard Short

Re:	Backstop Commitment Letter

Ladies and Gentlemen:

Mercer International Inc., a Washington corporation (“Mercer”), certain of its direct and indirect subsidiaries listed on the signature pages hereto (together with Mercer, each, a “Company Party” and, collectively, the “Company Parties”), the undersigned entities (together with their respective successors and permitted assigns, each, a “Backstop Party” and, collectively, the “Backstop Parties”), and certain other entities have negotiated the terms of a restructuring and recapitalization transaction with respect to the Company Parties, the terms and conditions of which are described and set forth in the RSA (as defined below), including the Term Sheet (as defined below), and the other Definitive Documents (such restructuring and recapitalization transaction, to be implemented through the Plan in the Chapter 11 Cases, the “Restructuring”). Capitalized terms used in this backstop commitment letter (this “Commitment Letter”) without definitions shall have the meanings given to such terms on Exhibit A attached hereto or, if any such term is not defined on Exhibit A attached hereto, the meaning given to such term in the RSA (including the Term Sheet).

Mercer is party to (i) that certain Indenture, dated as of January 26, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the “2029 Senior Notes Indenture”), by and between Mercer and Computershare Trust Company, N.A., as trustee, governing Mercer’s 5.125% Senior Notes due February 1, 2029 (the “2029 Senior Notes”), and (ii) that certain Indenture, dated as of September 21, 2023 (as amended, restated, supplemented, or otherwise modified from time to time, the “2028 Senior Notes Indenture” and, together with the 2029 Senior Notes Indenture, the “Senior Notes Indentures”), by and between Mercer and Computershare Trust Company, N.A., as trustee, governing Mercer’s 12.875% Senior Notes due October 1, 2028 (the “2028 Senior Notes” and, together with the 2029 Senior Notes, the “Senior Notes”).

To implement the Restructuring, and as contemplated by that certain Restructuring Support Agreement, dated as of November 2, 2026 (together with the exhibits and attachments thereto, including the Restructuring Term Sheet annexed thereto (the “Term Sheet”), and as amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “RSA”), by and among the Company Parties, the Consenting Senior Noteholders, and the Consenting Equityholders, the Company Parties intend to commence the Chapter 11 Cases and, pursuant to the Plan, to conduct the Rights Offering. In the Rights Offering, each Rights Offering Participant will be offered the right to purchase its Pro Rata Share of the New Money Senior Secured Notes, and each Rights Offering Participant that exercises its “Rights” (as defined in the Restructuring Term Sheet) will receive its Pro Rata Share of the Stapled Equity, in each case on the terms set forth in the Term Sheet and the Rights Offering Procedures.

Pursuant to the Plan and the Rights Offering Procedures, (A) each Rights Offering Participant of record as of the record date established under the Rights Offering Procedures (the “Record Date”) has the option to subscribe for and purchase, on the Plan Effective Date, up to its Pro Rata Share of the New Money Senior Secured Notes offered in the Rights Offering, which New Money Senior Secured Notes have, before inclusion of the Put Option Premium (as defined below), an aggregate principal amount of $420,000,000 (such aggregate principal amount, as it may be reduced in accordance with the Term Sheet, the “New Money Amount”), and (B) each Rights Offering Participant that exercises its Rights is entitled to receive its Pro Rata Share of the Stapled Equity. The Company Parties shall not change the Record Date or the Subscription Deadline without the prior written consent of the Required Backstop Parties (as defined below).

1. Commitments.

(a) To provide assurance that the Company Parties are able to issue New Money Senior Secured Notes in the Rights Offering in an aggregate principal amount equal to the New Money Amount, each of the Backstop Parties hereby agrees, severally and not jointly, to (i) give the Company Parties the right to require such Backstop Party to, and upon exercise of such right by the Company Parties each Backstop Party shall, duly exercise, in full, all Rights distributed to such Backstop Party (or its Backstop Designees) in respect of Senior Notes held by it and purchase (or cause to be purchased), at the Closing, the New Money Senior Secured Notes subscribed for thereby, in accordance with the Rights Offering Procedures (such agreement by each Backstop Party, such Backstop Party’s “Primary Commitment,” and such agreements by all of the Backstop Parties, collectively, the “Primary Commitments”) and (ii) give the Company Parties the right to require such Backstop Party to, and upon exercise of such right by the Company Parties each Backstop Party shall, purchase (or cause to be purchased), at the Closing, such Backstop Party’s Backstop Commitment Percentage of all Unsubscribed Notes (such agreement by each Backstop Party, such Backstop Party’s “Backstop Commitment,” and such agreements by all of the Backstop Parties, collectively, the “Backstop Commitments”), in each case of the foregoing, on the terms and subject to the conditions and limitations set forth in this Commitment Letter. For the avoidance of doubt, the Primary Commitments and the Backstop Commitments are several, not joint, obligations of the Backstop Parties such that no Backstop Party shall be liable or otherwise responsible for the Primary Commitment or the Backstop Commitment of any other Backstop Party. Anything in this Commitment Letter to the contrary notwithstanding, no Backstop Party (or its designee) shall be required to purchase New Money Senior Secured Notes pursuant to such Backstop Party’s Primary Commitment and/or Backstop Commitment having an aggregate principal amount that exceeds such Backstop Party’s Aggregate Commitment Amount (as defined below).

(b) If a Backstop Party purchases (or causes its Backstop Designee (as defined below) to purchase) New Money Senior Secured Notes pursuant to its Backstop Commitment, then such Backstop Party (or its Backstop Designee) shall be entitled to receive, at the Closing, the Stapled Equity that such Backstop Party (or its Backstop Designee) would have received if such Backstop Party had been entitled to, and had, subscribed for and purchased (or caused its Backstop Designee to subscribe for and purchase) such New Money Senior Secured Notes pursuant to the exercise of Rights in the Rights Offering. For the avoidance of doubt, a Backstop Party that purchases (or causes its Backstop Designee to purchase) New Money Senior Secured Notes pursuant to its Backstop Commitment shall receive from the Reorganized Parent, and the Reorganized Parent shall distribute to such Backstop Party (or its Backstop Designee), at the Closing, a number of shares of New Common Stock and New Convertible Preferred Stock constituting Stapled Equity equal to the product of (i) such Backstop Party’s Applicable Percentage and (ii) the total number of shares of New Common Stock and New Convertible Preferred Stock, respectively, constituting Stapled Equity. The Stapled Equity to be distributed by the Reorganized Parent to the Backstop Parties (or their respective Backstop Designees) pursuant to this Section 1(b) shall be referred to herein, collectively, as the “Backstop Equity”.

(c) The Company Parties hereby agree to deliver to each Backstop Party, by e-mail, a certification by an executive officer of Mercer (on behalf of the Company Parties) (the “Backstop Certificate”) of (i) if there are Unsubscribed Notes, a true and accurate calculation of the aggregate Unsubscribed Notes and the amount of New Money Senior Secured Notes such Backstop Party is required to purchase pursuant to its Backstop Commitment, or (ii) if there are no Unsubscribed Notes, the fact that there are no Unsubscribed Notes. The Backstop Certificate shall be delivered by the Company Parties to each of the Backstop Parties within six (6) Business Days after the Subscription Deadline. The Company Parties shall not change the Subscription Deadline without the prior written consent of the Required Backstop Parties.

(d) Fractional shares of New Common Stock and New Convertible Preferred Stock shall not be distributed pursuant to this Commitment Letter. Anything herein to the contrary notwithstanding, no Backstop Party (or any Backstop Designee) shall have the right to receive or have distributed to it any fractional share of New Common Stock or New Convertible Preferred Stock pursuant to this Commitment Letter. If a Backstop Party (or a Backstop Designee) would otherwise have the right, pursuant to this Commitment Letter, to receive or have distributed to it a number of shares of New Common Stock or New Convertible Preferred Stock that includes a fraction of a share, then such number of shares shall be rounded upward or downward to the nearest whole share (with .5 of a share being rounded up), and no Backstop Party (or Backstop Designee) shall receive any payment or other distribution in respect of any fraction of a share such Backstop Party (or Backstop Designee) does not receive as a result of such rounding down. For purposes of determining whether a Backstop Party (or Backstop Designee) would otherwise receive a fraction of a share, the total number of shares of New Common Stock and New Convertible Preferred Stock to be distributed to such Backstop Party and its Backstop Designees pursuant to this Commitment Letter and the total number of shares of New Common Stock and New Convertible Preferred Stock to be distributed to such Backstop Party and its designees in such Backstop Party’s capacity as a Rights Offering Participant or as a holder of Senior Notes pursuant to the Plan shall be aggregated. Notwithstanding the foregoing, the Company Parties and the Required Backstop Parties may determine to round certain allocations of New Common Stock and New Convertible Preferred Stock and make such further adjustments as necessary so that the total number of shares of New Common Stock and New Convertible Preferred Stock outstanding on the Plan Effective Date (after giving effect to the consummation of the Restructuring) is equal to the number as determined in accordance with the Plan and the Term Sheet.

(e) Notwithstanding anything in this Commitment Letter to the contrary, the Company Parties and the Required Backstop Parties may determine to round certain allocations of New Money Senior Secured Notes and make such further adjustments as are necessary so that the aggregate principal amount of the New Money Senior Secured Notes (other than the Put Option Premium Notes) is equal to the New Money Amount.

(f) The Company Parties hereby agree to (i) file a motion with the Bankruptcy Court seeking entry of the Backstop Order, in form and substance reasonably acceptable to the Required Backstop Parties, not later than one (1) Business Day after the Petition Date, and (ii) obtain entry of the Backstop Order not later than twenty-two (22) days after the Petition Date (such date, as it may be extended in accordance with this Section 1(f), the “Backstop Order Deadline”); provided that if the Bankruptcy Court is unavailable to hold a hearing on such motion on or prior to such date for reasons not attributable to any act or omission of the Company Parties, the Backstop Order Deadline shall automatically be extended to the first date thereafter on which the Bankruptcy Court is available to hold such hearing, but in no event later than twenty-eight (28) days after the Petition Date. The Backstop Order Deadline may be extended only with the prior written consent of the Required Backstop Parties. The Company Parties shall not seek or consent to any modification of the Backstop Order without the prior written consent of the Required Backstop Parties (such consent not to be unreasonably withheld, delayed, or conditioned). The Backstop Order shall provide that the Put Option Premium shall constitute an Administrative Claim, subject to the terms and condition of this Commitment Letter.

(g) Notwithstanding anything to the contrary set forth in the RSA or the Rights Offering Procedures, each Backstop Party shall, severally and not jointly, fund (or cause to be funded) an amount equal to (x) the aggregate principal amount of New Money Senior Secured Notes such Backstop Party is required to purchase pursuant to its Primary Commitment and its Backstop Commitment, minus (y) $20,000,000 multiplied by a fraction equal to such principal amount divided by the New Money Amount (such amount, the “Purchase Price”), to Stretto, Inc., in its capacity as the subscription agent under the Rights Offering Procedures (in such capacity, the “Funding Agent”). Such funding shall be made by wire transfer of immediately available funds in accordance with the instructions set forth in a written notice delivered by or on behalf of Mercer or the Funding Agent to each Backstop Party no later than four (4) Business Days prior to the Funding Deadline (as defined below) set forth therein, setting forth the aggregate principal amount of New Money Senior Secured Notes such Backstop Party is required to purchase pursuant to its Primary Commitment and its Backstop Commitment, the applicable Purchase Price, the Funding Deadline, and wire instructions (the “Funding Notice”), on or prior to the deadline specified in the Funding Notice, which deadline shall be no later than the date that is four (4) Business Days prior to the anticipated Plan Effective Date (such deadline, the “Funding Deadline”). If the Plan Effective Date has not occurred on or prior to the tenth (10th) Business Day following the Funding Deadline, then any funds deposited with the Funding Agent by a Backstop Party (or any of its Backstop Designees) will be returned, with interest, to an account or accounts designated by such Backstop Party upon written request of such Backstop Party (which may be by e-mail), as soon as reasonably practicable, but in any event within two (2) Business Days after such request. Mercer shall promptly deliver to the Funding Agent any written authorization required to effect such return. Notwithstanding the foregoing, if a Funding Default (as defined below) shall have occurred and Mercer has commenced the process for the exercise of Default Purchase Rights (as defined below) by Non-Defaulting Backstop Parties (as defined below) in accordance with Section 1(h), then such tenth (10th) Business Day shall be extended to the date that is the fifth (5th) Business Day following the date on which the procedures set forth in Sections 1(h) and 1(i) have been completed. In addition, if the Company Parties, with the prior written consent of the Required Backstop Parties (e-mail of counsel being sufficient), have elected to continue the Rights Offering notwithstanding the occurrence of any event that would otherwise result in its termination, such tenth (10th) Business Day shall be extended for the duration of such continuation period.

(h) In the event that a Backstop Party defaults (a “Funding Default”) on its obligation to fund all or any portion of its Primary Commitment or its Backstop Commitment on or prior to the Funding Deadline (each such Backstop Party, a “Defaulting Backstop Party”), then each Backstop Party that is not a Defaulting Backstop Party (each such Backstop Party, a “Non-Defaulting Backstop Party”) shall have the right (the “Default Purchase Right”), but not the obligation, to elect to commit to purchase up to such Non-Defaulting Backstop Party’s Adjusted Commitment Percentage of the aggregate principal amount of all New Money Senior Secured Notes (including Unsubscribed Notes) required to be purchased by the Defaulting Backstop Party pursuant to Section 1(a) but which the Defaulting Backstop Party did not fund in accordance with this Commitment Letter. Within two (2) Business Days after a Funding Default, Mercer (on behalf of the Company Parties) shall send a written notice to each Non-Defaulting Backstop Party specifying (i) the aggregate principal amount of New Money Senior Secured Notes that the Defaulting Backstop Parties were required to purchase pursuant to their respective Primary Commitments but did not fund in accordance with this Commitment Letter (the “Default Primary Notes”), (ii) the aggregate principal amount of Unsubscribed Notes that the Defaulting Backstop Parties were required to purchase pursuant to their respective Backstop Commitments but did not fund in accordance with this Commitment Letter (the “Default Backstop Notes” and, together with the Default Primary Notes, collectively, the “Default Notes”), and (iii) the maximum aggregate principal amount of Default Primary Notes and Default Backstop Notes such Non-Defaulting Backstop Party may elect to commit to purchase pursuant to its Default Purchase Right (determined in accordance with the first sentence of this Section 1(h)). Each Non-Defaulting Backstop Party will have three (3) Business Days after receipt of such notice to exercise its Default Purchase Right by notifying Mercer in writing of its election and specifying the aggregate principal amount of Default Primary Notes and/or Default Backstop Notes that it is committing to purchase (up to the maximum aggregate principal amount it is permitted to commit to purchase pursuant to the first sentence of this Section 1(h)). If any Non-Defaulting Backstop Party elects to commit to purchase less than the maximum aggregate principal amount of Default Notes it has the right to purchase pursuant to the first sentence of this Section 1(h), or does not elect to commit to purchase any Default Notes within the three (3) Business Day period referred to in the immediately preceding sentence, then the Default Notes that such Non-Defaulting Backstop Party does not commit to purchase may be purchased by any other Non-Defaulting Backstop Parties that exercised in full their respective Default Purchase Rights. That right shall be allocated pro rata based on the respective Adjusted Commitment Percentages of such Non-Defaulting Backstop Parties, and commitments for such purchases shall be provided using substantially the same procedures set forth in the two immediately preceding sentences. To the extent the procedure described in the preceding sentence does not result in Non-Defaulting Backstop Parties committing to purchase all Default Notes, such procedure shall be repeated until either (A) Non-Defaulting Backstop Parties have elected to commit to purchase all of the Default Notes or (B) Non-Defaulting Backstop Parties have ceased providing elections to commit to purchase Default Notes and have not elected to commit to purchase all Default Notes. Any Default Primary Notes or Default Backstop Notes purchased by a Non-Defaulting Backstop Party pursuant to this Section 1(h) shall be accompanied by the Stapled Equity and/or Backstop Equity that would have been distributed to the applicable Defaulting Backstop Party in respect thereof.

(i) If any Non-Defaulting Backstop Party elects to commit to purchase any Default Notes pursuant to Section 1(h), each such Non-Defaulting Backstop Party hereby agrees, severally and not jointly, to fund (or cause to be funded) to the Funding Agent an amount equal to the aggregate Purchase Price (calculated in the same manner as set forth in Section 1(g), substituting the aggregate principal amount of such Default Notes for the aggregate principal amount referred to in clauses (x) and (y) thereof) for the Default Notes that it has elected to purchase, no later than two (2) Business Days after Mercer, on behalf of the Company Parties, notifies the Non-Defaulting Backstop Parties of such elections.

2. Put Option Premium.

(a) As consideration for the right to require each Backstop Party, severally and not jointly, to (i) purchase (or cause to be purchased), at the Closing, New Money Senior Secured Notes pursuant to such Backstop Party’s Primary Commitment and (ii) purchase (or cause to be purchased), at the Closing, such Backstop Party’s Backstop Commitment Percentage of all Unsubscribed Notes pursuant to such Backstop Party’s Backstop Commitment, in both cases subject to such Backstop Party’s Aggregate Commitment Amount (such right, as applicable to all Backstop Parties, the “Put Option”), on the Plan Effective Date, the Company Parties shall pay (or cause to be paid) to each Backstop Party (or, by direction of such Backstop Party, to its Backstop Designee), its pro rata share (as determined in accordance with the last sentence of this Section 2(a)) of a nonrefundable put option premium in an aggregate amount equal to $56,000,000 (the “Put Option Premium”), in the form of additional New Money Senior Secured Notes in an aggregate principal amount equal to the Put Option Premium (the “Put Option Premium Notes”), to be issued pursuant to the New Senior Secured Notes Indenture and registered in accordance with instructions provided to Mercer by each Backstop Party not less than two (2) Business Days prior to the Closing; provided, that the Put Option Premium Notes (A) shall be fungible with, and have the same terms (including as to security, ranking, interest rate, maturity, and call protection) as, the other New Money Senior Secured Notes, (B) shall be issued solely to each Backstop Party (or its Backstop Designee(s)) and not to any other Rights Offering Participant or holder of Senior Notes, and (C) shall be in addition to, and shall not reduce, the New Money Amount; provided, further, that if this Commitment Letter is terminated prior to the Plan Effective Date for any reason other than a breach of this Commitment Letter or the other Definitive Documents by the Backstop Parties, then the Put Option

Premium shall be payable in cash to each Backstop Party (or, by direction, to its Backstop Designee(s)) on the earlier of (x) twenty (20) Business Days after such termination and (y) the consummation of an Alternative Transaction (as defined in the RSA) in accordance with this Section 2(a). The amount of the Put Option Premium payable to each Backstop Party (or, by direction, to its Backstop Designee(s)) shall be calculated on a pro rata basis based upon each Backstop Party’s respective Backstop Commitment Percentage, and, as applicable, the amount thereof designated to each applicable Backstop Party’s Backstop Designee(s).

(b) The Company Parties hereby acknowledge and agree that the Put Option Premium (i) shall be fully earned as of the date of this Commitment Letter, and shall be due and payable as set forth in Section 2(a), (ii) shall not be refundable under any circumstance or, except as set forth herein, creditable against any other amount paid or to be paid in connection with this Commitment Letter (or any of the transactions contemplated hereby) or otherwise, (iii) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense, or counterclaim, (iv) shall be deemed an Administrative Claim, and (v) to the extent the Plan is consummated, shall be treated for U.S. federal income tax purposes as additional consideration received by each Backstop Party in connection with the exchange of the Senior Notes pursuant to the Plan and not as a fee for services, and none of the Company Parties or Backstop Parties shall take any position or action inconsistent with such treatment and/or characterization, except pursuant to a “determination” as defined in Section 1313 of the Code. Consistent with the treatment in prong (v) of this paragraph and applicable law as in effect on the date hereof, the Company Parties shall not deduct or withhold any U.S. federal income taxes from the Put Option Premium payable to a Backstop Party; provided that prior to such payment the Backstop Party shall have provided Company Parties and any applicable withholding agent with a valid, properly completed and duly executed IRS Form W-9 or the appropriate version of IRS Form W-8 (including any attachments thereto) establishing it is entitled to a complete exemption from U.S. federal withholding tax with respect to such payment. The only exceptions are deductions or withholding required as a result of either: (i) a change in applicable law after the date of the RSA; or (ii) a determination within the meaning of Section 1313(a) of the Code.

(c) Notwithstanding anything to the contrary set forth in Section 2(a) or Section 2(b), (i) no Defaulting Backstop Party (nor any of its Backstop Designees) shall be entitled to receive any portion of the Put Option Premium (including any Put Option Premium Notes or any cash payment in respect thereof), and (ii) any Non-Defaulting Backstop Party that purchases (or causes its Backstop Designee to purchase) Default Notes of a Defaulting Backstop Party pursuant to Section 1(h) shall be entitled to receive an additional portion of the Put Option Premium equal to the product of (A) the portion of the Put Option Premium that would have been payable to such Defaulting Backstop Party if such Defaulting Backstop Party had not committed a Funding Default and (B) a fraction, the numerator of which is the aggregate principal amount of Default Notes of such Defaulting Backstop Party that such Non-Defaulting Backstop Party purchases (or causes its Backstop Designee to purchase) and the denominator of which is the aggregate principal amount of all Default Notes of such Defaulting Backstop Party. If there is more than one Defaulting Backstop Party and one or more Non-Defaulting Backstop Parties purchase Default Notes pursuant to Section 1(h), then, for purposes of applying this Section 2(c), the Default Notes purchased by each Non-Defaulting Backstop Party shall be deemed to be allocated among all Defaulting Backstop Parties on a pro rata basis (based on the aggregate principal amount of Default Notes of each Defaulting Backstop Party).

3. Conditions. The occurrence of the Plan Effective Date and the consummation of the Rights Offering (the “Closing”), including the obligation of the Backstop Parties to purchase New Money Senior Secured Notes pursuant to their respective Primary Commitments and Backstop Commitments, shall be subject to the satisfaction (or waiver in writing by the Required Backstop Parties) of all of the conditions set forth on Exhibit B attached hereto (the “Specified Conditions”) at or prior to the Closing (it being understood and agreed that any signature page to any Definitive Document that is executed and delivered to any Company Party prior to the Closing by any Backstop Party or any of its Backstop Designees (other than any executed and delivered signature page to this Commitment Letter, the RSA, or any joinder thereto) shall not be released and attached to such Definitive Document, and such Definitive Document shall not become effective, unless and until all of the Specified Conditions have been satisfied or waived by the Required Backstop Parties (other than those Specified Conditions which are to be satisfied only at the Closing, but subject to the satisfaction (or waiver by the Required Backstop Parties) of such Specified Conditions at the Closing)).

4. Termination. Unless earlier terminated in accordance with this Commitment Letter, this Commitment Letter and the Primary Commitments and the Backstop Commitments contemplated hereby shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earliest to occur of: (a) the time of (i) the commencement by any Company Party of any insolvency, bankruptcy, reorganization, or other similar proceedings other than the Chapter 11 Cases (including, without limitation, any proceeding under chapter 7 of title 11 of the United States Code, the Companies’ Creditors Arrangement Act (Canada), or any insolvency law of Germany), (ii) the filing of any involuntary insolvency, bankruptcy, reorganization, or other similar proceeding against or with respect to any Company Party or the entry of an order for relief pursuant to any such involuntary proceeding against or with respect to any Company Party, or (iii) the dismissal of any of the Chapter 11 Cases, the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or the appointment of a trustee or an examiner with expanded powers in any of the Chapter 11 Cases, (b) the termination of the RSA as to all parties thereto in accordance with its terms, (c) the Closing, and (d) 5:00 p.m. (Eastern Time) on December 31, 2026, which time shall be automatically extended for thirty (30) additional calendar days if the Plan Effective Date has not occurred solely because required Regulatory Approvals have not yet been obtained (the time in this clause (d), the “Outside Deadline”); provided, that the initial Outside Deadline may be extended to any time up to 5:00 p.m. (Eastern Time) on the thirtieth (30th) day following the Outside Deadline (as in effect prior to such extension) upon the written consent of the Required Backstop Parties. In addition, the Required Backstop Parties shall have the right to terminate this Commitment Letter and the Primary Commitments and the Backstop Commitments contemplated hereby upon the giving of written notice of termination to the Company Parties at any time following (i) the happening, the existence, or the occurrence of a material breach by any Company Party of its obligations under this Commitment Letter which remains uncured for five (5) Business Days following written notice from the Required Backstop Parties or their counsel to the Company Parties or (ii) the failure of the Company Parties to comply with the Backstop Order Deadline set forth in Section 1(f) hereof.

5. Assignment; Binding Agreement. This Commitment Letter shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Commitment Letter nor any of the rights, interests, or obligations under this Commitment Letter shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of Mercer and the Required Backstop Parties. Notwithstanding the immediately preceding sentence, any Backstop Party’s Backstop Commitments may be freely assigned, delegated, or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate of a Backstop Party (and in such case, the parties agree for U.S. federal income tax purposes, to treat the Affiliate having received the Backstop Commitments on behalf of the transferring Backstop Party, and the Affiliate shall be required to pay any transfer or similar tax, if any, associated with the registration of any New Money Senior Secured Notes, Backstop Equity, and/or Put Option Premium Notes in the name of the Affiliate), or (c) any other Person not referred to in clause (a) or clause (b) above (and in such case, the parties agree for U.S. federal income tax purposes, to treat such Person having received the Backstop Commitments on behalf of the transferring Backstop Party, and such Person shall be required to pay any transfer or similar tax, if any, associated with the registration of any New Money Senior Secured Notes,

Backstop Equity, and/or Put Option Premium Notes in the name of such Person) so long as such Person is approved in writing (e-mail being sufficient) by the Required Backstop Parties and the Company Parties prior to such assignment, delegation, or transfer; provided, that, in any such case, (i) any such assignee assumes the Backstop Commitments of the assigning Backstop Party hereunder that are being assigned to such assignee and agrees in writing prior to such assignment to be bound by the terms hereof in the same manner as the assigning Backstop Party with respect to such Backstop Commitments and (ii) any such assignee must be an Accredited Investor and, if not already a party to the RSA, shall have executed and delivered a joinder to the RSA (and, upon the effective date of any such assignment, such assignee shall be a “Backstop Party” hereunder with respect to the Backstop Commitments assigned to such assignee). For the avoidance of doubt, no Transfer (as defined in the RSA) of any Senior Notes by a Backstop Party shall relieve such Backstop Party of its obligations under this Commitment Letter.

6. Designation. Notwithstanding anything to the contrary in this Commitment Letter (but without limiting the provisions of Section 5 hereof), any Backstop Party, in its sole discretion, may designate any other Person (including any Backstop Party or any Affiliate of a Backstop Party) that is an Accredited Investor (collectively, the “Backstop Designees”) to (a) purchase, at the Closing, some or all of the New Money Senior Secured Notes that such Backstop Party is required to purchase pursuant to such Backstop Party’s Primary Commitment or Backstop Commitment, (b) receive, at the Closing, some or all of the Backstop Equity that such Backstop Party is entitled to receive by purchasing New Money Senior Secured Notes pursuant to such Backstop Party’s Backstop Commitment, and/or (c) receive, in accordance with Section 2(a), some or all of the portion of the Put Option Premium to be paid to such Backstop Party pursuant to this Commitment Letter, so long as, in the case of clause (a) or clause (b) above, the Backstop Designee properly completes and duly executes copies of all signature pages, questionnaires, forms, certificates, instruments, agreements, and other documents that would be required to be completed and executed by such Backstop Designee pursuant to the Rights Offering Procedures if such Backstop Designee were a Rights Offering Participant with respect to the applicable designation; provided, that, notwithstanding anything herein or elsewhere to the contrary, the Backstop Commitment of such Backstop Party shall not be reduced, released, or subject to novation prior to the occurrence of the Closing as a result of the designation of a Backstop Designee to purchase all or any portion of the New Money Senior Secured Notes that such Backstop Party is required to purchase pursuant to its Primary Commitment or Backstop Commitment. In any case where a Backstop Party has designated a Backstop Designee to purchase some or all of the aforementioned New Money Senior Secured Notes, such New Money Senior Secured Notes shall be registered in the name of such Backstop Designee at the Closing by the Company Parties. In any case where a Backstop Party has designated a Backstop Designee to receive some or all of the aforementioned Backstop Equity, such Backstop Equity shall be distributed to such Backstop Designee at the Closing by the Reorganized Parent. Any such designation shall be made by a Backstop Party by delivering written notice thereof to the Company Parties at least three (3) days prior to the date on which the Closing shall occur (the “Closing Date”), which notice shall (i) specify the name of each such Backstop Designee and any other information with respect to each such Backstop Designee that is required to be provided with respect to designations in the Rights Offering Procedures and (ii) specify the principal amount or number of New Money Senior Secured Notes, Backstop Equity, and/or Put Option Premium Notes that should be registered in the name of and/or delivered to each such Backstop Designee. For U.S. federal income tax purposes, the Backstop Parties and the Company Parties agree that the New Money Senior Secured Notes, Backstop Equity, and/or Put Option Premium Notes shall be treated as purchased by and received by, as applicable, the Backstop Parties and treated as set forth in Section 2(a) and (b) above. Any Backstop Party that has designated a Backstop Designee shall be required to pay any transfer or similar tax, if any, associated with the registration of any New Money Senior Secured Notes, Backstop Equity, and/or Put Option Premium Notes in a name other than that of the Backstop Party.

7. Indemnification. Whether or not the transactions contemplated by this Commitment Letter are consummated, the Company Parties hereby agree, jointly and severally, to indemnify and hold harmless (a) each of the Backstop Parties, (b) each of the current or former Affiliates of each of the Backstop Parties, and (c) each of the current or former stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors, and controlling persons of each of the Persons described in clause (a) and clause (b) above (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees, but excluding taxes of the Backstop Parties), interest, penalties, judgments, and settlements related to a third party claim, imposed on, sustained, incurred, or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, related to, or in connection with, directly or indirectly, this Commitment Letter, the Primary Commitments, the Backstop Commitments, the Put Option Premium Notes, the New Money Senior Secured Notes, the Backstop Equity, the Rights Offering, the Restructuring, the Chapter 11 Cases, the Plan, or any of the Definitive Documents, any of the transactions contemplated by the Restructuring or any of the Definitive Documents, or any claim, litigation, investigation, or other Action relating to or arising out of any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and whether or not any such claim or Action is brought by any of the Company Parties or any of their respective Affiliates, and to pay and/or reimburse each such Indemnified Party for the reasonable and documented legal and other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to, prosecuting, or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that (i) are determined by a final, non-appealable decision by a court of competent jurisdiction to have resulted from any act by such Indemnified Party that constitutes actual and intentional fraud, bad faith, willful misconduct, or a material breach of the obligations of such Indemnified Party under this Commitment Letter or (ii) arise from a dispute solely among Indemnified Parties not arising out of any act or omission on the part of the Company Parties. The Company Parties shall not be liable for any settlement of any indemnified Losses effected without their written consent (which consent shall not be unreasonably withheld). The terms set forth in Section 2 and this Section 7 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

8. No Recourse. Notwithstanding anything that may be expressed or implied in this Commitment Letter, and notwithstanding the fact that certain of the Backstop Parties may be partnerships or limited liability companies, the Company Parties covenant, agree, and acknowledge that no recourse under this Commitment Letter shall be had against any former, current, or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders, equity holders, or controlling persons of any Backstop Party, or any former, current, or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders, or controlling persons of any of the foregoing (other than any of the foregoing that is a Backstop Party) (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), or by virtue of any statute, regulation, or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any No Recourse Party for any obligation of any Backstop Party under this Commitment Letter for any claim based on, in respect of, or by reason of such obligations or their creation.

9. Notice. Except as otherwise expressly provided in this Commitment Letter, all notices, requests, demands, document deliveries, and other communications under this Commitment Letter shall be in writing and shall be deemed to have been duly given, provided, made, or received (a) when sent by electronic mail (“e-mail”), (b) when delivered personally, (c) one (1) Business Day after deposit with an overnight courier service, or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid, in any such case to any party at the address or e-mail address for such party set forth under such party’s signature hereto (or at such other address or e-mail address for a party as shall be specified by like notice). Any notice, request, demand, document delivery, or other communication under this Commitment Letter sent or delivered to any Backstop Party shall also be sent or delivered to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, Attention: Jacob A. Adlerstein (jadlerstein@paulweiss.com); Sung Pak (spak@paulweiss.com); Joseph Graham (jgraham@paulweiss.com); and Alexandria Plaia (aplaia@paulweiss.com). Any notice, request, demand, document delivery, or other communication under this Commitment Letter sent or delivered to any Company Party shall also be sent or delivered to Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, Attention: Ray C. Schrock (Ray.Schrock@lw.com); Keith Simon (Keith.Simon@lw.com); Joe Zujkowski (Joe.Zujkowski@lw.com); Nicholas Messana (Nicholas.Messana@lw.com).

10. No Third Party Beneficiaries. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties (solely with respect to Section 7 hereof) and (b) the No Recourse Parties (solely with respect to Section 8 hereof).

11. Entire Agreement. This Commitment Letter constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, by and among the parties hereto with respect to the subject matter hereof (other than the RSA and the Term Sheet, which shall continue in accordance with their terms). In the event of any conflict between this Commitment Letter and the RSA or the Term Sheet with respect to the Put Option, the Put Option Premium, the Primary Commitments, or the Backstop Commitments, the terms of this Commitment Letter shall control.

12. Relationship of the Parties. Each party hereto acknowledges and agrees that (a) this Commitment Letter is not intended to, and does not, create any agency, partnership, fiduciary, or joint venture relationship among the parties hereto and neither this Commitment Letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Backstop Parties under this Commitment Letter are solely contractual in nature. Each party hereto acknowledges and agrees that each Backstop Party and its Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Company Parties and/or the other Backstop Parties, and that this Commitment Letter and the Primary Commitment and the Backstop Commitment made by such Backstop Party hereunder in no way limits or restricts the ability of such Backstop Party or any of its Affiliates, now or at any time in the future, with regard to making such investments or engaging in such businesses.

13. No Admission. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Commitment Letter and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Commitment Letter.

14. Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Commitment Letter, facsimile and portable document format signatures (including via DocuSign or a similar service) shall be deemed originals.

15. Governing Law. THIS COMMITMENT LETTER AND ANY DISPUTE, CLAIM, CONTROVERSY, OR OTHER ACTION (WHETHER IN CONTRACT, TORT, EQUITY, OR UNDER ANY OTHER THEORY) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

16. Jurisdiction; Venue. ALL ACTIONS (WHETHER BASED IN CONTRACT, TORT, EQUITY, OR ANY OTHER THEORY) BROUGHT AGAINST ANY OF THE PARTIES HERETO BASED UPON, ARISING OUT OF, OR RELATING TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK (AND ANY APPELLATE COURTS OF THE FOREGOING). BY EXECUTING AND DELIVERING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS REFERRED TO IN THE IMMEDIATELY PRECEDING SENTENCE; (B) WAIVES ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTIONS BROUGHT AGAINST ANY OF THE PARTIES HERETO BASED UPON, ARISING OUT OF, OR RELATING TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH ACTION IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS AS SET FORTH UNDER SUCH PARTY’S SIGNATURE PAGE HERETO; AND (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH ACTION IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTWITHSTANDING THE FOREGOING, FROM AND AFTER THE PETITION DATE AND FOR SO LONG AS THE CHAPTER 11 CASES REMAIN PENDING, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY SUCH ACTION (OR, IF THE BANKRUPTCY COURT DECLINES TO EXERCISE JURISDICTION, THE COURTS REFERRED TO ABOVE).

17. Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF, OR RELATING TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. Except as prohibited by Law, each Company Party hereby waives any right which it may have to claim or recover in any Action referred to in the immediately preceding sentence any special, exemplary, punitive, or consequential damages or any damages other than, or in addition to, actual damages. Each Company Party (a) certifies that none of the Backstop Parties nor any agent or representative of any of the Backstop Parties has represented, expressly or otherwise, that the Backstop Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Commitment Letter, the Backstop Parties are relying upon, among other things, the waivers and certifications contained in this Section 17.

18. Amendment. Any term or other provision of this Commitment Letter may be amended or modified and the compliance with any term or other provision of this Commitment Letter may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification, or waiver is signed, in the case of an amendment or modification, by the Required Backstop Parties and Mercer, or in the case of a waiver, by the Required Backstop Parties (if compliance by the Company Parties is being waived) or by the Required Backstop Parties and Mercer (if compliance by any of the Backstop Parties is being waived); provided, however, that (a) any amendment or modification to this Commitment Letter that would have the effect of changing the Backstop Commitment Percentage of any Backstop Party or increasing the Aggregate Commitment Amount of any Backstop Party shall require the prior written consent of such Backstop Party, (b) any amendment or modification to clause (d) of Section 4 (including the definition of “Outside Deadline” and the proviso set forth in such clause (d)) shall require the prior written consent of each Backstop Party, and (c) any amendment or modification to this Commitment Letter that would adversely affect any of the rights or obligations (as applicable) of any Backstop Party set forth in this Commitment Letter in a manner that is different or disproportionate in any material respect from the effect on the comparable rights or obligations (as applicable) of the Required Backstop Parties set forth in this Commitment Letter (other than in proportion to the amount of the Primary Commitments or the Backstop Commitments, as applicable, held by each of the Backstop Parties) shall also require the prior written consent of such affected Backstop Party (it being understood that in determining whether consent of any Backstop Party is required pursuant to this clause (c), no personal circumstances of such Backstop Party shall be considered).

19. Several, Not Joint, Obligations. The covenants, commitments, agreements, and other obligations of the Backstop Parties under this Commitment Letter are, in all respects, several and not joint or joint and several, such that no Backstop Party shall be liable or otherwise responsible for any covenants, commitments, agreements, and other obligations of any other Backstop Party, or any breach or violation thereof.

20. Disclosure. Unless otherwise required by applicable Law, none of the Company Parties will disclose to any Person any of the information set forth on each of the Backstop Parties’ signature pages or Annex A hereto (including (x) the identities of the Backstop Parties, and (y) the Backstop Commitment Percentage of each Backstop Party), except for (a) disclosures made with the prior written consent of each Backstop Party whose information will be disclosed, (b) disclosures to the Company Parties’ agents or representatives in connection with the transactions contemplated hereby and subject to their agreement to maintain the confidentiality of such disclosed information on the terms set forth in this Section 20, and (c) disclosures required in filings with the Bankruptcy Court (including pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure), in each case subject to any redaction and confidentiality protections provided for in the RSA or otherwise available under applicable Law.

21. Interpretation; Rules of Construction. When a reference is made in this Commitment Letter to a Section, Exhibit, or Annex, such reference is to a Section of, or Exhibit or Annex to, this Commitment Letter unless otherwise indicated. Unless the context of this Commitment Letter otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Commitment Letter; and (d) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words

“without limitation.” The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Commitment Letter and, therefore, waive the application of any regulation, holding, rule of construction, or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Prior drafts of this Commitment Letter or the fact that any terms or provisions have been added, deleted, or otherwise modified from any prior drafts of this Commitment Letter shall not be construed in favor of or against any party on account of its participation in any negotiations and/or drafting of this Commitment Letter or be used as an aid of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such prior drafts.

22. Representations and Warranties.

(a) Each of the Company Parties, jointly and severally, hereby represents and warrants to each of the Backstop Parties, as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such earlier date), as set forth in Exhibit C-1 attached hereto.

(b) Each Backstop Party, severally and not jointly, hereby represents and warrants to the Company Parties, as to itself only, as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such earlier date), as set forth in Exhibit C-2 attached hereto.

[Remainder of Page Intentionally Left Blank.]

Kindly countersign a copy of this Commitment Letter and return it to the undersigned to confirm your agreement with the terms and conditions set forth herein.

[BACKSTOP PARTIES’ SIGNATURE PAGES ON FILE WITH THE COMPANY]

ACCEPTED AND AGREED:

MERCER INTERNATIONAL INC.

By:	/s/ Richard Short
Name:	Richard Short
Title:	Chief Financial Officer

Address: Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8 Email Address(es): richard.short@mercerint.com

MERCER INTERNATIONAL (TEXAS) LLC

By: Mercer International Inc. its Sole Member

By:	/s/ Richard Short
Name:	Richard Short
Title:	Chief Financial Officer

Address: Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8 Email Address(es): richard.short@mercerint.com

EXHIBIT A

Certain Definitions1

“Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

“Action” means any claim, action, cause of action, demand, suit, litigation, arbitration, inquiry, investigation, audit, notice of violation, proceeding, or hearing, whether civil, criminal, administrative, or otherwise, at law or in equity, by or before any Governmental Authority.

“Adjusted Commitment Percentage” means, with respect to any Non-Defaulting Backstop Party, a fraction, expressed as a percentage, (a) the numerator of which is the Backstop Commitment Percentage of such Non-Defaulting Backstop Party and (b) the denominator of which is the sum of the Backstop Commitment Percentages of all Non-Defaulting Backstop Parties.

“Aggregate Commitment Amount” means, with respect to any Backstop Party, the product of (a) such Backstop Party’s Backstop Commitment Percentage and (b) the New Money Amount.

“Applicable Percentage” means, with respect to any Backstop Party, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate principal amount of the New Money Senior Secured Notes that such Backstop Party purchases (or causes its Backstop Designee(s) to purchase) pursuant to such Backstop Party’s Backstop Commitment and, if applicable, the aggregate principal amount of any Default Backstop Notes that such Backstop Party purchases (or causes its Backstop Designee(s) to purchase) pursuant to Section 1(h) and (b) the denominator of which is the New Money Amount.

“Backstop Commitment Percentage” means, with respect to any Backstop Party, the percentage set forth opposite the name of such Backstop Party under the heading “Backstop Commitment Percentage” on Annex A hereto.

“Backstop Order” means the order entered by the Bankruptcy Court approving and authorizing the Company Parties’ entry into this Commitment Letter and other related documents and procedures.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Knowledge of the Company” means the knowledge of Mercer, or any other member of the executive leadership team, and, in the case of each of the foregoing, any of their respective successors.

“Law” means any federal, state, local, foreign, or supranational statute, law (including common law), ordinance, rule, regulation, code, order, judgment, writ, injunction, or decree of any Governmental Authority.

[1]	Capitalized terms used in this Exhibit A without definitions shall have the meanings given to such terms in the Backstop Commitment Letter to which this Exhibit A is attached.

“Permitted Encumbrances” means (a) Encumbrances for utilities and current Taxes not yet due and payable, Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records, or Taxes that are due but may not be paid as a result of the commencement of the Chapter 11 Cases, (b) easements, rights of way, restrictive covenants, encroachments, and similar non-monetary encumbrances or non-monetary impediments against any of the assets of the Company Parties which do not, individually or in the aggregate, adversely affect the operation of the business of the Company Parties thereon, (c) applicable zoning Laws, building codes, land use restrictions, and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Laws) which are not violated by the current use of the assets and properties of the Company Parties, (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’, or other similar common law or statutory liens incurred in the Ordinary Course of Business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and do not result from a breach, default, or violation by a Company Party of any Contract or Law, (e) any obligations, liabilities, or duties created by this Commitment Letter or any of the other Definitive Documents, and (f) solely for purposes of the representations and warranties set forth in Section 3 that are made prior to the Plan Effective Date (and excluding from this clause (f), the representations and warranties set forth in Section 3 that are made at the Plan Effective Date), Encumbrances that will be removed by operation of the Confirmation Order or the Plan.

“Required Backstop Parties” means, as of any time of determination, the Non-Defaulting Backstop Parties (together with their respective Affiliates that are Backstop Parties as of such time) holding at least 50.1% of the aggregate Backstop Commitment Percentages as of such time.

“Rights Offering Participant” means each holder of Senior Notes Claims that is entitled to participate in the Rights Offering in accordance with the Plan and the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures for the conduct of the Rights Offering approved by the Bankruptcy Court, which shall be consistent with the Term Sheet and this Commitment Letter and otherwise in form and substance reasonably acceptable to the Required Backstop Parties (it being understood that the Required Backstop Parties shall not withhold their acceptance on account of any provision that is consistent with this Commitment Letter and the Term Sheet) and the Company Parties.

“Subscription Deadline” means the deadline established in the Rights Offering Procedures by which Rights Offering Participants must validly exercise their Rights and, if applicable, submit payment therefor.

“Unsubscribed Notes” means New Money Senior Secured Notes (other than the Put Option Premium Notes) in an aggregate principal amount equal to (a) the aggregate principal amount of the New Money Senior Secured Notes (other than the Put Option Premium Notes) offered in the Rights Offering minus (b) the aggregate principal amount of such New Money Senior Secured Notes that are subscribed for by Rights Offering Participants (including, for the avoidance of doubt, the New Money Senior Secured Notes the Backstop Parties have committed to purchase pursuant to their Primary Commitments) pursuant to duly exercised Rights in accordance with the Rights Offering Procedures.

EXHIBIT B2

The occurrence of the Closing, including the obligation of the Backstop Parties to purchase New Money Senior Secured Notes pursuant to their respective Primary Commitments and Backstop Commitments, shall be subject to the satisfaction (or waiver in writing by the Required Backstop Parties) of all of the conditions set forth on this Exhibit B at or prior to the Closing.

(a) Commitment Letter. The Commitment Letter shall not have been terminated (and no event shall have occurred that purports to terminate the Commitment Letter (even if such termination does not occur as a result of the automatic stay of section 362 of chapter 11 of title 11 of the United States Code or otherwise)) and shall remain in full force and effect.

(b) Restructuring Support Agreement. The RSA shall not have been terminated and shall remain in full force and effect, and the Company Parties shall be in compliance in all material respects with all covenants, terms, and conditions set forth therein, including the Milestones (as the same may be extended in accordance with the RSA).

(c) Backstop Order. The Bankruptcy Court shall have entered the Backstop Order, in form and substance reasonably acceptable to the Required Backstop Parties, and the Backstop Order shall remain in full force and effect and shall not have been stayed, reversed, vacated, or modified without the prior written consent of the Required Backstop Parties (such consent not to be unreasonably withheld, delayed, or conditioned).

(d) Plan; Confirmation Order. The Plan shall be consistent with the RSA and the Term Sheet and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the RSA and the Term Sheet and otherwise reasonably acceptable to the Required Backstop Parties, which Confirmation Order shall have become a Final Order and shall be in full force and effect and not stayed. All conditions to the Plan Effective Date set forth in the Plan, the RSA, and the Term Sheet (including the Plan Effective Date Conditions Precedent) shall have been satisfied or waived in accordance therewith (other than those to be satisfied at the Closing).

(e) Conditions to Effectiveness of New Senior Secured Notes Indenture and New Global ABL Credit Agreement. The conditions to the effectiveness of the New Senior Secured Notes Indenture and the New Global ABL Credit Agreement, and to the obligations of the lenders thereunder to make loans or extend credit on the Plan Effective Date, shall have been satisfied or waived in accordance with the terms thereof.

(f) Rights Offering. The Rights Offering shall have been conducted in accordance with the Plan, the Term Sheet, and the Rights Offering Procedures, the New Money Senior Secured Notes in an aggregate principal amount equal to the New Money Amount shall have been subscribed for and purchased (including pursuant to the Primary Commitments and the Backstop Commitments), and the Stapled Equity shall have been issued concurrently therewith. The Senior Notes shall have been cancelled and exchanged on the Plan Effective Date, and the other treatment of Claims and Interests contemplated by the Term Sheet shall have been implemented, in each case in accordance with the Plan.

[2]	Capitalized terms used in this Exhibit B without definitions shall have the meanings given to such terms in the Backstop Commitment Letter to which this Exhibit B is attached.

(g) Definitive Documents. All Definitive Documents (other than this Commitment Letter) and all documents contemplated to be executed in connection with or pursuant to the Definitive Documents shall (i) have been executed, delivered, acknowledged, and/or filed, as applicable, by the Persons intended to be parties thereto, (ii) be consistent with the RSA and the Term Sheet and otherwise in form and substance reasonably acceptable to the Required Backstop Parties (including all schedules, disclosure schedules, annexes, documents, and/or exhibits attached thereto, contained therein, or constituting a part thereof), and (iii) be in full force and effect and not subject to any unfulfilled conditions or contingencies (other than the occurrence of the Closing).

(h) No Injunctions or Restraints; Illegality. As of the Closing, no temporary restraining order, preliminary or permanent injunction, judgment, or other order preventing the Restructuring or any of the transactions contemplated by any of the Definitive Documents shall have been entered, issued, rendered, or made, nor shall any Action seeking any of the foregoing be commenced, pending, or threatened; nor shall there be any Law promulgated, enacted, entered, enforced, or deemed applicable to any of the Backstop Parties or any of the Company Parties which makes the consummation of the Restructuring or any of the transactions contemplated by any of the Definitive Documents illegal, void, or rescinded.

(i) Notices and Consents. All Governmental Authority and third party notifications, filings, waivers, authorizations, and consents necessary or required under applicable Law or pursuant to any permit or contract in connection with the consummation of the Restructuring or any of the transactions contemplated by any of the Definitive Documents (including any such consent required in respect of the Canadian ABL Facility, the German RCF, the Demand Loan Facility, or the Canadian Standby L/C Facility, in each case to the extent required in respect of the treatment thereof under the Term Sheet), shall have been obtained or made, not be subject to unfulfilled conditions or contingencies, and be in full force and effect.

(j) Actions. There shall be no pending, existing, instituted, outstanding, or threatened Action by any Person (including any Governmental Authority) involving any of the Company Parties or any of their respective current or former officers, employees, managers, or directors, in any such case that would reasonably be expected to prevent, make illegal, unwind, or materially delay the Restructuring or any of the transactions contemplated by any of the Definitive Documents.

(k) Expenses. To the extent invoiced, the Company Parties shall have paid in full in cash all Restructuring Expenses that have accrued and remain unpaid as of the Closing in accordance with the terms of the RSA.

(l) Put Option Premium. The Company Parties shall have issued the Put Option Premium Notes to the Backstop Parties or their designees in accordance with the Commitment Letter.

(m) Valid Issuance. All of the New Money Senior Secured Notes (including the Put Option Premium Notes), the New Common Stock (including the New Common Stock issued as Stapled Equity), and the New Convertible Preferred Stock (including the New Convertible Preferred Stock issued as Stapled Equity) to be issued in connection with the Restructuring shall have been validly issued by the Reorganized Company or the Reorganized Parent, as applicable, and, in the case of equity, shall be fully paid and non-assessable, in each case free and clear of all taxes, liens, or other encumbrances, pre-emptive rights, rights of first refusal, subscription, and similar rights, except for any restrictions on transfer as may be imposed by (i) applicable securities Laws or (ii) the New Corporate Governance Documents or, in the case of the New Money Senior Secured Notes, the New Senior Secured Notes Indenture.

(n) Capitalization. On the Plan Effective Date (after giving effect to the consummation of the Restructuring), other than (i) the New Common Stock and New Convertible Preferred Stock distributed to holders of Senior Notes Claims and Existing Equity Interests pursuant to the Plan, (ii) the Stapled Equity and the Backstop Equity distributed to Rights Offering Participants, the Backstop Parties, or their respective Backstop Designees pursuant to the Plan and the Commitment Letter, (iii) equity issued pursuant to the MIP in accordance with the Term Sheet, (iv) New Common Stock issuable upon conversion of the New Convertible Preferred Stock, and (v) Intercompany Interests, no (A) equity interests of any Company Party or (B) pre-emptive rights, rights of first refusal, subscription rights, and/or similar rights to acquire any equity interests of any Company Party (except, in the case of this sub-clause (B), any such rights expressly set forth in the New Corporate Governance Documents) will be issued, outstanding, or in effect.

(o) Good Standing. The Backstop Parties shall have received a certificate of good standing (or equivalent thereof) for each Debtor issued by the applicable Governmental Authority of the jurisdiction of organization, incorporation, or formation of such Debtor as of a date not more than fifteen (15) days prior to the Closing Date.

(p) FIRPTA. The Backstop Parties shall have received a properly completed and duly executed certificate complying with Section 1445 of the Code and Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h) certifying that the Reorganized Parent is not and was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5)-year period ending on the Closing Date.

(q) Governance Documents; Certificate of Designation. (i) The New Corporate Governance Documents shall have been duly executed (to the extent applicable), adopted, and filed, as applicable, and shall be consistent with the Governance and Convertible Preferred Stock Term Sheet in all material respects and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, (ii) the certificate of designation (or equivalent organizational document) establishing the New Convertible Preferred Stock shall have been duly filed with the applicable Governmental Authority, and (iii) each of the foregoing shall be in full force and effect.

(r) Insurance Matters. The Backstop Parties shall have received evidence of (i) an effective officers’ and directors’ liability insurance and fiduciary liability insurance policy that covers the Company Parties, which evidence shall demonstrate that such policy shall be in effect as of the Closing Date and (ii) an effective “tail” (with a term of at least six (6) years) officers’ and directors’ liability insurance and fiduciary liability insurance policy that covers each of the Company Parties, which evidence shall demonstrate that such policy shall be in effect as of the Closing Date.

(s) Representations and Warranties. The representations and warranties of the Company Parties set forth in Section 22(a) of the Commitment Letter and Exhibit C-1 attached thereto shall be true and correct in all material respects (or, in the case of any such representation or warranty that is (i) qualified by materiality or by reference to a material adverse effect or (ii) set forth in Sections (a), (b), (c), (e), and (g) of Exhibit C-1, in all respects), in each case as of the date of the Commitment Letter and as of the Closing Date as if made on and as of the Closing Date (except for any such representation or warranty that expressly relates to an earlier date, which shall be true and correct as of such earlier date).

(t) Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of a senior officer of Mercer, dated as of the Closing Date, (i) certifying as being true and correct, (A) the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, or other organizational documents of each Company Party, (B) a copy of the resolutions (or written consent) of each Company Party’s board of directors, board of managers, or other applicable governing body and stockholders (including preferred stockholders), members, or other applicable holders of equity interests, as applicable, of such Company Party authorizing the execution, delivery, and performance by such Company Party of each Definitive Document to which such Company Party is a party, and the consummation by such Company Party of the transactions contemplated thereby, and (C) the incumbency of the officers of each Company Party executing any Definitive Document and (ii) certifying that the conditions set forth in this Exhibit B have been satisfied.

EXHIBIT C-13

The Company Parties make the following representations and warranties pursuant to Section 22(a) of the Commitment Letter:

(a) Organization and Good Standing. Each Company Party is a corporation, limited liability company, or other entity (as the case may be) duly incorporated, organized, or formed (as applicable), validly existing and, to the extent such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation, organization, or formation (as applicable) (except to the extent that any failure to maintain good standing arises solely as a result of the commencement of the Chapter 11 Cases), and has full corporate, limited liability company, or other organization power and authority (as applicable) to conduct its business as it is now conducted. Each Company Party is duly qualified or registered to do business as a foreign corporation, limited liability company, or other entity (as applicable) and is in good standing (to the extent such concept is applicable) under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Parties, taken as a whole.

(b) Authority; No Conflict; Consents.

(i) Subject to the entry by the Bankruptcy Court of the Backstop Order and the Confirmation Order, each Company Party (i) has or will have at the time of execution, the requisite corporate, limited liability company, or other organizational power and authority (as applicable) to enter into, execute, and deliver the Commitment Letter and the other Definitive Documents required in accordance with the Backstop Order, and (ii) has taken, or will have taken at the time of execution, all necessary corporate, limited liability company, or other organizational action (as applicable) required for the due authorization, execution, and delivery of the Commitment Letter and the other Definitive Documents required in accordance with the Backstop Order. Subject to entry by the Bankruptcy Court of the Backstop Order, the Commitment Letter has been (or, in the case of each Definitive Document to be entered into by a Company Party at or prior to the Closing and subject to entry by the Bankruptcy Court of the Confirmation Order, will be) duly executed and delivered by each Company Party that is a party thereto. Subject to entry by the Bankruptcy Court of the Backstop Order, the Commitment Letter constitutes (or, in the case of each Definitive Document to be entered into by a Company Party after the date of the Commitment Letter and at or prior to the Closing and subject to entry by the Bankruptcy Court of the Confirmation Order, will constitute) the legal, valid, and binding obligation of such Company Party (or, in the case of a Definitive Document other than the Commitment Letter and subject to entry by the Bankruptcy Court of the Confirmation Order, the Company Party that is a party thereto), enforceable against such Company Party in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity (the “Enforceability Exceptions”).

[3]	Capitalized terms used in this Exhibit C-1 without definitions shall have the meanings given to such terms in the Backstop Commitment Letter to which this Exhibit C-1 is attached.

(ii) Subject to entry of the Backstop Order and the expiration or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), upon the effectiveness of the Backstop Order, the Commitment Letter constitutes the legal, valid, and binding obligation of each Company Party that is a Debtor, enforceable against such Company Party in accordance with its terms.

(iii) Neither the execution and delivery by the Company Parties of the Commitment Letter nor any of the other Definitive Documents will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation or breach of any provision of the organizational documents of any Company Party; (ii) assuming the accuracy of (A) the Backstop Parties’ representations set forth in Exhibit C-2 and (B) the representations, warranties, and certifications made by the Rights Offering Participants as required in the Rights Offering Procedures, contravene, conflict with, or result in a violation of any Law to which any Company Party or any of the properties, assets, rights, or interests owned, leased, or used by any Company Party are bound or may be subject; except, in the case of clause (ii) above, where such occurrence, event or result would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Parties, taken as a whole.

(c) Proceedings. There is no Action pending, existing, instituted, outstanding, or, to the Knowledge of the Company, threatened to which any Company Party is a party or to which any property, asset, right, or interest owned, leased, or used by any Company Party is bound or subject, except for (a) any claim of a creditor or party in interest in the Chapter 11 Cases (excluding any Action by a Governmental Authority) and (b) any Action that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Parties, taken as a whole.

(d) Brokers or Finders. Except for the fees payable to Houlihan Lokey Capital, Inc. (which such fees have been disclosed to the Backstop Parties), neither the Company Parties nor any of their respective representatives has incurred or will incur any obligation or liability, contingent or otherwise, for brokerage, investment banking, or finders’ fees or agents’ commissions or other similar payments in connection with the Commitment Letter, any of the other Definitive Documents, the Plan, or the Restructuring (other than, for the avoidance of doubt, any fees in connection with the New Senior Secured Notes Indenture or the New Global ABL Credit Agreement, in each case, in accordance with the RSA and any other payments to be made by any Company Party in accordance with the RSA).

(e) Exemption from Registration. Assuming the accuracy of (a) the Backstop Parties’ representations set forth in Exhibit C-2 and (b) all of the representations, warranties, and certifications to be made by the Rights Offering Participants as required in the Rights Offering Procedures, in each case, as submitted by the respective applicable Backstop Parties or their Affiliates or Backstop Designees and each of the Rights Offering Participants that are purchasers of New Money Senior Secured Notes and Stapled Equity, and subject to entry by the Bankruptcy Court of the Confirmation Order, each of the issuances of the New Money Senior Secured Notes (including the Put Option Premium Notes) and the Stapled Equity (including the Backstop Equity) (collectively, the “Specified Issuances”) will be exempt from the registration and prospectus delivery requirements of Section 4(a)(2) of the Securities Act.

(f) Issuance. As of the Plan Effective Date, subject to entry by the Bankruptcy Court of the Confirmation Order, each of the Specified Issuances will have been duly and validly authorized by the Reorganized Company or the Reorganized Parent, as applicable, and, when the New Common Stock and the New Convertible Preferred Stock (including the Stapled Equity) is issued to the Rights Offering Participants (including the Backstop Parties) against payment therefor, such New

Common Stock and New Convertible Preferred Stock will be duly and validly issued, fully paid, and non-assessable, and free and clear of all taxes, liens, or other encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights, and similar rights, in each case, other than as provided under the New Corporate Governance Documents, and when the New Money Senior Secured Notes (including the Put Option Premium Notes) are issued in accordance with the Plan and the Commitment Letter, such New Money Senior Secured Notes will be validly issued and free and clear of all taxes, liens, or other encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights, and similar rights, in each case, other than as provided under the New Senior Secured Notes Indenture.

(g) No Violation. Mercer is not in violation of its organizational documents, and no other Company Party is in material violation of its organizational documents. No Company Party is or has been at any time since January 1, 2026, in violation of any Law or order, except for any such default or violation that arises solely as a result of the commencement of the Chapter 11 Cases or that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Parties, taken as a whole.

(h) Compliance with Anti-Corruption, Money Laundering and Import Laws; Export Controls and Economic Sanctions.

(i) During the past five (5) years, none of the Company Parties nor, to the Knowledge of the Company, any of the officers, directors, employees, agents, consultants, representatives, or other Persons acting on behalf of any of the Company Parties, has: (i) directly or indirectly, given, promised, offered, authorized the offering of, or paid anything of value to any public official or employee of any Governmental Authority, in each case, for purposes of (A) materially influencing any official act or official decision of such public official or employee, (B) materially inducing such public official or employee to do or omit to do any act in violation of such official’s or employee’s lawful duty, (C) securing any improper material advantage, or (D) materially inducing such public official or employee to use such official’s or employee’s influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state owned or controlled facilities), in order to assist any of the Company Parties in obtaining or retaining business; or (ii) taken any action in material violation of any applicable anticorruption Law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act of 2010, and any other applicable anti-corruption or anti-bribery Law of any Governmental Authority of any jurisdiction applicable to any of the Company Parties or any of their respective businesses or operations. There is no pending or, to the Knowledge of the Company, threatened Action with respect to any violation of any applicable anti-corruption Law relating to any of the Company Parties or any of their respective businesses or operations. Each of the Company Parties has in place reasonable controls to ensure material compliance with any applicable anti-corruption Laws.

(ii) Each of the Company Parties is in material compliance, and at all times during the past five (5) years has materially complied, with all applicable Laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable criminal Laws and all applicable financial record-keeping, customer identification, know-your-customer, and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (the “Money Laundering Laws”). No Action by or before any Governmental Authority involving any of the Company Parties with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(iii) Each of the Company Parties has at all times during the past five (5) years been in material compliance with all applicable trade Laws, including import and export control Laws, economic/trade embargoes and sanctions, and anti-boycott Laws, and, except as authorized by the applicable Governmental Authority or Governmental Authorities, has not: (i) exported, re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. International Traffic In Arms Regulations (“ITAR”) (22 C.F.R. § 120 et seq.), or the Export Administration Regulations (the “EAR”) (15 C.F.R. § 730 et seq.), or the economic sanctions programs administered by the U.S. Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.); (ii) entered into, funded, financed, or facilitated any activities, business, or transaction that is prohibited under any applicable trade Law or with or for the benefit of any Person subject to economic or trade sanctions under applicable trade Laws, including any Person (A) designated as a Specially Designated National by OFAC, (B) on the Denied Persons, Entity, or Unverified Lists of the U.S. Bureau of Industry and Security, or (C) on the Debarred List of the Directorate of Defense Trade Controls of the U.S. Department of State; (iii) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped, or diverted contrary to applicable U.S. export controls and economic/trade sanctions; (iv) imported any goods except in compliance with the import and customs Laws of the United States, including Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by U.S. Customs and Border Protection and the U.S. Department of Commerce; or (v) materially violated the anti-boycott prohibitions, or materially failed to comply with the reporting requirements, of the EAR and the Tax Reform Act of 1976 (26 U.S.C. § 999).

(iv) None of the Company Parties is (i) subject to sanctions or otherwise designated on any list of prohibited or restricted parties, (ii) operating, organized, or resident in a country or territory that is itself the target of comprehensive sanctions, or (iii) owned or controlled by a party described in clause (i) or (ii), in each case, including but not limited to the lists maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), or other applicable government authority.

(i) Tax Matters. Except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on any Company Party, all material tax returns required to be filed by or on behalf of any Company Party have been properly prepared in all material respects and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid or mutually agreed extensions of time in which to make such filings between the relevant taxing authority and Mercer). Except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on any Company Party, all material taxes payable by or on behalf of any Company Party directly have been fully and timely paid, and adequate reserves or accruals for taxes have been provided in the Most Recent Audited Balance Sheet or, in the case of tax periods that begin following the date of the Most Recent Audited Balance Sheet, the accounting books and records of the Company Parties in respect of any period for which tax returns have not yet been filed or for which taxes are not yet due and owing.

(j) Investment Company Act. None of the Company Parties is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

EXHIBIT C-24

Each Backstop Party, severally and not jointly, makes the following representations and warranties to the Company Parties pursuant to Section 22(b) of the Commitment Letter:

(a) Organization of Such Backstop Party. Such Backstop Party is duly incorporated, organized, or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization, or formation (as applicable), with full corporate, partnership, or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

(b) Authority; No Conflict; Consents.

(i) Such Backstop Party (i) has the requisite corporate, partnership, limited liability company, or other organizational (as applicable) power and authority (A) to enter into, execute, and deliver the Commitment Letter and (B) to perform and consummate the transactions contemplated thereby, and (ii) has taken all necessary corporate, partnership, limited liability company, or other organizational (as applicable) action required for (x) the due authorization, execution, and delivery by such Backstop Party of the Commitment Letter and (y) the performance and consummation of the transactions contemplated thereby by such Backstop Party. The Commitment Letter has been duly executed and delivered by such Backstop Party. The Commitment Letter constitutes the legal, valid, and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity).

(ii) Neither the execution and delivery by such Backstop Party of the Commitment Letter nor the performance or consummation by such Backstop Party of any of the transactions contemplated thereby will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation or breach of any provision of the organizational documents of such Backstop Party; (ii) contravene, conflict with, or result in a violation of, any pending or existing Law or order to which such Backstop Party, or any of the properties, assets, rights, or interests owned, leased, or used by such Backstop Party, are bound or may be subject; except, in the case of clause (ii) above, where such occurrence, event or result would not reasonably be expected to prohibit, materially delay, or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under the Commitment Letter.

(iii) Except (x) for consents which have been obtained, notices which have been given, and filings which have been made, and (y) where the failure to give any notice, obtain any consent, or make any filing would not reasonably be expected to prohibit, materially delay, or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under the Commitment Letter, such Backstop Party is not and will not be required to give any notice to, make any filing with, or obtain any consent from, any Person in connection with the execution and delivery by such Backstop Party of the Commitment Letter or the consummation or performance by such Backstop Party of any of the transactions contemplated thereby.

[4]	Capitalized terms used in this Exhibit C-2 without definitions shall have the meanings given to such terms in the Backstop Commitment Letter to which this Exhibit C-2 is attached.

(c) Backstop Securities Not Registered. Each Backstop Party understands that (a) the New Money Senior Secured Notes (including the Put Option Premium Notes) and the Backstop Equity (collectively, the “Backstop Securities”) have not been registered under the Securities Act and (b) the Backstop Securities are being offered and sold pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act based in part upon such Backstop Party’s representations contained in the Commitment Letter and cannot be sold by such Backstop Party unless subsequently registered under the Securities Act or an exemption from registration is available.

(d) Acquisition for Own Account. Such Backstop Party (or its Backstop Designees) is acquiring the Backstop Securities, as applicable, for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a view toward distribution, within the meaning of the Securities Act. Subject to the foregoing, by making the representations herein, such Backstop Party does not agree to hold its Backstop Securities, as applicable, for any minimum or other specific term and reserves the right to dispose of its Backstop Securities, as applicable, at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities Laws.

(e) Eligible Backstop Party. Such Backstop Party (and each account for which it is acting as investment advisor or manager) is an Accredited Investor or a Person that is not a “U.S. Person” (as defined in Rule 902(k) of Regulation S under the Securities Act) and has such knowledge and experience in financial and business matters that such Backstop Party is capable of evaluating the merits and risks of its investment in the Backstop Securities, as applicable. Such Backstop Party understands and is able to bear any economic risks of such investment. Such Backstop Party has had access to such information regarding the Company Parties as it has deemed necessary to make its investment decision and did not become aware of the offering of the Backstop Securities through any general solicitation or general advertising. Anything herein to the contrary notwithstanding, nothing contained in any of the representations, warranties, or acknowledgments made by any Backstop Party in this Exhibit C-2 will operate to modify or limit in any respect the representations and warranties of the Company Parties or to relieve the Company Parties from any obligations to the Backstop Parties for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

(f) Proceedings. There are no pending, existing, instituted, outstanding, or, to the knowledge of such Backstop Party, threatened Actions against such Backstop Party which, if adversely determined, would reasonably be expected to prohibit, materially delay, or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under the Commitment Letter.

(g) Sufficiency of Funds. On the Closing Date, such Backstop Party will have available funds sufficient to pay, as applicable, such Backstop Party’s Aggregate Commitment Amount.

Annex A

[BACKSTOP PARTIES’ IDENTITIES AND INDIVIDUAL COMMITMENT PERCENTAGES OMITTED]

Exhibit B

Milestones

The Transactions shall be subject to the timely satisfaction of the following milestones (the “Milestones”), which may be extended with the prior written consent (email shall suffice, including from respective counsel) of the Required Consenting Senior Noteholders and the Company Parties:

1. Solicitation. No later than 11:59 p.m. New York Time on the date that is one (1) calendar day before the Petition Date, the Debtors shall have commenced solicitation of the Plan in accordance with the Solicitation Materials, and the voting record date, voting deadline, and confirmation hearing shall be scheduled in a manner reasonably acceptable to the Required Consenting Senior Noteholders.

2. Commencement of Chapter 11 Cases. No later than 11:59 p.m. New York Time on November 9, 2026, the Debtors shall have commenced the Chapter 11 Cases and filed all applicable first-day pleadings necessary to obtain the relief contemplated by the Transactions.

3. Plan and Disclosure Statement. No later than 11:59 p.m. New York Time on the date that is one (1) calendar day after the Petition Date, the Debtors shall have filed the Plan, Disclosure Statement, and the motion seeking entry of the Disclosure Statement Approval Order.

4. Conditional Approval. No later than 11:59 p.m. New York Time on the date that is three (3) calendar days after filing of the Disclosure Statement, the Bankruptcy Court shall have entered an order conditionally approving the Disclosure Statement.

5. Confirmation. No later than 11:59 p.m. New York Time on the date that is forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Approval Order and the Confirmation Order.

6. Consummation. No later than 11:59 p.m. New York Time on the earlier of (a) December 31, 2026, and (b) the date that is fourteen (14) calendar days after the date the Confirmation Order is entered, the Plan Effective Date shall have occurred.

Exhibit C

Form of Permitted Transferee Joinder

The undersigned (the “Transferee”) hereby (a) acknowledges that it has read and understands the Restructuring Support Agreement (together with the exhibits and attachments thereto (including the Restructuring Term Sheet (as defined therein)), as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of November 2, 2026, entered into by and among (i) Mercer International Inc. (“Mercer”) and certain of its subsidiaries listed on the signature pages thereto (together with Mercer, each a “Company Party” and, collectively, the “Company”), (ii) [Transferor’s Name] (the “Transferor”), and (iii) certain holders of Existing Equity Interests; and (b) with respect to the Applicable Existing Security to be acquired from the Transferor, agrees from and after such acquisition to be bound to the terms and conditions of the Agreement to the extent that Transferor was thereby bound, without modification, and shall be deemed a “Consenting Equityholder” under the terms of the Agreement. The Transferee hereby makes as of the date hereof all representations and warranties applicable to a Consenting Equityholder under the Agreement. All Existing Equity Interests or Existing Senior Notes Debt held by the Transferee (now or hereafter), in its capacity as a Consenting Equityholder shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address or electronic mail address set forth below in the Transferee’s signature below.

The undersigned Transferee represents that it has not been solicited by the Transferor to purchase the Applicable Existing Security in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to, (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Date Executed: __________, 2026

[Name of Transferee]

By:

Name:

Title:

Notice Information:

Acknowledged and agreed to by:
MERCER INTERNATIONAL INC.

By:

Name:

Title:

Holdings:

Tranche	Beneficial/Record Ownership			Open Trade Acquisitions			Open Trade Sales
2028 Senior Notes	$	[	• ]	$	[	• ]	$	[	• ]
2029 Senior Notes	$	[	• ]	$	[	• ]	$	[	• ]
Existing Equity Interests		[	• ]		[	• ]		[	• ]

Exhibit D

Form of Additional Consenting Equityholder Joinder

The undersigned (the “Additional Consenting Equityholder”) hereby (a) acknowledges that it has read and understands the Restructuring Support Agreement (together with the exhibits and attachments thereto (including the Restructuring Term Sheet (as defined therein)), as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of November 2, 2026, entered into by and among Mercer International Inc. (“Mercer”) and certain of its subsidiaries listed on the signature pages thereto (together with Mercer, each a “Company Party” and, collectively, the “Company”) and certain holders of Existing Equity Interests (each as defined in the Agreement), (b) represents that it either (A) is the beneficial or record owner of the principal amount or number, as applicable, of Existing Equity Interests or Existing Senior Notes Debt indicated on its signature page hereto or (B) has sole investment or voting discretion with respect to the principal amount or number, as applicable, of Existing Equity Interests or Existing Senior Notes Debt indicated on its signature page hereto and has the power and authority to bind the beneficial owner of such Existing Equity Interests or Existing Senior Notes Debt to the terms of the Agreement, and (c) with respect to the Existing Equity Interests or Existing Senior Notes Debt identified on its signature page hereto, agrees from and after the date of this joinder to be bound to the terms and conditions of the Agreement, and shall be deemed a “Consenting Equityholder” under the terms of the Agreement. The Additional Consenting Equityholder hereby makes as of the date hereof all representations and warranties applicable to a Consenting Equityholder under the Agreement. All Existing Equity Interests or Existing Senior Notes Debt held by the Additional Consenting Equityholder (now or hereafter), in its capacity as a Consenting Equityholder, shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Additional Consenting Equityholder at the address or electronic mail address set forth below in the Additional Consenting Equityholder’s signature below.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Date Executed: __________, 2026

[Name of Additional Consenting Equityholder]

By:

Name:

Title:

Notice Information:

Acknowledged and agreed to by:

MERCER INTERNATIONAL INC.

By:

Name:

Title:

Holdings:

Tranche	Beneficial/Record Ownership			Open Trade Acquisitions			Open Trade Sales
2028 Senior Notes	$	[	• ]	$	[	• ]	$	[	• ]
2029 Senior Notes	$	[	• ]	$	[	• ]	$	[	• ]
Existing Equity Interests		[	• ]		[	• ]		[	• ]